Exhibit 10.22

COMMERCIAL LEASE

THIS LEASE is entered into as of August 6, 2009 (the “Effective Date”), by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Landlord”), and TESLA MOTORS, INC., a Delaware corporation (“Tenant”).

1.    BASIC LEASE INFORMATION. The following is a summary of basic lease information. Each item in this Article 1 incorporates all of the terms set forth in this Lease pertaining to such item and to the extent there is any conflict between the provisions of this Article 1 and any other provisions of this Lease, the other provisions shall control. Any capitalized term not defined in this Lease shall have the meaning set forth in the Glossary that appears at the end of this Lease.

Premises:	25.28 acres of real property located at 3500 Deer Creek Road, containing three (3) adjoined buildings totaling approximately 350,000 square feet of Rentable Area, as more particularly described on Exhibit A-1.

Term: Approximately Seventy-eight (78) months

Scheduled Commencement Date: August 20, 2009

Expiration Date: January 31, 2016

Base Rent:

Period During Lease Term	Dates	Monthly Base Rent

Free Rent Period	18 months	$0

Initial Rent Period	End of Free Rent Period through 1/31/13	$165,000

Second Rent Period	2/1/13-1/31/15	$175,000

Third Rent Period	2/1/15-1/31/16	$185,000

Security Deposit: $330,000 (subject to Section 5.4)

Use:	Research and development, distribution, assembly and manufacturing, storage and general office in support of the research and development function, and those functions commonly associated with a headquarters location.

Addresses for Notice:

Landlord:	The Board of Trustees of the
Leland Stanford Junior University
2755 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention: Managing Director, Real Estate

with a copy to:	Carol K. Dillon, Esq.
Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303

Tenant:	Tesla Motors, Inc.
1050 Bing Street
San Carlos, CA 94070
Attention: JB Straubel, CTO

with a copy to:	Tesla Motors, Inc.
1050 Bing Street
San Carlos, CA 94070
Attention: Craig Harding, General Counsel and
Secretary

Brokers:	Tenant: Cornish & Carey Commercial
Landlord: CB Richard Ellis

2.    PREMISES

2.1    Premises. Subject to the terms, covenants and conditions set forth in this Lease, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The approximate total Rentable Area of the Premises is specified in Article 1, and shall not be subject to adjustment by either Landlord or Tenant during the Term. The buildings located at the Premises are sometimes referred to herein as the “Buildings”.

2.2    Parking. Tenant shall have the right to use, at no additional cost, all of the parking spaces located in the parking areas of the Premises (the “Parking Area”). Other than the temporary staging and storage of Tenant’s inventory, products, and other nonhazardous materials being delivered to the Premises, Tenant shall not store any materials or equipment on any exterior areas of the Premises without the prior written consent of Landlord. Tenant shall not make any use of the Parking Area that reduces the number of available parking spaces. Tenant shall not permit any employee vehicles to be parked on any adjacent property or public streets.

2.3    Service Yard. Notwithstanding the general description of the Premises, the Premises shall not include and Tenant shall not have the right to use or access the service yard area behind Building 25, as identified on the attached Exhibit A-2 (the “Service Yard’). Landlord reserves (for itself, its Agents, consultants, contractors and any third parties Landlord deems to reasonably require access) the exclusive right to use and access the Service Yard for purposes of performing environmental testing, monitoring, cleanup, remediation, containment or restoration work; provided that Landlord shall not materially interfere with Tenant’s access to and use of the loading docks located on the Premises. Landlord may elect in its sole discretion to allow Tenant a license to use portions of the Service Yard, subject to terms and conditions to be determined by Landlord.

3.    ACCEPTANCE

Prior to entering into this Lease, Tenant has made a thorough and independent examination of the Premises and all matters related to Tenant’s decision to enter into this Lease. Tenant is thoroughly familiar with all aspects of the Premises and its construction and is satisfied that it is in an acceptable condition and meets Tenant’s needs. Except as otherwise expressly provided in Section 8.1 and 9.1 below, Tenant does not rely on, and Landlord does not make, any express or implied representations or warranties as to any matters including, without limitation, (a) the physical condition of the Premises, the Buildings, the Building Structure, or the Building Systems (including, without limitation, the indoor air quality), (b) the existence, quality, adequacy or availability of utilities serving the Premises, (c) the size of the Premises or the Buildings, (d) the use, habitability, merchantability, fitness or suitability of the Premises for Tenant’s intended use, (e) the likelihood of deriving business from Tenant’s location or the economic feasibility of Tenant’s business, (f) Hazardous Materials on, in, under or around the Premises, (g) zoning, entitlements or any Applicable Laws which may apply to Tenant’s use of the Premises or business operations, or the Premises’ compliance with Applicable Laws, or (h) any other matter. Tenant has satisfied itself as to such suitability and other pertinent matters by Tenant’s own inquiries and tests into all matters relevant in determining whether to enter into this Lease. Subject to the provisions of Section 9.1, Tenant accepts the Premises (including the Building Systems) in its existing “as-is” condition. Tenant shall, by entering into and occupying the Premises, be deemed to have accepted the Premises and to have acknowledged that the same are in good order, condition and repair. Without limiting the foregoing, Tenant acknowledges the Premises are being delivered to Tenant in a post-demolition state in anticipation of the commencement of the Tenant Improvement Work and that potential physical hazards may be present. Tenant agrees to cause all of Tenant’s Agents to observe best safety practices while on the Premises (e.g. wearing hard hats and eye protection, utilizing flashlights, etc.) during the performance of the Tenant Improvement Work. Upon the Commencement Date, Tenant shall execute and deliver to Landlord the acceptance form attached hereto as Exhibit B; provided that Tenant’s failure to do so shall not be deemed a failure of acceptance or delay the Commencement Date.

4.    TERM

4.1    Term. The Premises are leased for a term (the “Term”) commencing on the date Landlord delivers to Tenant possession of the Initial Space (as defined in Section 4.2), which shall occur pursuant to Sections 4.4 and/or 4.5 (the “Commencement Date”), and ending on the Expiration Date, or such earlier date on which this Lease terminates pursuant to its terms. The date upon which this Lease actually terminates, whether by expiration of the Term or earlier termination pursuant to the terms of this Lease, is sometimes referred to in this Lease as the “Termination Date”.

4.2    Failure to Deliver Possession. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the Scheduled Commencement Date, then (a) the validity of this Lease and the obligations of Tenant under this Lease shall not be affected by any such delay in delivery, nor shall any such delay result in any extension of the Expiration Date, and (b) Tenant shall have no claim against Landlord arising out of Landlord’s failure to deliver possession of the Premises on the Scheduled Commencement Date. Notwithstanding the foregoing, the parties agree and acknowledge that Tenant initially intends to occupy approximately 217,000 square feet of Rentable Area consisting of the ground floor of Building 25 and the basement, ground floor and second floor of Building 26 (collectively, the “Initial Space”), and in the event Landlord does not deliver the Initial Space by October 1, 2009, Tenant may terminate this Lease by written notice to Landlord delivered no later than October 31, 2009, whereupon any consideration paid to Landlord by Tenant shall be returned to Tenant, and thereafter the parties shall have no further rights or obligations under this Lease. In the event of any delay in the delivery of the Initial Space caused by Landlord that does not result in the termination of this Lease, the Term of this Lease shall be reduced by the number of days delivery is delayed, the Commencement Date shall be the date of actual delivery of possession of the Initial Space and the Expiration Date shall not be changed or extended. In such event, Tenant shall retain the benefit of the full Free Rent Period described in Article 1, but the Base Rent for the remainder of the Term shall be modified so that each day of delay in the commencement of this Lease shall result in a one-day reduction in the Initial Base Rent Period. By way of example only, if there is a five (5) day delay in the delivery of the Initial Space, and the Commencement Date is August 6, 2009, the Free Rent Period will run from August 6, 2009 through February 5, 2011, but the Initial Rent Period will remain in effect only through January 31, 2013. No extension of free rent or termination right shall result from any delay in the delivery of the remaining space on the Premises.

4.3    Early Access. Tenant shall have the right upon twenty-four (24) hours prior notice to Landlord to enter upon the Premises prior to the Commencement Date for purposes of designing the Tenant Improvement Work, provided that Tenant shall not interfere with Landlord’s performance of Landlord’s Work and all such early entry shall be subject to the terms and conditions of this Lease and of that certain Access Agreement between the parties dated as of June 10, 2009, except for the obligation to pay Rent hereunder.

4.4    Air Quality Contingency. Prior to the Commencement Date, Landlord will perform indoor air quality sampling in the ground floor of Buildings 25 and the basement of Building 26, and Landlord will provide the results of such testing to Tenant. If the testing reveals the presence of volatile organic compounds at concentrations exceeding the environmental screening levels for commercial buildings (the “Indoor Air Screening Level”), as established by the California Regional Water Quality Control Board (“RWCQB”), Landlord shall have the right to either terminate this Lease upon written notice to Tenant delivered within five (5) Business Days after delivery of the results to Tenant, or to undertake such commercially reasonable remediation efforts as Landlord determines in order to remediate the indoor air quality of any Building exceeding the Screening Level. If Landlord undertakes such remediation, upon completion of the remediation Landlord shall retest the Buildings and provide the results of such subsequent testing to Tenant. If any such retesting reveals that the affected Building(s) still exceed the Indoor Air Screening Level, Landlord may elect to terminate this Lease rather than deliver possession of the Premises to Tenant. If Landlord does not so elect, Landlord shall deliver possession of the Premises to Tenant, and the date of such delivery shall be the Commencement Date. In such event, Tenant may terminate this Lease within ten (10) Business Days after the Commencement Date. If this Lease is terminated by either party, neither party shall have any further rights or obligations hereunder. In the event this Lease is not terminated pursuant to this Section, Landlord shall have no further obligations during the Term with respect to the indoor air quality of the Buildings.

4.5    Wipe Sampling Contingency. Prior to the Commencement Date, Landlord will perform wipe sampling for analysis of selected metals on surfaces in multiple locations in the interstitial and attic levels in Buildings 25 and the basement, interstitial and attic levels of Building 26, and Landlord will provide the results of such testing to Tenant. If the testing reveals the presence of metals at concentrations exceeding screening criteria developed by the California Department of Toxic Substances Control personnel (Human Health Risk Evaluation of Structural Surfaces Contaminated with Metals, presented at the Society of Toxicology Meeting, Salt Lake City, Utah, March 2003) for commercial buildings (the “Wipe Sampling Screening Level”), Landlord shall have the right to either terminate this Lease upon written notice to Tenant delivered within five (5) Business Days after delivery of the results to Tenant, or to undertake such commercially reasonable remediation efforts as Landlord determines in order to remediate the surfaces of any Building exceeding the Wipe Sampling Screening Level. If Landlord undertakes such remediation, upon completion of the remediation Landlord shall retest the Buildings and provide the results of such subsequent testing to Tenant. If any such retesting reveals that the affected Building(s) still exceed the Wipe Sampling Screening Level, Landlord may elect to terminate this Lease rather than deliver possession of the Premises to Tenant. If Landlord does not so elect, Landlord shall deliver possession of the Premises to Tenant, and the date of such delivery shall be the Commencement Date. In such event, Tenant may terminate this Lease within ten (10) Business Days after the Commencement Date. If this Lease is terminated by either party, neither party shall have any further rights or obligations hereunder. In the event this Lease is not terminated pursuant to this Section, Landlord shall have no further obligations during the Term with respect to the presence of the tested metals in any of the Buildings.

4.6    Renewal Options. Tenant shall have two (2) consecutive options (respectively, the “First Renewal Option” and the “Second Renewal Option” and

collectively, the “Renewal Options”) to extend the Term of this Lease. Each Renewal Option shall be for a term of twenty-four (24) months (respectively, the “First Renewal Term” and the “Second Renewal Term” and collectively, the “Renewal Terms”). Any Renewal Option shall be void if an Event of Default by Tenant exists, either at the time of exercise of the Renewal Option or the time of commencement of the Renewal Term. Each Renewal Option must be exercised, if at all, by written notice from Tenant to Landlord given not less than twelve (12) months prior to the expiration of the then current Term. Landlord shall have the right to cancel any Renewal Option in the event Landlord intends to redevelop the Premises, which shall be demonstrated by a submittal of redevelopment plans to the City of Palo Alto at any time during the Term; provided that Landlord delivers written notice to Tenant of Landlord having made such submittal within thirty (30) days after Landlord’s receipt of Tenant’s notice exercising its Renewal Option. The Renewal Terms shall be upon the same terms and conditions as set forth in this Lease, except that the monthly Base Rent payable hereunder shall be as follows:

Renewal Term	Monthly Base Rent

First Renewal Term:

2/1/16-1/31/17	$195,000

2/1/17-1/31/18	$200,000

Second Renewal Term:

2/1/18-1/31/19	$205,000

2/1/19-1/31/20	$210,000

Tenant shall not be entitled to any tenant improvement allowance during any Renewal Term. From and after the exercise of each Renewal Option (a) all references to “Expiration Date” shall be deemed to refer to the last day of the applicable Renewal Term, and (b) all references to “Term” shall be deemed to include the applicable Renewal Term. The Renewal Options are personal to Tenant and shall be inapplicable and null and void if Tenant assigns its interest under this Lease to any Transferee other than a Permitted Transferee. Tenant’s right to exercise the Second Renewal Option is contingent on Tenant having exercised the First Renewal Option.

5.    RENT

5.1    Base Rent. Commencing upon the Commencement Date, and thereafter during the Term, Tenant shall pay to Landlord the monthly Base Rent specified in Article 1 on or before the first day of each month, in advance, at the address specified for Landlord in Article 1, or at such other place as Landlord designates in writing, without any prior notice or demand and without any deductions or setoff whatsoever (except as otherwise expressly provided in this Lease). If the Commencement Date occurs on a day other than the first day of a calendar month, or the Termination Date occurs on a day other than the last day of a calendar month, then the Base Rent for such fractional month will be prorated on the basis of the actual number of days in such month. The Rentable Area of the Premises shall be conclusively presumed to be as stated in Article 1.

5.2    Additional Rent. All sums due from Tenant to Landlord or to any third party under the terms of this Lease (other than Base Rent) shall be additional rent (“Additional Rent”), including without limitation all sums incurred by Landlord due to Tenant’s failure to perform its obligations under this Lease. Tenant’s obligation to pay Additional Rent shall commence on the Commencement Date. All Additional Rent that is payable to Landlord shall be paid at the time and place that Base Rent is paid, unless otherwise specifically provided in this Lease. Landlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent. Together, Base Rent and Additional Rent are sometimes collectively referred to in this Lease as “Rent”.

5.3    Late Payment. Tenant recognizes that late payment of any Rent will result in administrative expense to Landlord, the extent of which expense is difficult and economically impracticable to determine. Therefore, Tenant agrees that if Tenant fails to pay any Rent within five (5) days after its due date, an additional late charge of five percent (5%) of the sums so overdue shall become immediately due and payable, and unpaid Rent shall thereafter accrue interest at the Interest Rate until paid. Tenant agrees that the late payment charge is a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of such failure by Tenant. In the event of nonpayment of interest or late charges on overdue Rent, Landlord shall have, in addition to all other rights and remedies, the rights and remedies provided in this Lease and by law for nonpayment of Rent. Notwithstanding the foregoing, Landlord will not assess a late charge or interest payment until Landlord has given written notice of such late payment for the first late payment in any twelve (12) month period and after Tenant has not cured such late payment within three (3) days from receipt of such notice. No other notices will be required during the following twelve (12) months for a late charge and interest to be incurred.

5.4    Security Deposit. Concurrently with the execution of this Lease, Tenant shall deliver to Landlord the Security Deposit described in Article 1 in the form of a letter of credit. The Security Deposit shall be payable upon any of the occurrences described in this Section. The Security Deposit shall be held by Landlord as security for the faithful performance of this Lease by Tenant of all of the terms, covenants and conditions of this Lease.

(a)    If there is an Event of Default by Tenant with respect to any provisions of this Lease (including but not limited to the payment of Rent); if Tenant files a petition in bankruptcy, insolvency, reorganization, dissolution or liquidation under any law; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver of itself or the Premises, or if a court of competent jurisdiction enters an order or judgment appointing a receiver of Tenant or the Premises; or if a court of competent jurisdiction enters an order or judgment approving a petition filed against Tenant under any bankruptcy, insolvency or liquidation law, then in any such case Landlord may, without waiving any of Landlord’s other rights or remedies under this Lease, apply the Security Deposit in whole or in part to remedy any failure by Tenant to pay any sums due under this Lease, to repair or maintain the Premises, to perform any other terms, covenants or conditions contained in this Lease, to compensate Landlord for any loss or damages which Landlord may suffer as a result thereof, including without limitation any lost rent to which Landlord is entitled in the event the Lease terminates or is rejected as a result of any of the foregoing. Should Landlord so apply any portion of the Security Deposit, Tenant shall replenish the Security Deposit to the original amount within ten (10) days after written demand by Landlord.

(b)    Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant has fully complied with all of the terms, covenants and conditions of this Lease, the Security Deposit (less any amount previously refunded or applied to cleaning, repairing damage to the Premises caused by Tenant or otherwise applied in accordance with the provisions of this Lease) shall be returned to Tenant within thirty (30) days after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease. In the event of any Assignment of this Lease by Tenant, such Assignment shall be deemed to include an assignment of Tenant’s rights to recover the Security Deposit, and Landlord’s agreement to return the Security Deposit shall run only to Tenant’s assignee and not to the original Tenant. Tenant hereby expressly waives the provisions of California Civil Code Section 1950.7 except for 1950.7(b) or under any similar law, statute or ordinance now or hereafter in effect.

(c)    The letter of credit that Tenant uses as the Security Deposit shall be issued by a money-center bank (a solvent, nationally recognized bank with a long term rating of BBB, or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association, which accepts deposits, maintains accounts, has a local California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably approved by Landlord (the “L-C Bank”) and shall be in a form that is acceptable to Landlord in Landlord’s reasonable discretion. The L-C Bank shall be a bank that accepts deposits, maintains accounts, has a local Santa Clara County office that will negotiate the letter of credit, or if no local office then the letter of credit shall provide for draws by Landlord upon delivery of the written draw request by courier or by fax (to be confirmed by telephone and with original to follow within three (3) Business Days) and payment to be made by wire transfer to Landlord’s account as directed by Landlord upon receipt of the original or fax request. If Landlord notifies Tenant in writing that the L-C Bank that issued the letter of credit has become financially unacceptable, then Tenant shall have thirty (30) days to provide Landlord with a substitute letter of credit complying with all of the requirements hereof and issued by a L-C Bank reasonably approved by Landlord. In addition, if the L-C Bank is declared insolvent by the FDIC or otherwise closes, Tenant shall immediately provide Landlord with cash in the amount of the Security Deposit or a substitute letter of credit complying with all of the requirements hereof and issued by a L-C Bank reasonably approved by Landlord. If Tenant does not so provide

Landlord with cash in the amount of the Security Deposit or a substitute letter of credit within the applicable time period, such failure shall constitute an Event of Default hereunder and, in addition to any other rights or remedies available hereunder, Landlord shall have the right to draw upon the current letter of credit. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining or extending the letter of credit. The letter of credit shall be available by draft at sight, subject only to receipt by the L-C Bank of a statement from Landlord certifying that an Event of Default or other matter allowing Landlord to draw upon the Security Deposit under the terms of this Lease has occurred. The letter of credit shall: (i) name Landlord as beneficiary; (ii) allow Landlord to make partial and multiple draws thereunder up to the face amount, as determined by Landlord in its sole discretion; and (iii) provide that Landlord can freely transfer it upon an assignment or other transfer of its interest in the Lease to the assignee or transferee, without charge to Landlord and without recourse, and without having to obtain the consent of Tenant or the L-C Bank. If transfer fees are assessed as a result of any transfer of the letter of credit by Landlord, Tenant shall pay such fees. Tenant shall cause the letter of credit to be transferred to Landlord’s assignee or transferee within ten (10) Business Days after Landlord’s written request, subject to Landlord surrendering the original letter of credit if a replacement letter of credit will need to be obtained. The letter of credit shall by its terms expire not less than one (1) year from the date issued, and shall provide for automatic one (1) year extensions unless Landlord is notified in writing not less than sixty (60) days prior to such expiration from the L-C Bank that the letter of credit will not be extended. In any event, unless Tenant deposits with Landlord a comparable cash Security Deposit or a replacement letter of credit, said letter of credit shall be renewed by Tenant for successive periods of not less than one (1) year throughout the Term. The letter of credit shall be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date that is thirty (30) days after the Expiration Date. Tenant’s failure to so deliver, renew (including specifically but not limited to the delivery to Landlord of such renewal not less than thirty (30) days prior to expiration of the letter of credit) and maintain such letter of credit, shall be an Event of Default and shall entitle Landlord to draw upon such letter of credit. If any portion of the letter of credit is drawn upon, Tenant shall, within ten (10) days after written demand therefor from Landlord, reinstate the letter of credit to the amount then required under this Lease, and Tenant’s failure to do so shall be an Event of Default. The letter of credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord.

(d)    If Tenant receives a written commitment letter from the United States Department of Energy for funding under its Advanced Technology Vehicle Manufacturing Loan Program for the power train facility and production of EV power train components in an amount no less than Seventy-Five Million Dollars ($75,000,000, and Landlord receives the Rent owed by Tenant under this Lease for the nineteenth (19th) month of the Term, the Security Deposit shall be reduced to One Hundred Sixty-Five Thousand Dollars ($165,000). Landlord acknowledges that the loan will be funded based upon costs incurred and will have a draw down period of approximately three years.

6.    USE OF PREMISES AND CONDUCT OF BUSINESS

6.1    Permitted Use. Tenant may use and occupy the Premises during the Term solely for the uses specified and permitted in Article 1 and for no other purpose without the prior written consent of Landlord, such consent to be granted or withheld in Landlord’s sole and unfettered discretion. Tenant’s use of the Premises shall in all respects comply with all Applicable Laws (as defined in Section 11.1).

6.2    Prohibited Uses. Tenant shall not use the Premises or allow the Premises to be used for any illegal or immoral purpose, or so as to create waste, or constitute a private or public nuisance. Tenant shall use reasonable efforts to maintain cooperative relations with the occupants of neighboring buildings, including residential neighborhoods in the vicinity of the Premises. Such cooperation shall include, as reasonably requested by Landlord (a) sending a representative to community meetings, (b) responding to complaints regarding operational issues (i.e. lighting, parking, noise, etc.), and (c) advising Tenant’s employees regarding issues of concern to Tenant’s neighbors. Tenant shall not use Deer Creek Road for any staging or loading purposes and shall not block or restrict traffic on Deer Creek Road at any time. Tenant shall not place any loads upon the floors, walls, or ceiling that endanger the structure, or overload existing electrical or other mechanical systems. Tenant shall not use any machinery or equipment which causes any substantial noise or substantial vibration. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the Premises except in trash containers placed inside exterior enclosures designated by Landlord for that purpose or inside of the Premises where approved by Landlord. Except as provided in Section 2.2, no materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Premises unless otherwise approved by Landlord in its sole discretion. No loudspeaker or other device, system or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior written consent of Landlord. No explosives or firearms shall be brought into the Premises.

6.3    Governmental Authorities. Except as permitted under other provisions of this Lease, or in response to an emergency, Tenant shall not initiate any communications regarding the Premises or Tenant’s use thereof, whether written or oral, with any governmental authorities without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Landlord shall have the right to approve any written communications from Tenant to a governmental authority relating to the Premises or Tenant’s use thereof, and shall have the right to have a representative participate in any oral communications (whether in person or by telephone). Tenant shall give Landlord no less than forty-eight (48) hours prior written notice of any proposed telephone conferences or meetings with a governmental entity in order to allow Landlord’s participation. Tenant shall promptly notify Landlord of any communications otherwise permitted under this Lease or in response to an emergency. Without limiting the foregoing, the parties agree that Tenant will coordinate any applications or other filings under the National Environmental Policy Act or the California Environmental Quality Act, and the provisions of this Section shall apply to all communications with governmental authorities regarding such applications and/or filings.

7.    NET LEASE; ADDITIONAL RENT

7.1    Net Lease. The Rent due hereunder shall be absolutely net to Landlord and shall be paid without assertion of any counterclaim, offset, deduction or defense and without abatement, suspension, deferment or reduction. Landlord shall not be expected or required under any circumstances or conditions whatsoever, whether now existing or hereafter arising, and whether now known or unknown to the parties, to make any payment of any kind whatsoever with respect to the Premises or be under any obligation or liability hereunder, except if and solely to the extent expressly so provided in this Lease.

7.2    Real Property Taxes. Tenant shall pay, as Additional Rent under this Lease, to the relevant authority or entity, in lawful money of the United States, without offset or deduction, prior to delinquency, all taxes, assessments, rates, charges, license fees, municipal liens, levies, excises or imposts, whether general or special, or ordinary or extraordinary, of every name, nature and kind whatsoever, including all governmental charges of every name, nature or kind that may be levied, assessed, charged or imposed or may be or become a lien or charge upon the Premises or any part thereof; or upon the rent or income of Tenant; or upon the use or occupancy of the Premises; upon any of the buildings or improvements that are or are hereafter placed upon the Premises; or upon the leasehold of Tenant or upon the estate hereby created; or upon Landlord by reason of its ownership of the fee underlying this Lease (but not including any franchise, transfer, inheritance, or capital stock taxes or income taxes measured by the net income of Landlord unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, in whole or in part, any other tax that would otherwise be the responsibility of Tenant). if at any time during the Term, under any Applicable Laws, any tax is levied or assessed against Landlord directly, in substitution in whole or in part for real property taxes, Tenant covenants and agrees to pay and discharge such tax. All of the foregoing taxes, assessments and other charges which are the responsibility of Tenant are herein referred to as “Real Property Taxes.” Tenant shall obtain and deliver to Landlord, promptly upon request therefor, satisfactory evidence of payment of all Real Property Taxes. Any Real Property Taxes relating to a fiscal period of any taxing authority, only a part of which period is included within the Term, shall be prorated as between Landlord and Tenant so that Landlord shall pay the portion thereof attributable to any period outside the Term, and Tenant shall pay the portion thereof attributable to any period within the Term.

7.3    Right to Contest Taxes. Tenant shall have the right to contest, by appropriate proceedings, the amount or validity, in whole or in part, of any Real Property Taxes; provided that Tenant shall give Landlord prior written notice of any proposed contest, and the right to comment on any documentation Tenant proposes to submit to the County of Santa Clara. In the event the applicable taxing authority having jurisdiction over the contest proceedings allows the posting of security or some other method of deferring payment of the disputed Real Property Taxes, Tenant may do so; otherwise Tenant shall not postpone or defer payment of any disputed Real Property Taxes but shall pay such Real Property Taxes in accordance with Section 7.2 notwithstanding such contest. Landlord shall have no obligation to join in any such proceedings. Tenant shall indemnify and defend Landlord against and hold Landlord harmless from and against any and all claims, demands, losses, costs, liabilities, damages, penalties and expenses, including, without limitation, reasonable attorneys’ fees and expenses, arising from or in connection with any such proceedings. The provisions of this Section shall in no way limit or supersede Landlord’s right to contest Real Property Taxes applicable to the Premises, and Tenant shall reasonably cooperate with any contest by Landlord.

7.4    Insurance Costs. Tenant shall reimburse Landlord for all premiums and costs for insurance carried by Landlord on the Premises or in connection with the use or occupancy thereof (including all amounts paid as a result of loss sustained that would be covered by such policies but for deductibles or self-insurance retentions), including, but not limited to, the premiums and costs of fire and extended coverage, earthquake, flood, vandalism and malicious mischief, commercial liability and property damage, worker’s compensation insurance, rental income insurance and any other insurance commonly carried by prudent owners of comparable buildings (collectively, “Insurance Costs”); provided, however, that Landlord may, but shall not be obligated to carry earthquake insurance on the Premises. Commencing on the Commencement Date, Tenant shall pay to Landlord as Additional Rent one twelfth (1/12) of the Insurance Costs for each calendar year or portion thereof during the Term, in advance, on or before the first day of each month in an amount estimated by Landlord as stated in a written notice to Tenant. Landlord may by written notice to Tenant revise such estimates from time to time and Tenant shall thereafter make payments on the basis of such revised estimates. With reasonable promptness after the expiration of each calendar year, Landlord will furnish Tenant with a statement setting forth in reasonable detail the actual Insurance Costs for the prior calendar year. If the actual Insurance Costs for such year exceed the estimated Insurance Costs paid by Tenant for such year, Tenant shall pay to Landlord (whether or not this Lease has terminated) the difference between the amount of estimated Insurance Costs paid by Tenant and the actual Insurance Costs within fifteen (15) days after the receipt of Landlord’s statement of Insurance Costs. If the total amount paid by Tenant for any year exceeds the actual Insurance Costs for that year, the excess shall be credited against the next installments of Base Rent due from Tenant to Landlord, or, if after the Termination Date, the excess shall first be credited against any unpaid Base Rent or Additional Rent due and any remaining excess shall be refunded to Tenant concurrently with the furnishing of Landlord’s statement of Insurance Costs. If either the Commencement Date or the Termination Date occurs on a date other than the first or last day, respectively, of a calendar year, Insurance Costs for the year in which the Commencement Date or Termination Date occurs shall be prorated based on a 365-day year.

7.5    Utilities. Tenant shall be solely responsible for and shall make all arrangements for all utilities and services furnished to or used at the Premises, including, without limitation, all water, gas, electricity, telephone, telecommunications and other electronic communication services or systems, landscaping, sewer service, waste pick-up, janitorial and any other materials, utilities and services.

7.6    Taxes on Tenant’s Property and Business. Tenant shall pay prior to delinquency all taxes levied or assessed by any local, state or federal authority upon the conduct of Tenant’s business in the Premises or upon Tenant’s Property (as defined in Section 9.7) and shall deliver satisfactory evidence of such payment to Landlord. If the assessed value of the Premises is increased by the inclusion of a value placed upon Tenant’s Property, Tenant shall pay the taxes so levied.

7.7    Transit Fees. Tenant shall pay as Additional Rent under this Lease its proportionate share of the cost of any transit services or traffic mitigation programs that Landlord implements in the Stanford Research Park, including without limitation charges for service and surcharges imposed directly or indirectly on the Premises by any governmental agencies on or with respect to transit (including transit services which may be provided in the future to occupants of the Stanford Research Park) or automobile usage or parking facilities (collectively, “Transit Fees”). The share of Transit Fees allocated to the Premises shall be assessed pro rata and on a non-discriminatory basis, based on a reasonable standard applied in a non-discriminatory manner by Landlord (for example, based on the rentable area of the Buildings as compared to the total rentable area of the Stanford Research Park (or the area being served by the service, if less than the entire Stanford Research Park), or based on the average employee headcount in the Buildings as compared to the overall employee density of the Stanford Research Park). Notwithstanding the foregoing, (a) no Transit Fees shall be due or payable during the first twenty-four (24) months of the Term, and (b) in no event shall Tenant’s share of Transit Fees exceed ten cents ($.10) per square foot of Rentable Area in the Premises per calendar year, not to exceed Thirty-Five Thousand Dollars ($35,000) per calendar year. Transit Fees shall be paid by Tenant in the manner described above for the payment of Insurance Costs.

8.    REPAIRS, MAINTENANCE AND SERVICES

8.1    Landlord’s Obligations. Except as expressly provided in this Lease, Landlord shall not be required to maintain or repair the Premises or furnish any services, facilities or utilities to the Premises or to Tenant. Notwithstanding the foregoing, Landlord hereby warrants that the cooling tower, boiler, chiller and air handlers of the heating, ventilating and air conditioning system serving the following portions of the Premises: Building 25 Ground Level, Building 26 Basement Level, Building 26 Ground Level and Building 26 Upper Level (collectively, the “Main HVAC System Components”) are in good operating condition. Landlord’s warranty shall continue for a period of twelve (12) months after the Commencement Date (the “Warranty Period”). In the event a Main HVAC System Component is in need of repair or replacement and Tenant notifies Landlord in writing of such need during the Warranty Period, Landlord shall repair or replace such Main HVAC System Component at Landlord’s sole cost and expense; provided that such warranty shall not cover any repair that is attributable to misuse by Tenant or Tenant’s Agents or Tenant’s failure to comply with its maintenance obligations as set forth in Section 8.2 below.

8.2    Tenant’s Obligations. Except as otherwise expressly provided in Section 8.1, Tenant assumes full responsibility for the condition, repair, replacement and maintenance of the Premises, including, without limitation, the exterior of the Premises, the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells and elevators (collectively, the “Building Structure”), and all air conditioning, electricity, steam, water, heating, ventilating, mechanical, lighting, escalator and elevator systems, sanitary and storm drainage systems and all other utilities and mechanical systems (the “Building Systems”). Tenant shall repair, replace and maintain the Premises (including the Building Structure and Building Systems) in good working order and in a clean, safe and sanitary condition. Tenant shall perform all such work and activities diligently and expeditiously to completion and in a manner consistent with comparable buildings located in the Stanford Research Park in Palo Alto. Without limiting the generality of the foregoing, Tenant shall implement and execute an on-going preventative maintenance program covering the heating, ventilating and air conditioning systems servicing the Premises, including the Main HVAC System Components that is consistent with best industry practices. All repairs and replacements by Tenant for which Tenant is responsible are collectively referred to as the “Tenant Obligations” and shall be made and performed: (a) at Tenant’s cost and expense, (b) by licensed and reputable contractors or mechanics approved by Landlord, (c) so that same shall be at least equal in quality, value and utility to the original work or installation, (d) in a manner and using equipment and materials that will not interfere with or impair the operation of or damage the Building Systems, and (e) in accordance with Article 9 (if applicable), and all Applicable Laws. Tenant shall reimburse Landlord within ten (10) days after written demand as Additional Rent for any out-of-pocket expenses incurred by Landlord in connection with any repairs or replacements required to be made by Tenant, including, without limitation, any reasonable fees charged by Landlord’s contractors to review plans and specifications prepared by Tenant.

8.3    Security. Tenant shall be solely responsible for the security of the Premises and Tenant and Tenant’s Agents while in or about the Premises. Landlord shall not be obligated to provide any security services to the Premises. Any security services provided to the Premises by Landlord shall be at Landlord’s sole discretion and Landlord shall not be liable to Tenant or Tenant’s Agents for any failure to provide security services or any loss, injury or damage suffered as a result of a failure to provide security services.

8.4    Landlord’s Right To Perform. In the event Tenant fails to perform or adequately perform any of Tenant’s Obligations as reasonably determined by Landlord, and upon fifteen (15) days written notice to Tenant, may terminate Tenant’s right to perform Tenant’s Obligations. In the event Landlord exercises such right, Landlord shall then assume for itself or assign to Landlord’s property manager all responsibility for the performance of all such Tenant’s Obligations for the remainder of the Term, and Tenant shall reimburse Landlord, as Additional Rent, for (a) the cost of performing all such Tenant’s Obligations, and (b) a commercially reasonable property management fee, within twenty (20) days after receipt of an invoice from Landlord.

9.    INITIAL IMPROVEMENT WORK; ALTERATIONS

9.1    Landlord’s Work. Landlord shall, at its sole cost and expense, (a) complete the work described in the attached Exhibit C (“Landlord’s Environmental Work”), and (b) install a new minimum 650-ton cooling tower in the Premises (with Landlord’s Environmental Work, collectively, “Landlord’s Work”). Notwithstanding the terms hereof and of Exhibit C, the actual scope of Landlord’s Environmental Work may be modified by Landlord as reasonably necessary to address the actual environmental condition of the Premises, but shall not be materially reduced below the scope of work set forth in Exhibit C. Landlord will provide to Tenant upon completion of Landlord’s Environmental Work a report describing the actual scope and extent of Landlord’s Environmental Work (including soil vapor testing), which report will be deemed to modify the definition of Landlord’s Environmental Work for all purposes under this Lease. Without limiting the foregoing, Tenant agrees and acknowledges that after completion of Landlord’s Environmental Work, certain Hazardous Materials may remain in the Buildings, as more particularly described in the attached Schedule 9.1 (collectively, the “Remaining Materials”). Landlord will deliver to Tenant a final report from Landlord’s environmental consultant documenting the completion of Landlord’s Environmental Work. Except for Landlord’s Work and Landlord’s obligations under Section 8.1, the Premises as furnished by Landlord will consist of the improvements and fixtures as they exist in the Premises on and as of the Commencement Date, and Landlord shall have no obligation for construction work or for making or installing any improvements, fixtures or equipment on, to or within the Premises.

9.2    Tenant Improvement Work. Other than Landlord’s Work, Tenant shall be responsible for performing any work required to prepare the Premises for Tenant’s intended purpose (the “Tenant Improvement Work”). Within thirty (30) days after the execution of this Lease, Tenant shall submit to Landlord, for review and approval, detailed plans for the Tenant Improvement Work. All Tenant Improvement Work shall be constructed at Tenant’s sole cost and expense, in a good and workmanlike manner and in compliance with all Applicable Laws. Without limiting any other provision of this Lease, all of the provisions of this Article 9 and of Article 10 (Liens) shall apply to the Tenant Improvement Work. Landlord and Landlord’s Agents shall not unreasonably interfere with the Tenant Improvement Work. Tenant and Tenant’s Agents shall cooperate with and provide reasonable access to Landlord and Landlord’s Agents to the Premises for the completion of Landlord’s Work, and shall not unreasonably interfere with the completion of Landlord’s Work.

9.3    Alterations by Tenant. Tenant shall not make or permit any alterations to the Building Systems, and shall not make or permit any alterations, installations, additions or improvements, structural or otherwise (collectively, “Alterations”) in or to the Premises, including the Tenant Improvement Work, without Landlord’s prior written consent, which Landlord shall not unreasonably withhold, condition or delay. Landlord shall respond to any request by Tenant to make any Alteration within ten (10) Days after receipt of such request for consent from Tenant, which request shall include submission of detailed plans and specifications for the Alterations and all other information reasonably required by Landlord to act on the request per the standards and requirements set forth in this Article 9. Notwithstanding the foregoing, Landlord’s consent shall not be required (a) in the case of interior, cosmetic nonstructural Alterations that do not require a permit, affect the Building Systems, or affect the exterior appearance of any Building; or (b) in the case of other Alterations that do not exceed a total price of One Hundred Fifty Thousand Dollars ($150,000) per project and do not affect the Building Systems or the structural integrity of any Building. All Alterations shall be done at Tenant’s sole cost and expense, including without limitation the cost and expense of obtaining all permits and approvals required for any Alterations.

9.4    Project Requirements. The following provisions of this Section 9.4 shall apply to the Tenant Improvement Work and all Alterations, whether or not requiring Landlord’s approval (unless otherwise noted):

(a)    Prior to entering into a contract for any Tenant Improvement Work or Alterations requiring Landlord’s approval, Tenant shall obtain Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the identity of each of the design architect and the general contractor.

(b)    Before commencing the construction of any Tenant Improvement Work or Alterations, Tenant shall procure or cause its general contractor to procure the insurance coverage described below and provide Landlord with certificates of such insurance in form reasonably satisfactory to Landlord. All such insurance shall comply with the following requirements of this Section and of Section 13.2.

(i)    During the course of construction, to the extent not covered by property insurance maintained by Tenant pursuant to Section 13.2, comprehensive “all risk” builder’s risk insurance, including vandalism and malicious mischief, excluding earthquake and flood, covering all improvements in place on the Premises, all materials and equipment stored at the site and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in transit to the Premises when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Tenant or its construction manager, contractors or subcontractors (excluding any contractors’, subcontractors’ and construction managers’ tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement cost of the Alterations.

(ii)    Commercial general liability insurance covering Tenant, Landlord and each construction manager, contractor and subcontractor engaged in any work on the Premises, which insurance may be effected by endorsement, if obtainable, on the policy required to be carried pursuant to. Section 13.2, including insurance for completed operations, elevators, owner’s, construction manager’s and contractor’s protective liability, products completed operations for one (1) year after the date of acceptance of the work by Tenant, broad form blanket contractual liability, broad form property damage and full form personal injury (including but not limited to bodily injury), covering the performance of all work at or from the Premises by Tenant, its construction manager, contractors and subcontractors, and in a liability amount not less than the amount at the time carried by prudent owners of comparable construction projects, but in any event not less than the following amounts of combined single limit coverage: One Million Dollars ($1,000,000) for projects with an estimated cost of $150,000 or less, Three Million Dollars ($3,000,000) for projects with an estimated cost above $150,000 and up to $500,000, and Five Million Dollars ($5,000,000) for projects with an estimated cost in excess of $500,000. Such policy shall include thereunder for the mutual benefit of Landlord and Tenant, bodily injury liability and property damage liability, and automobile insurance on any non-owned, hired or leased automotive equipment used in the construction of any work.

(iii)    Workers’ Compensation Insurance approved by the State of California, in the amounts and coverages required under workers’ compensation, disability and similar employee benefit laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than One Million Dollars ($1,000,000) or such higher amounts as may be required by law.

(c)    All construction and other work shall be done at Tenant’s sole cost and expense and in a good and workmanlike manner. Tenant shall cause all work to be performed in accordance with all Applicable Laws, and with plans and specifications that are in accordance with the provisions of this Article 9 and all other provisions of this Lease.

(d)    Prior to the commencement of any Alteration in excess of Twenty- Five Thousand Dollars ($25,000), Landlord shall have the right to post in a conspicuous location on the Premises and to record in the public records a notice of Landlord’s nonresponsibility. Tenant covenants and agrees to give Landlord at least ten (10) days prior written notice of the commencement of any such Alteration in order that Landlord shall have sufficient time to post such notice.

(e)    Tenant shall reimburse Landlord within ten (10) days after written demand as Additional Rent for any out-of-pocket expenses incurred by Landlord in connection with the Alterations (not including any Tenant Improvement Work) and/or any repairs or replacements required to be made by Tenant, including, without limitation, any reasonable fees charged by Landlord’s contractors and/or consultants to review plans and specifications or working drawings prepared by Tenant. Tenant acknowledges and agrees that Landlord and Landlord’s contractors and consultants, in reviewing Tenant’s plans and specifications or working drawings, in granting approval for them, and in approving any work done by Tenant, owe no duty and assume no responsibility to Tenant for the design or construction of the Tenant Improvement Work or Alterations, it being expressly understood and agreed that Landlord, its contractors and consultants may, in their sole discretion, limit the scope of its review to only such matters as may appear appropriate or necessary in the interests of Landlord.

(f)    Tenant shall take all necessary safety precautions during any construction.

(g)    Within sixty (60) days after the Tenant Improvement Work with respect to the Premises has been substantially completed, Tenant shall, at its cost, deliver copies of annotated plans and specifications to Landlord in hard copy and Adobe Acrobat and AutoCAD formats.

(h)    Upon completion of the construction of the Tenant Improvement Work and any Alterations in excess of Twenty-Five Thousand Dollars ($25,000) during the Term, Tenant shall file for recordation, or cause to be filed for recordation, a notice of completion and shall deliver to Landlord evidence satisfactory to Landlord of payment of all costs, expenses, liabilities and liens arising out of or in any way connected with such construction (except for liens that are contested in the manner provided herein).

9.5    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises, provided that (a) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and otherwise comply with all provisions of this Article 9 in connection with the work.

9.6    Ownership of Improvements. Except as provided in Section 9.7, all Tenant Improvement Work, Alterations, and any other appurtenances, fixtures, improvements, equipment, additions and property permanently attached to or installed in the Premises at the commencement of or during the Term, shall at the end of the Term become Landlord’s property without compensation to Tenant, or be removed in accordance with this Section. Upon written request by Tenant, Landlord shall notify Tenant in writing at the time of Landlord’s approval of the Tenant Improvement Work or Alterations, as applicable, whether or not the proposed Tenant Improvement Work and/or Alterations will be required to be removed by Tenant at the end of the Term; provided that Landlord shall not require removal unless Tenant’s failure to remove such Tenant Improvement Work or Alterations will, in Landlord’s reasonable opinion, cause Landlord to incur additional demolition costs beyond those that would otherwise be incurred by Landlord in the ordinary course of demolition. If Tenant does not request an advance determination by Landlord, Landlord shall notify Tenant in writing prior to the Termination Date whether or not Tenant will be required to remove the Tenant Improvement Work or Tenant Alterations installed by Tenant at the end of the Term, using the same criteria as described in the previous sentence. If Landlord fails to so notify Tenant, Tenant shall not be required to remove any Tenant Improvement Work and Alterations. Tenant shall repair or pay the cost of repairing any damage to the Premises caused by the removal of Tenant Improvement Work or Alterations. If Tenant fails to perform its repair or removal obligations, without limiting any other right or remedy, Landlord may on five (5) Business Days prior written notice to Tenant perform such obligations at Tenant’s expense without liability to Tenant for any loss or damage, and Tenant shall reimburse Landlord within twenty (20) days after demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such repair or removal. Tenant’s obligations under this Section shall survive the termination of this Lease.

9.7    Tenant’s Personal Property. All furniture, trade fixtures, furnishings, equipment and articles of movable personal property installed in the Premises by or for the account of Tenant (except for ceiling and related fixtures, HVAC equipment and floor coverings, which shall become the property of Landlord at the end of the Term), and which can be removed without structural or other material damage to the Premises (collectively, “Tenant’s Property”) shall be and remain the property of Tenant and may be removed by it at any time during the Term. Tenant shall remove from the Premises all Tenant’s Property on or before the Termination Date, except such items as the parties have agreed pursuant to the provisions of this Lease or by separate agreement are to remain and to become the property of Landlord. Tenant shall repair or pay the cost of repairing any damage to the Premises resulting from such removal, and the provisions of Section 9.6 above shall apply in the event Tenant fails to do so. Any items of Tenant’s Property which remain in the Premises after the Termination Date may, on five (5) Business Days prior written notice to Tenant, at the option of Landlord, be deemed abandoned and in such case may either be retained by Landlord as its property or be disposed of, without accountability, at Tenant’s expense in such manner as Landlord may see fit.

10.    LIENS

Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant. If Tenant shall not, within twenty (20) days after notice of the imposition of any such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided in this Lease and by law, the right but not the obligation to cause any such lien to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith (including, without limitation, reasonable counsel fees) shall be payable to Landlord by Tenant upon demand with interest from the date incurred at the Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by Applicable Laws or that Landlord shall deem proper for the protection of Landlord, the Premises from mechanics’ and materialmen’s liens, as more specifically provided in Section 9.4(d).

11.    COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS

11.1    Applicable Laws. Tenant, at Tenant’s cost and expense, shall comply with all applicable laws, statutes, codes, ordinances, orders, rules, regulations, entitlements, and requirements, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof, and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, whether now existing or hereafter enacted (collectively, “Applicable Laws”), relating to or affecting the Premises or the use, alteration, operation or occupancy of the Premises. Without limiting the foregoing, Tenant shall be solely responsible for compliance with and shall make or cause to be made all such improvements and alterations to and within the Premises (including, without limitation, removing barriers and providing alternative services) as shall be required to comply with all Applicable Laws relating to public accommodations, including the Americans with

Disabilities Act of 1990, 42 U.S.C. §§ 12111 et seq. (the “ADA”), and the ADA Accessibility Guidelines promulgated by the Architectural and Transportation Barriers Compliance Board, the public accommodations title of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000a et. seq., the Architectural Barriers Act of 1968, 42 U.S.C. §§ 4151 et. seq., as amended, Title V of the Rehabilitation Act of 1973, 29 U.S.C. §§ 790 et. seq., the Minimum Guidelines and Requirements for Accessible Design, 36 C.F.R. Part 1190, the Uniform Federal Accessibility Standards, and Title 24 of the California Code of Regulations, as the same may be amended from time to time, or any similar or successor laws, ordinances and regulations, now or hereafter adopted. Tenant’s liability shall be primary and Tenant shall indemnify Landlord in accordance with Section 13.1 in the event of any failure or alleged failure of Tenant to comply with Applicable Laws. Any work or installations made or performed by or on behalf of Tenant or any person or entity claiming through or under Tenant pursuant to the provisions of this Section shall be made in conformity with and subject to the provisions of Article 9. Tenant shall deliver to Landlord within five (5) days of receipt, a copy of any notice from any governmental authority relating to any violation or alleged violation of any Applicable Law pertaining to the Premises or activities in, on or about the Premises.

11.2    Insurance Requirements. Tenant shall not do anything, or permit anything to be done, in or about the Premises that would: (a) invalidate or be in conflict with the provisions of or cause any increase in the applicable rates for any fire or other insurance policies covering the Premises or any property located therein (unless Tenant pays for such increased costs), or (b) result in a refusal by fire insurance companies of good standing to insure the Premises or any such property in amounts reasonably satisfactory to Landlord (which amounts shall be comparable to the amounts required by comparable landlords of comparable buildings, or (c) subject Landlord to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Premises. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

12.    HAZARDOUS MATERIALS

12.1    Definitions. As used in this Lease, the following terms shall have the following meanings:

(a)    “Environmental Activity” means any use, treatment, keeping, storage, holding, release, emission, discharge, manufacturing, generation, processing, abatement, removal, disposition, handling, transportation, deposit, leaking, spilling, injecting, dumping or disposing of any Hazardous Materials from, into, on or under the Premises, and shall include the Exacerbation of the Pre-Existing Condition by Tenant or any of Tenant’s Agents.

(b)    “Environmental Laws” mean all Applicable Laws, now or hereafter in effect, relating to environmental conditions, industrial hygiene, Environmental

Activity or Hazardous Materials on, under or about the Premises, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar federal, state and local laws and ordinances and the regulations now or hereafter adopted and published and/or promulgated pursuant thereto.

(c)    “Exacerbation” means any direct, material adverse impact on a Pre-Existing Condition. Exacerbation includes, without limitation, actions which speed, redirect or enhance the migration of groundwater contamination that is an element of the Pre-Existing Condition in a fashion that causes a material adverse impact (for example, by causing Hazardous Materials to migrate to deeper aquifers), and actions which cause damage to or limit the effectiveness of any existing remediation systems or equipment.

(d)    “Hazardous Material” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. Hazardous Materials shall include, without limitation, petroleum hydrocarbons, including MTBE, crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane, lead, urea, formaldehyde foam insulation, microbial matter (including mold, fungus or spores) and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials,” “toxic substances,” “infectious wastes,” “biohazardous wastes,” “medical wastes,” “radioactive wastes” or which are otherwise listed, defined or regulated in any manner pursuant to any Environmental Laws.

(e)    “Tenant’s Hazardous Materials” means any Hazardous Materials resulting from, or used in connection with, any Environmental Activity by Tenant or any of Tenant’s Agents.

12.2    Environmental Releases.

(a)    Landlord hereby informs Tenant that detectable amounts of Hazardous Materials have come to be located on, beneath and/or in the vicinity of the Premises, as more particularly described on the attached Schedule 12.2(a) (and together with the Remaining Materials, the “Pre-Existing Condition”). Landlord has made available to Tenant all material documentation in Landlord’s possession regarding the Pre-Existing Condition. Tenant has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of the Pre-Existing Condition on its operations and persons using the Premises. Landlord makes no representation or warranty with regard to the environmental condition of the Premises. Except for Landlord’s obligation to perform

Landlord’s Environmental Work and Landlord’s obligations under Section 12.5(b), Tenant hereby releases Landlord and Landlord’s officers, directors, trustees, agents and employees from any and all claims, demands, debts, liabilities, and causes of action of whatever kind or nature, whether known or unknown or suspected or unsuspected which Tenant or any of Tenant’s Agents may have, claim to have, or which may hereafter accrue against the released parties or any of them, arising out of or relating to or in any way connected with Hazardous Materials presently in, on or under, or now or hereafter emanating from or migrating onto the Premises, including without limitation the Pre- Existing Condition. In connection with such release, Tenant hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(b)    Except to the extent of Tenant’s indemnity as set forth in Section 12.5(a), Tenant’s obligations under this Article 12, or any Exacerbation by Tenant or Tenant’s Agents of the Pre-Existing Condition, Landlord hereby releases Tenant from any and all claims, demands, debts, liabilities and causes of action of whatever kind or nature, whether known or unknown or suspected or unsuspected which Landlord or any of Landlord’s Agents may have, claim to have or which may hereafter accrue against the released parties or any of them, arising out of or relating to or in any way connected with Hazardous Materials presently in, on or under the Premises, including without limitation the Pre-Existing Condition. In connection with such release, Landlord hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Landlord agrees that Tenant may request a “comfort” letter from the RWQCB confirming that the RWQCB will not hold Tenant liable for the Pre-Existing Condition; provided that Tenant’s inability to obtain such a letter shall not result in any liability of Landlord to Tenant, or have any effect on the terms, conditions or enforceability of this Lease.

12.3    Use of Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials to be used, treated, stored, transported, handled, discharged, released or disposed of in, on, from, under or about the Premises except in strict compliance with all Applicable Laws, including all Environmental Laws, and then only to the extent reasonably necessary for Tenant’s permitted use of the Premises and in compliance with the provisions of this Article 12. Tenant shall not cause or permit any Hazardous Materials to be used, stored, discharged, released or disposed of in, on, from, under or about any other land or improvements in the vicinity of the Premises. As of the Commencement Date, Tenant has provided and Landlord has approved Tenant’s Hazardous Materials business plan filed with the City of Palo Alto Fire Department, a copy of which is attached as Exhibit D (the “Approved Plan”). In no event shall Tenant bring onto the Premises any Hazardous Materials other than those listed on the Approved Plan. In the event Tenant desires to update or amend the Approved Plan, or to bring additional Hazardous Materials onto the Premises, Tenant shall obtain Landlord’s prior written consent, which Landlord may withhold in its sole discretion. Landlord shall respond to Tenant’s request for such consent within three (3) Business Days after receipt of such request. Without limiting the foregoing, (a) Tenant shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for Tenant’s use of Hazardous Materials at the Premises, including, without limitation, discharge of appropriately treated materials or wastes into or through any sanitary sewer serving the Premises; and (b) Tenant shall not be permitted to install any underground piping for delivery of any Hazardous Materials or other liquid or gaseous substances; it being the understanding of the parties that any such piping must be approved in writing by Landlord and must be installed above ground. Tenant shall in all respects handle, treat, deal with and manage any and all Tenant’s Hazardous Materials in strict conformity with all Environmental Laws and prudent industry practices regarding management of such Hazardous Materials.

12.4    Remediation of Hazardous Materials. Tenant shall, upon demand of Landlord, and at Tenant’s sole cost and expense, promptly take all actions to remediate the Premises from the effects of any Tenant’s Environmental Activity. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises (other than the Pre-Existing Condition), the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work with respect to Tenant’s Environmental Activity, whether on or off of the Premises. Subject to the effects of the Pre-Existing Condition, Tenant shall take all actions necessary to remediate the Premises from the effects of such Tenant’s Environmental Activity to a condition allowing unrestricted use of the Premises (i.e. to a level that will allow any future use of the Premises, including residential, hospital, or day care, without any engineering controls or deed restrictions), notwithstanding any lesser standard of remediation allowable under Applicable Laws. The foregoing sentence shall not be deemed to require that Tenant undertake any remediation of the Pre-Existing Condition; provided, however, that the existence of any restrictions on the use of the Premises due to the Pre-Existing Condition shall not excuse Tenant from its obligations under this Section with respect to Tenant’s Environmental Activity.1 All work

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Tenant shall only be required to remediate any contamination resulting from Tenant’s Hazardous Materials, and the standard of such remediation will be unrestricted use as defined in Section 12.4. By way of example, if Tenant’s lithium-ion cells catch fire and leak into the soil, Tenant is responsible for remediation activity to an unrestricted use standard. Tenant is not responsible for remediation of the Pre- Existing Condition, unless Tenant exacerbates the Pre-Existing Condition. If Tenant does not exacerbate the Pre-Existing Condition, Tenant has no restoration responsibilities with respect to the Pre-Existing Condition pursuant to the release set forth in Section 12.2(b) (“Environmental Release”).

shall be performed by one or more contractors selected by Tenant and reasonably approved in advance and in writing by Landlord. Tenant shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all Applicable Laws. Any such actions shall be performed in a good, safe and workmanlike manner. Tenant shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above activities and any that are submitted to any governmental entity. Promptly upon completion of such investigation and remediation, Tenant shall permanently seal or cap all monitoring wells and test holes in accordance with sound engineering practice and in compliance with Applicable Laws, remove all associated equipment, and restore the Premises to the physical condition existing on the Commencement Date, which shall include, without limitation, the repair of any surface damage, including paving, caused by such investigation or remediation.

12.5    Indemnity; Reimbursement.

(a)    Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and Landlord’s trustees, directors, officers, agents, contractors and employees and their respective successors and assigns (collectively, “Landlord’s Agents”), free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorneys’ and consultants’ fees and oversight and response costs) to the extent arising from (a) Environmental Activity by Tenant or Tenant’s Agents; (b) failure of Tenant or Tenant’s Agents to comply with any Environmental Law with respect to Tenant’s Environmental Activity; or (c) Tenant’s failure to remove Tenant’s Hazardous Materials as required in Section 12.4. Tenant’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by Landlord), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Landlord or the Premises related thereto. Prior to retaining counsel to defend such claims, suits or proceedings, Tenant shall obtain Landlord’s written approval of the identity of such counsel, which approval shall not be unreasonably withheld, conditioned or delayed. In the event the presence of Tenant’s Hazardous Materials at the Premises upon surrender of the Premises at the expiration or earlier termination of this Lease prevents Landlord from reletting the Premises, or reduces the fair market and/or rental value of the Premises or any portion thereof, Tenant’s indemnity obligations shall include all losses to Landlord directly arising therefrom.

(b)    In the event that Tenant is named in any enforcement action or litigation regarding the Pre-Existing Condition which is brought by a governmental entity with jurisdiction over the remediation of the Pre-Existing Condition (collectively, an “Action”), Tenant will tender the defense of the Action to Landlord (whether or not Landlord is also named in the Action), and Landlord will seek Tenant’s dismissal from the Action at Landlord’s sole cost and expense.

(i)    If the Action also involves alleged Exacerbation of the Pre- Existing Condition by Tenant, or contamination of the Premises by Tenant’s Hazardous Materials or Environmental Activity (collectively, “Claims Against Tenant”), Landlord shall have no responsibility for dismissal of such claims, which Tenant shall defend at its sole cost and expense, and which shall be subject to Tenant’s indemnity set forth in Section 12.5(a).

(ii)    If Landlord is not able to obtain Tenant’s dismissal from the Action, Landlord will control the defense of Tenant in the Action with respect to Tenant’s liability for the Pre-Existing Condition (including without limitation settlement of the Action in Landlord’s sole discretion), but not for any Claims Against Tenant. If the Action includes Claims Against Tenant, Landlord and Tenant will mutually agree upon the process for jointly defending the Action in a manner that will give each party control over that portion of the Action for which it is responsible.

(iii)    Landlord shall be responsible at its sole cost and expense for the costs of defense of Tenant as described in this Section, and shall reimburse Tenant for any documented out-of-pocket costs reasonably incurred by Tenant and arising out of the Action (including any fines, penalties, and remediation costs), except to the extent such costs relate to Claims Against Tenant. Landlord shall have no liability to the extent any costs incurred by Tenant relate to Claims Against Tenant, and the provisions of this Section shall not modify or amend Tenant’s indemnity of Landlord as set forth in Section 12.5(a). Landlord shall have no liability to Tenant for defense costs, legal fees, remediation costs, or any other cost or expense related to the Action if Tenant fails to tender defense of the Action to Landlord.

12.6    No Lien. Tenant shall not suffer any lien to be recorded against the Premises as a consequence of any Tenant’s Hazardous Materials, including any so-called state, federal or local “super fund” lien related to the remediation of any Tenant’s Hazardous Materials in or about the Premises.

12.7    Investigation. In the event Landlord reasonably believes that there has been a release of Tenant’s Hazardous Materials at the Premises, Landlord shall have the right to enter and conduct an inspection of the Premises, including invasive tests, at any reasonable time and upon reasonable advance notice, to determine whether Tenant is complying with the terms of this Lease, including but not limited to the compliance of the Premises and the activities thereon with Environmental Laws with respect to Tenant’s Environmental Activity (the “Environmental Investigation”). Landlord shall have the right, but not the obligation, to retain at its expense an independent professional consultant to enter the Premises to conduct such an inspection, and to review any report prepared by or for Tenant concerning such compliance. In the event the Environmental Investigation identifies any deficiencies in the compliance of the Premises with Environmental Laws due to any Environmental Activity by Tenant or Tenant’s Agents, Tenant shall promptly correct any such deficiencies identified in the Environmental Investigation, and document to Landlord that corrective action has been taken. In such event, Tenant shall also reimburse Landlord for the reasonable cost of the Environmental Investigation. If the Environmental Investigation identifies any such deficiency in compliance of the Premises with Environmental Laws due to any Environmental Activity by Tenant or Tenant’s Agents, then, within nine (9) months of the date of the Environmental Investigation, Landlord may request a detailed review of the status of such violation by a consultant selected by Landlord (the “Supplemental Investigation”). Tenant shall pay for the reasonable cost of any Supplemental Investigation. A copy of the Supplemental Investigation shall be promptly supplied to Landlord and Tenant when it becomes available.

12.8    Right to Remediate. Should Tenant fail to perform or observe any of its obligations or agreements pertaining to Hazardous Materials or Environmental Laws after notice from Landlord and a reasonable time to cure given to Tenant, then Landlord shall have the right, but not the obligation, without limitation of any other rights of Landlord hereunder, to enter the Premises personally or through Landlord’s Agents and perform the same. Tenant agrees to indemnify Landlord for the costs thereof and liabilities therefrom as set forth above in this Article 12.

12.9    Notices. Tenant shall promptly notify Landlord of any inquiry, test, claim, investigation or enforcement proceeding by or against Tenant or the Premises known to Tenant concerning any of Tenant’s Hazardous Materials or Tenant’s Environmental Activity. Landlord shall promptly notify Tenant of any inquiry, test, claim, investigation, or enforcement proceeding by or against Landlord or the Premises known to Landlord concerning the Pre- Existing Condition. Tenant shall promptly notify Landlord of any release or discharge of Hazardous Materials on, in under or about the Premises due to Tenant’s Environmental Activity. Tenant acknowledges that Landlord, as the owner of the Premises, shall have the sole right at its election and at Tenant’s expense, to negotiate, defend, approve and appeal any action taken or order issued by any applicable governmental authority with respect to any remediation of the Premises pursuant to Section 12.4 due to Tenant’s Environmental Activity.

12.10    Surrender. Tenant shall surrender the Premises to Landlord, upon the expiration or earlier termination of the Lease, with Tenant’s Hazardous Materials removed from the Premises in accordance with the provisions of this Article 12.

12.11    Survival; Insurance. The provisions of this Article 12 shall survive the expiration or earlier termination of this Lease. The provisions of Article 13 (Insurance) shall not limit in any way Tenant’s obligations under this Article 12.

13.    INDEMNITY; INSURANCE

13.1    Indemnity. This indemnity shall not apply to Hazardous Materials, which instead, is covered in Section 12.5(a) above. Tenant shall indemnify, protect, defend and save and hold Landlord and Landlord’s Agents harmless from and against any and all losses, costs, liabilities, claims, judgments, liens, damages (including consequential damages) and expenses, including, without limitation, reasonable attorneys’ fees and costs (including Landlord’s in-house counsel), and reasonable investigation costs (collectively, “Losses”), incurred in connection with or arising from: (a) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, or (b) the use or occupancy or manner of use or occupancy of the Premises by Tenant and Tenant’s Agents, (c) the condition of the Premises (other than the Pre- Existing Condition), and any occurrence on the Premises during the term of this Lease (including injury to or death of any person, or damage to property) from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord or any third party not acting by or through Tenant, including but not limited to those third parties referenced in Article 12 above, and (d) any acts or omissions or negligence of Tenant or of Tenant’s Agents, in, on or about the Premises. In case any action or proceeding be brought, made or initiated against Landlord relating to any matter covered by Tenant’s indemnification obligations under this Section or under Section 12.5(a), Tenant, upon notice from Landlord, shall at its sole cost and expense, resist or defend such claim, action or proceeding by counsel approved by Landlord. Notwithstanding the foregoing, Landlord may retain its own counsel to defend or assist in defending any claim, action or proceeding involving potential liability in excess of Five Million Dollars ($5,000,000), and Tenant shall pay the reasonable fees and disbursements of such counsel unless such claim is reasonably within Tenant’s liability policy limits as required under Section 13.2(a). Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

13.2    Insurance. Tenant shall procure at its sole cost and expense and keep in effect during the Term:

(a)    commercial general liability insurance covering Tenant’s operations in the Premises and the use and occupancy of the Premises and any part thereof by Tenant. Such insurance shall include broad form contractual liability insurance coverage insuring Tenant’s obligations under this Lease. Such coverage shall be written on an “occurrence” form and shall have a minimum combined single limit of liability of not less than Five Million Dollars ($5,000,000.00). Tenant’s policy shall be written to apply to all bodily injury, property damage, personal injury and other covered loss (however occasioned) occurring during the policy term, with at least the following endorsements to the extent such endorsements are generally available: (i) deleting any employee exclusion on personal injury coverage, (ii) including employees as additional insureds, (iii) providing broad form property damage coverage and products completed operations coverage (where applicable), and (iv) deleting any liquor liability exclusions. Such insurance shall name Landlord, Landlord’s Agents and any other party designated by Landlord as an additional insured, shall specifically include the liability assumed hereunder by Tenant, shall provide that it is primary insurance, shall provide for severability of interests, shall further provide that an act or omission of one of the named insureds which would void or otherwise reduce coverage shall not reduce or void the coverage as to any insured, shall afford coverage for claims based on acts, omissions, injury or damage which occurred or arose (or the onset of which occurred or arose in whole or in part during the policy period), and shall provide that Landlord will receive thirty (30) days’ written notice from the insurer prior to any cancellation or material change of coverage or ten (10) days written notice for cancellation for failure to pay premiums;

(b)    commercial property insurance, including sprinkler leakages, vandalism and malicious mischief and plate glass damage covering all the items specified as Tenant’s Property and all other property of every description including stock-in-trade, furniture, fittings, installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant in the Premises in an amount of not less than one hundred percent (100%) of the full replacement cost thereof as shall from time to time be determined by Tenant in form reasonably satisfactory to Landlord;

(c)    Worker’s Compensation Insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to Tenant and/or the Premises from time to time, and Employer’s Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) or such higher amounts as may be required by law;

(d)    business income insurance with extra expense insurance in an amount sufficient to insure payment of Rent for a period of not less than twelve (12) months during any interruption of Tenant’s business by reason of the Premises or Tenant’s Property being damaged by casualty; and

(e)    any other form or forms of insurance as Landlord may reasonably require from time to time in amounts and for insurable risks against a prudent tenant would protect itself to the extent landlords of comparable buildings in the vicinity of the Premises require their tenants to carry such other form(s) of insurance.

13.3    Policies. All policies of insurance required of Tenant shall be issued by insurance companies with general policyholders’ rating of not less than A-, as rated in the most current available “Best’s Insurance Reports,” and not prohibited from doing business in the State of California, and shall, with the exception of Workers Compensation Insurance, include as additional insureds Landlord, Landlord’s Agents, and such other persons or entities as Landlord specifies from time to time. Such policies, with the exception of Worker’s Compensation Insurance and property insurance, shall be for the mutual and joint benefit and protection of Landlord, Tenant and others specified by Landlord. Executed copies of Tenant’s policies of insurance or certificates thereof, including additional insureds endorsements, shall be delivered to Landlord within ten (10) days prior to the delivery of possession of the Premises to Tenant. Thereafter, Tenant shall provide evidence of renewal of its insurance prior to the expiration of the term of each policy, and executed copies of Tenant’s renewal policies or certificates thereof within thirty (30) days after the expiration of the term of each such policy. All commercial general liability and property damage policies shall contain a provision that Landlord and any other additional insured, although named as additional insureds, shall nevertheless be entitled to recover under said policies for a covered loss occasioned by it, its servants, agents and employees, by reason of Tenant’s negligence. As often as any policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All such policies of insurance shall provide that the company writing said policy will give to Landlord thirty (30) days notice in writing in advance of any cancellation or lapse or of the effective date of any reduction in the amounts of insurance, or ten (10) days written notice for failure to pay premiums All commercial general liability, property damage and other casualty policies shall be written on an occurrence basis. Landlord’s coverage shall not be contributory. No policy shall have a deductible in excess of $25,000 for any one occurrence.

13.4    Landlord’s Rights. Should Tenant fail to take out and keep in force each insurance policy required under this Article 13, or should such insurance not be approved by Landlord and should the Tenant not rectify the situation within two (2) Business Days after written notice from Landlord to Tenant, Landlord shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Tenant, and all costs incurred by Landlord shall be payable to Landlord by Tenant within twenty (20) days after demand as Additional Rent and without prejudice to any other rights and remedies of Landlord under this Lease.

13.5    Landlord’s Insurance. Landlord will obtain and keep in force during the Term of this Lease a policy of all risk property insurance on the structural components of the Buildings (but not the Tenant Improvement Work, Tenant’s Property or any Alterations). The amount of such insurance shall be Ten Million Dollars ($10,000,000), with a Twenty-Five Thousand Dollar ($25,000) deductible, subject to such modifications as are reasonably required due to insurance industry market conditions. Such policy shall be in the name of Landlord with loss payable to Landlord. Landlord’s policy will insure against all risks of direct physical loss or damage subject to customary exclusions; may be endorsed to cover loss caused by such additional perils against which landlord may elect to insure, including earthquake and/or flood, and may provide coverage for loss of rents for a period of up to twelve (12) months.

13.6    Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, to the extent of insurance proceeds received (or which would have been received had the party carried the insurance required by this Lease) with respect to the loss, Landlord and Tenant each hereby waive any right of recovery against the other party and against any other party maintaining a policy of insurance with respect to the Premises or any portion thereof or the contents of the Premises or the Buildings for any loss or damage sustained by such other party with respect to the Premises or the Buildings, or any portion thereof, or the contents of the same or any operation therein, whether or not such loss is caused by the fault or negligence of such other party. Either party shall notify the other party if the policy of insurance carried by it does not permit the foregoing waiver.

13.7    No Liability. No approval by Landlord of any insurer, or the terms or conditions of any policy, or any coverage or amount of insurance, or any deductible amount shall be construed as a representation by Landlord of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible and Tenant assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

14.    ASSIGNMENT, SUBLETTING AND FINANCING

14.1    No Right to Assign or Sublease. Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to the Premises or its leasehold estate (collectively, “Assignment”), or permit all or any portion of the Premises to be occupied by anyone other than itself or sublet all or any portion of the Premises (collectively, “Sublease”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Article 14 to the contrary, but subject to the provisions of Section 14.7 below, Landlord’s prior written consent shall not be required for any Assignment or Sublease to (a) any entity resulting from a merger or consolidation with Tenant (by asset acquisition or otherwise) or (b) an Affiliate of Tenant (collectively, a “Permitted Transferee”). As used in this Lease, the term “Affiliate” shall mean an individual, partnership, corporation, unincorporated association or other entity controlling, controlled by or under common control with Tenant and for the purposes of the foregoing, “control” shall mean ownership of fifty percent (50%) or more of the legal and beneficial interest in such corporation or other entity coupled with the power to direct the management and affairs thereof.

14.2    Notice. If Tenant desires to enter into a Sublease of all or any portion of the Premises or Assignment of this Lease, it shall give written notice (the “Transfer Notice”) to Landlord of its intention to do so, which notice shall contain (a) the name and address of the proposed assignee, subtenant or occupant (the “Transferee”), (b) the nature of the proposed Transferee’s business to be carried on in the Premises, (c) the terms and provisions of the proposed Assignment or Sublease, and (d) such financial information as Landlord may reasonably request concerning the proposed Transferee.

14.3    Terms of Approval. Landlord shall respond to Tenant’s request for approval within fifteen (15) Business Days after receipt of the Transfer Notice. If Landlord approves the proposed Assignment or Sublease, Tenant may, not later than thirty (30) days thereafter, enter into the Assignment or Sublease with the proposed Transferee upon the terms and conditions set forth in the Transfer Notice and subject to any other conditions imposed by Landlord. Without limiting any other reasonable basis for denial of consent to an Assignment or Sublease, Tenant agrees that it shall be conclusively presumed to be reasonable for Landlord to consider the following requirements in determining whether or not to consent to a proposed Assignment or Sublease: (a) no Event of Default shall have occurred and remain uncured; (b) Tenant shall have complied with all provisions of this Article 14, (c) the use of the Premises by the Transferee shall comply with the provisions of this Lease and shall not materially increase the presence of Hazardous Materials arising from any Environmental Activity to be conducted by the Transferee at the Premises, and (d) the Transferee shall be capable financially of performing Tenant’s obligations under this Lease and all other obligations relating to the Premises.

14.4    Excess Rent. For any Assignment or Sublease (including an Assignment or Sublease to a Permitted Transferee), fifty percent (50%) of the Excess Rent received by Tenant shall be paid to Landlord as and when received by Tenant. “Excess Rent” means the gross revenue received from the Transferee during the Sublease term or with respect to the Assignment, less (a) the gross revenue received by Landlord from Tenant during the period of the Sublease term (prorated based on the Rentable Area of the Sublease premises) or concurrently with or after the Assignment; (b) any reasonably documented tenant improvement allowance or other economic concession (planning allowance, moving expenses, etc.), paid by Tenant to or on behalf of the Transferee; (d) customary and reasonable external brokers’ commissions to the extent paid and documented; (e) reasonable attorneys’ fees; and (f) reasonable costs of advertising the space for Sublease or Assignment (collectively, “Transfer Costs”). Tenant shall not be required to pay to Landlord any Excess Rent until Tenant has recovered its Transfer Costs.

14.5    Right of First Refusal. Except for an Assignment or Sublease to a Permitted Transferee, if Tenant desires to assign Tenant’s interest in the Premises or to sublease the entire Premises for the remainder of the Term (collectively, a “Transfer”), Tenant’s Transfer Notice shall also include a written offer that includes all of the substantial business terms that Tenant has offered to a Transferee and shall offer to Transfer to Landlord, Tenant’s interest in the portion of the Premises offered to the Transferee on such terms and conditions (the “Offer”). Landlord shall have ten (10) days from Landlord’s receipt of the Offer to accept the Offer by written notice to Tenant or to approve or disapprove the Transfer as provided in Section 14.3. If Landlord accepts the Offer, Landlord and Tenant shall consummate the Transfer within fifteen (15) days after Landlord’s written notice of acceptance. The Transfer shall be consummated by Tenant’s delivery to Landlord of a good and sufficient assignment of lease or sublease. If Landlord does not accept the Offer, but approves the Transfer, then in the event the terms of the Transfer are materially changed during subsequent negotiations to be more favorable to the Transferee, Tenant shall again deliver to Landlord an Offer in accordance with this Section, offering the interest to Landlord on such more favorable terms. Landlord shall then have another period of ten (10) days after receipt of such Offer to accept such Offer.

14.6    No Release. No Sublease or Assignment by Tenant nor any consent by Landlord thereto shall relieve Tenant of any obligation to be performed by Tenant under this Lease. Any Sublease or Assignment that is not in compliance with this Article shall be null and void and, at the option of Landlord, shall constitute an Event of Default by Tenant under this Lease, and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or under the laws of the State of California. The acceptance of any Rent or other payments by Landlord from a proposed Transferee shall not constitute consent to such Sublease or Assignment by Landlord or a recognition of any Transferee, or a waiver by Landlord of any failure of Tenant or other Transferor to comply with this Article.

14.7    Assumption of Obligations. Any Transferee shall, from and after the effective date of the Assignment, assume all obligations of Tenant under this Lease with respect to the Transferred Space and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term. No Assignment shall be binding on Landlord unless Tenant delivers to Landlord a counterpart of the Assignment and an instrument that contains a covenant of assumption reasonably satisfactory in substance and form to Landlord, and consistent with the requirements of this Section.

14.8    Financing. Landlord agrees and acknowledges that Tenant is required under the terms of its Advance Technology Vehicle Manufacturing Loan to grant to the United States Department of Energy and the Federal Funding Bank a first priority security interest in Tenant’s leasehold interest in the Premises. In no event shall any interest of Landlord in the Premises, including without limitation, Landlord’s fee interest in the Premises or interest under this Lease, be subject or subordinate to such financing.

15.    DEFAULT

15.1    Event of Default. The occurrence of any of the following shall be an “Event of Default” on the part of Tenant:

(a)    Failure to pay any part of the Base Rent or Additional Rent, or any other sums of money that Tenant is required to pay under this Lease where such failure continues for a period of three (3) days after written notice of default from Landlord to Tenant. Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(b)    Failure to perform any other covenant, condition or requirement of this Lease when such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently and continuously prosecute such cure to completion. Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(c)    The abandonment of the Premises by Tenant.

(d)    Tenant shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, or Tenant shall make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

(e)    A court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Tenant or of the whole or any substantial part of the Premises and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days after the date of entry of such order, judgment, or decree, or a stay thereof shall be thereafter set aside.

(f)    A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Tenant under any bankruptcy, insolvency, reorganization, dissolution or liquidation law or statute of the federal or state government or any subdivision of either now or hereafter in effect, and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days from the date of entry of such order, judgment or decree, or a stay thereof shall be thereafter set aside.

15.2    Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following rights and remedies:

(a)    The right to terminate this Lease upon written notice to Tenant, in which event Tenant shall immediately surrender possession of the Premises in accordance with Article 20.

(b)    The right to bring a summary action for possession of the Premises.

(c)    The rights and remedies described in California Civil Code Section 1951.2, pursuant to which Landlord may recover from Tenant upon a termination of the Lease, (i) the worth at the time of award of the unpaid rent which has been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (i) and (ii) above is computed by allowing interest at the rate of twelve percent (12%) per annum or the highest rate permitted by law, whichever is lower (the “Interest Rate”). The “worth at the time of award” of the amount referred to in (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). The detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom includes, without limitation, (1) the unamortized portion of any brokerage or real estate agent’s commissions paid in connection with the execution of this Lease, (2) any direct costs or expenses incurred by Landlord in recovering possession of the Premises, maintaining or preserving the Premises after such default, (3) preparing the Premises for reletting to a new tenant, (4) any repairs or alterations to the Premises for such reletting, (5) leasing commissions, architect’s fees and any other costs necessary or appropriate either to relet the Premises or, if reasonably necessary in order to relet the Premises, to adapt them to another beneficial use by Landlord and (6) such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law to the extent that such payment would not result in a duplicative recovery.

(d)    The rights and remedies described in California Civil Code Section 1951.4 which allow Landlord to continue this Lease in effect and to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Base Rent, Additional Rent and other charges payable hereunder as they become due. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(e)    The right and power, as attorney-in-fact for Tenant, to sublet the Premises, to collect rents from all subtenants and to provide or arrange for the provision of all services and fulfill all obligations of Tenant under any permitted subleases. Landlord is hereby authorized on behalf of Tenant, but shall have absolutely no obligation, to provide such services and fulfill such obligations and to incur all such expenses and costs as Landlord deems necessary. Landlord is hereby authorized, but not obligated, to relet the Premises or any part thereof on behalf of Tenant, to incur such expenses as may be necessary to effect a relet and make said relet for such term or terms, upon such conditions and at such rental as Landlord in its reasonable discretion may deem proper. Tenant shall be liable immediately to Landlord for all costs and expenses Landlord incurs in reletting the Premises including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and the cost of collecting rents and fulfilling the obligations of Tenant to any subtenant. If Landlord relets the Premises or any portion thereof, such reletting shall not relieve Tenant of any obligation hereunder, except that Landlord shall apply the rent or other proceeds actually collected by it as a result of such reletting against any amounts due from Tenant hereunder to the extent that such rent or other proceeds compensate Landlord for the nonperformance of any obligation of Tenant hereunder. Such payments by Tenant shall be due at such times as are provided elsewhere in this Lease, and Landlord need not wait until the termination of this Lease, by expiration of the Term or otherwise, to recover them by legal action or in any other manner. Landlord may execute any sublease made pursuant to this Section in its own name, and the tenant thereunder shall be under no obligation to see to the application by Landlord of any rent or other proceeds, nor shall Tenant have any right to collect any such rent or other proceeds. Landlord shall not by any reentry or other act be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have otherwise terminated this Lease, or to have relieved Tenant of any obligation hereunder, unless Landlord shall have given Tenant express written notice of Landlord’s election to do so as set forth herein.

(f)    The right to enjoin, and any other remedy or right now or hereafter available to a Landlord against a defaulting tenant under the laws of the State of

California or the equitable powers of its courts, and not otherwise specifically reserved herein.

15.3    Cumulative Remedies. The various rights and remedies reserved to Landlord, including those not specifically described herein, shall, to the extent that the exercise of such right and/or remedy does not result in a duplicative recovery, be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity and the exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Landlord of any or all other rights and remedies.

15.4    Waiver of Redemption by Tenant. Tenant hereby waives any right to relief against forfeiture of this Lease pursuant to California Code of Civil Procedure Section 1179.

15.5    Landlord’s Right to Cure. If Tenant shall fail or neglect to do or perform any covenant or condition required under this Lease and such failure shall not be cured within any applicable grace period, Landlord may, on five (5) days notice to Tenant, but shall not be required to, make any payment payable by Tenant hereunder, discharge any lien, take out, pay for and maintain any insurance required hereunder, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Landlord shall so elect), and Landlord shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Tenant on account thereof. Tenant shall repay to Landlord within twenty (20) days after demand the entire out-of- pocket cost and expense incurred by Landlord in connection with the cure, including, without limitation, compensation to the agents, consultants and contractors of Landlord and reasonable attorneys’ fees and expenses. Landlord may act upon shorter notice or no notice at all if necessary in Landlord’s reasonable judgment to meet an emergency situation or governmental or municipal time limitation or to protect Landlord’s interest in the Premises. Landlord shall not be required to inquire into the correctness of the amount of validity or any tax or lien that may be paid by Landlord and Landlord shall be duly protected in paying the amount of any such tax or lien claimed and in such event Landlord also shall have the full authority, in Landlord’s sole judgment and discretion and without prior notice to or approval by Tenant, to settle or compromise any such lien or tax. Any act or thing done by Landlord pursuant to the provisions of this Section shall not be or be construed as a waiver of any such failure by Tenant, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof.

15.6    Landlord’s Default. Landlord shall be in default under this Lease if Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have heretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant shall be entitled to actual (but not consequential) damages in the event of an uncured default by Landlord, but the provisions of Article 17 shall apply to any Landlord default and Tenant shall not have the right to terminate this Lease as a result of a Landlord default.

16.    LANDLORD’S RESERVED RIGHTS

16.1    Access. Landlord reserves (for itself and its Agents, consultants, contractors and any third parties Landlord deems to reasonably require access) the right to enter the Premises at all reasonable times and, except in cases of emergency, after giving Tenant reasonable notice, to inspect the Premises; to supply any service to be provided by Landlord hereunder; to show the Premises to prospective purchasers or mortgagees; to show the Premises to prospective tenants during the last year of the Term; to post notices’ of nonresponsibility; and to perform it obligations and exercise its rights under the Conservation Easement (as defined in Section 16.3). In addition to the foregoing, Landlord reserves (for itself and its Agents, consultants, contractors and any third parties Landlord deems to reasonably require access) the right to enter the Premises at all reasonable times and, except in cases of emergency, after giving Tenant reasonable notice, to perform any environmental testing, monitoring, cleanup, remediation, containment or restoration work, and may for that purposes erect, use and maintain necessary structures and equipment in the Premises where reasonably required by the character of the work to be performed. Without limiting the foregoing, Tenant agrees and acknowledges that Landlord has entered into that certain Access Agreement with Hewlett-Packard Company dated as of November 15, 2007, a copy of which is attached as Exhibit E (the “H-P Access Agreement”), pursuant to which H-P has the right of access to the Premises as set forth therein. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned thereby, except to the extent caused by the gross negligence or willful misconduct of Landlord in the exercise of its rights and provided that Landlord shall use reasonable efforts not to materially adversely affect Tenant’s use of the Premises. All locks for all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance in writing by Tenant) shall at all times be keyed to a master system and Landlord shall at all times have and retain a key with which to unlock all of said doors. Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open said doors in an emergency in order to obtain entry to any portion of the Premises, and any such entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.

16.2    Easements. Landlord reserves the right to grant or relocate all easements and rights of way which Landlord in its sole discretion may deem necessary or appropriate; provided that Tenant’s rights to use the Premises for the operation of its business is not materially impeded. Without limiting the foregoing, Tenant acknowledges that Landlord is developing and delineating future easements that are identified on Exhibit A-1.

16.3    Conservation Easement. Landlord hereby reserves a conservation easement (“Conservation Easement”) over the Premises, in the area identified on Exhibit A-1 (the “Conservation Easement Area”), for purposes of protecting endangered species and their habitats in and adjacent to Deer Creek. Section 9 of the Federal Endangered Species Act prohibits the “taking” of wildlife species listed as threatened or endangered, which is defined as an act which kills or injures wildlife, including those activities that cause significant habitat or behavioral modification or degradation. Tenant acknowledges that Landlord has applied for a Habitat Conservation Plan (“HCP”) with federal agencies that will, when and if approved, set forth protective measures that will minimize the taking of endangered species on Stanford lands. The Conservation Easement Area is a component of this broader HCP.

(a)    Tenant will provide Landlord, any grantee of the Conservation Easement, and applicable state and federal agencies, unrestricted access to the Conservation Easement Area for purposes of surveying, monitoring, maintaining, restoring and enhancing vegetation and habitat, including the right to install new vegetation or landscape or structures for the purpose of implementing and maintaining the HCP, and the removal of existing structures or vegetation that degrade the habitat.

(b)    Without limiting the foregoing, Landlord will have the right to impose from time to time site specific rules and regulations (“Conservation Rules”) for the Conservation Easement Area that set forth Tenant’s permitted and non-permitted uses of the Conservation Easement Area, so long as such Conservation Rules will not materially increase the costs to Tenant to manage the Premises. The Conservation Rules may restrict Tenant’s access and possibly even intermittently or exclusively prohibit access by Tenant or Tenant’s Agents in the Conservation Easement Area. However, Landlord will use best efforts to preserve for Tenant some access and use of the Conservation Easement Area for passive recreation, if Landlord deems that such use would not lead to an actual or potential taking of an endangered species or jeopardize the goals and objectives of the HCP. Tenant acknowledges that as of the Commencement Date of this Lease, the initial Conservation Rules shall be as set forth in Exhibit F, and that Landlord may modify or change these rules as necessary to comply with its obligations under the HCP. Any such change or modification shall require at least ten (10) Business Days prior notification to Tenant.

(c)    If and when the HCP is approved and an Incidental Take Permit is issued to Landlord, Landlord shall offer Tenant the right to secure a Certificate of Inclusion which shall afford Tenant those protections provided to Landlord by the HCP.

16.4    Use of Additional Areas. Landlord reserves the exclusive right to use any air space above the Premises, and the land beneath the Premises; provided that such use shall not materially impede Tenant’s use of and access to the Premises.

16.5    Subordination. This Lease shall be subject and subordinate at all times to: (a) all reciprocal easement agreements, environmental access agreements (including the H-P Access Agreement), the Conservation Easement and the HCP, and any ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Premises, or any ground leases or underlying leases, or Landlord’s interest or estate in any of said items, is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated to this Lease any of the items referred to in clause (a) or (b) above, subject to compliance with the condition precedent set forth below. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, (i) no person or entity which as a result of the foregoing succeeds to the interest of Landlord under this Lease, (a “Successor”) shall be liable for any default by Landlord or any other matter that occurred prior to the date the Successor succeeded to Landlord’s interest in this Lease, and (ii) Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the Successor and Tenant will not be disturbed in its use of the Premises pursuant to the terms of this Lease. Tenant covenants and agrees, however, to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases, underlying leases, reciprocal easement agreements or similar documents or instruments, or with respect to the lien of any such mortgage or deed of trust and Tenant’s failure to execute and deliver any such document within ten (10) Business Days after such demand by Landlord shall constitute an Event of Default without further notice so long as such subordination is accompanied by a non-disturbance agreement that states that so long as an Event of Default by Tenant is not in existence, neither this Lease nor any of Tenant’s rights hereunder shall be terminated or modified, nor shall Tenant’s possession of the Premises be disturbed or interfered with, by any trustee’s sale or by an action or proceeding to foreclose said mortgage, deed of trust or other encumbrance.

17.    LIMITATION OF LANDLORD’S LIABILITY

17.1     Limitation. Landlord shall not be responsible for or liable to Tenant and Tenant hereby releases Landlord, waives all claims against Landlord and assumes the risk for any injury, loss or damage to any person or property in or about the Premises by or from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct) including, without limitation, (a) acts or omissions of persons occupying adjoining premises, (b) theft or vandalism, (c) burst, stopped or leaking water, gas, sewer or steam pipes, (d) loss of utility service, (e) accident, fire or casualty, or (f) nuisance, and also for work done by Landlord in the Premises other than Landlord’s active negligence. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Premises or to fixtures, appurtenances and equipment in the Premises; provided, however, that in the event Landlord fails to perform its obligations to make repairs, alterations or improvements or performs such obligations in a negligent manner in each case which results in Tenant being unable to operate its business at the

Premises for a period of more than five (5) days, then Tenant shall be entitled to an abatement of Rent commencing on the sixth (6th) business day Tenant is unable to operate and continuing until the Premises are again available for operation of Tenant’s business. Such Rent abatement shall be Tenant’s only remedy in the event of a negligent interference with Tenant’s business and Tenant shall not be entitled to damages or to termination of this Lease arising from Landlord’s repairs, alterations or improvements. No interference with Tenant’s operations in the Premises shall constitute a constructive or other eviction of Tenant. Tenant hereby waives and releases any right it may have to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code, or under any similar law, statute or ordinance now or hereafter in effect.

17.2    Sale of Premises. It is agreed that Landlord may at any time sell; assign or transfer its interest as landlord in and to this Lease, and may at any time sell, assign or transfer its interest in and to the Premises. In the event of any transfer of Landlord’s interest in this Lease or in the Premises, the transferor shall be automatically relieved of any and all of Landlord’s obligations and liabilities accruing from and after the date of such transfer; provided that the transferee assumes all of Landlord’s obligations under this Lease. Tenant hereby agrees to attorn to Landlord’s assignee, transferee, or purchaser from and after the date of notice to Tenant of such assignment, transfer or sale, in the same manner and with the same force and effect as though this Lease were made in the first instance by and between Tenant and the assignee, transferee or purchaser.

17.3    No Personal Liability. In the event of any default by Landlord hereunder, Tenant shall look only to Landlord’s interest in the Premises and rents therefrom and any available insurance proceeds for the satisfaction of Tenant’s remedies, and no other property or assets of Landlord or any trustee, partner, member, officer or director thereof, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

18.    DESTRUCTION

18.1    Landlord’s Repair Obligation. If the Premises or any portion thereof is damaged by fire or other casualty, Landlord shall undertake the repair and restoration of the Premises, subject to the terms and conditions of this Article 18.

18.2    Termination by Landlord. Notwithstanding Section 18.1, in the event (a) the repair and restoration of the Premises will require an out-of-pocket expenditure by Landlord in excess of One Hundred Thousand Dollars ($100,000), or (b) the out-of-pocket cost to Landlord of repair and restoration when added to the out-of-pocket cost of any previous casualty expenditures with respect to the Premises will exceed a cumulative total of One Hundred Thousand Dollars ($100,000), or (c) the repair will take longer than two hundred seventy (270) days after the date of the casualty, then Landlord shall have the option, exercisable within sixty (60) days after the date of such damage, either to: (i) notify Tenant of Landlord’s intention to repair such damage, in which event this Lease shall continue in full force and effect (unless terminated by Tenant pursuant to Section 18.3 below), or (ii) notify Tenant of Landlord’s election to terminate this Lease as of the date of the damage. If such notice to terminate is given by Landlord, this Lease shall terminate as of the date of such damage, unless Tenant elects by written notice to Landlord delivered within ten (10) Business Days after receipt of Landlord’s termination notice to pay for all excess repair costs. In the event Tenant so elects, Tenant shall pay such excess repair costs within ten (10) Business Days after receipt of a reasonably detailed estimate of such costs, and Landlord’s obligation to commence repairs shall be conditioned on receipt of such funds. Excess repair costs shall be deemed to include all soft and hard costs of the repair and restoration, less (A) any insurance proceeds actually received by Landlord, and (B) a contribution to the cost by Landlord not to exceed the lesser of (x) $100,000, and (y) the sum that when added to all other casualty expenditures previously made by Landlord would equal $100,000.

18.3    Termination by Tenant. If Landlord elects to repair the damage and any such repair (a) is not or cannot practicably be substantially completed by Landlord within two hundred seventy (270) days after the occurrence of such damage or destruction (or in the case of damage occurring in the last twelve (12) months of the Term, within sixty (60) days), and (b) such damage has a material adverse impact on Tenant’s business operations at the Premises, then in such event Tenant may, at its option, upon written notice to Landlord to be delivered within fifteen (15) days after receipt of Landlord’s notice, elect to terminate this Lease as of the date of the occurrence of such damage or destruction.

18.4    Rent Adjustment. In case of termination pursuant to Sections 18.2 or 18.3 above, the Rent shall be reduced by a proportionate amount based upon the Rentable Area of the Premises rendered unusable, and Tenant shall pay such reduced Rent up to the date of vacation of the Premises. If Landlord elects to make repairs, and Tenant does not terminate this Lease pursuant to Section 18.3, this Lease shall remain in full force and effect except that Tenant shall be entitled to a proportionate reduction of Rent from the date of such casualty and during the period such repairs are being made by a proportionate amount based upon the Rentable Area of the Premises rendered unusable; provided that any such Rent reduction shall be limited to the amount of insurance proceeds actually received by Landlord pursuant to Section 13.2(d), and Tenant shall remain liable for any excess Rent. The full amount of Rent shall again become payable immediately upon the completion of such work of repair, reconstruction or restoration. The repairs to be made by Landlord under this Article shall not include, and Landlord shall not be required to repair, any casualty damage to the Tenant Improvement Work, Tenant’s Property or any Alterations.

18.5    Tenant Obligations. If Landlord elects to repair, reconstruct or restore the Premises after any damage or destruction, Tenant shall be responsible at its own expense for the repair and replacement of any of the Tenant Improvement Work, Tenant’s Property and any Alterations which Tenant elects to replace.

18.6    No Claim. Tenant shall have no interest in or claim to any portion of the proceeds of any property insurance or self-insurance maintained by Landlord in connection with the damage. If Landlord elects not to rebuild the Premises, Landlord shall relinquish to Tenant such claim as Landlord may have for any part of the proceeds of any insurance maintained by Tenant under Section 13.2 of this Lease.

18.7    No Damages. If Landlord elects to make any repairs, reconstruction or restoration of any damage or destruction to the Premises under any of the provisions of this Article 18, Tenant shall not be entitled to any damages by reason of any inconvenience or loss sustained by Tenant as a result thereof. Except as expressly provided in Section 18.4 there shall be no reduction, change or abatement of any rental or other charge payable by Tenant to Landlord hereunder, or in the method of computing, accounting for or paying the same. Tenant hereby waives the provisions of Section 1932(2) and Section 1933(4) of the California Civil Code, or any other statute or law that may be in effect at the time of a casualty under which a lease is automatically terminated or a tenant is given the right to terminate a lease due to a casualty.

19.    EMINENT DOMAIN

19.1    Taking. If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking or as of the date of final judgment, whichever is earlier, and, in the case of a partial taking, Landlord shall have the right to terminate this Lease as to the balance of the Premises by written notice to Tenant within thirty (30) days after such date.

19.2    Award. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall assign to Landlord any right to compensation or damages for the condemnation of its leasehold interest. Nothing contained herein shall be deemed to prohibit Tenant from making a separate claim against the condemning authority for the value of Tenant’s Property and moving expenses, provided such claim does not delay or diminish Landlord’s claim or award.

19.3    Partial Taking. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Base Rent shall be adjusted as follows:

(a)    In the event of a partial taking, if this Lease is not terminated pursuant to this Article 19, Landlord shall repair, restore or reconstruct the Premises to a useable state; provided that Landlord shall not be required to expend any sums other than those received pursuant to Section 19.2, and in the event Tenant does not elect to reimburse Landlord for such excess costs within thirty (30) days after notice from Landlord as to the amount of such excess cost, Landlord may elect to terminate this Lease;

(b)    During the period between the date of the partial taking and the completion of any necessary repairs, reconstruction or restoration, Tenant shall be entitled to a reduction of Base Rent by a proportionate amount based upon the extent of interference with Tenant’s operations in the Premises; and

(c)    Upon completion of said repairs, reconstruction or restoration, and thereafter throughout the remainder of the Term, the Base Rent shall be recalculated based on the remaining total number of square feet of Rentable Area of the Premises.

19.4    Temporary Taking. Notwithstanding any other provision of this Article, if a taking occurs with respect to all or any portion of the Premises for a period of six (6) months or less, this Lease shall remain unaffected thereby and Tenant shall continue to pay Base Rent and Additional Rent and to perform all of the terms, conditions and covenants of this Lease, provided that Tenant shall have the right to terminate this Lease if the taking continues beyond six (6) months by giving Landlord notice of such termination within twenty (20) days following the expiration of such six (6) month period. If Tenant exercises such termination right, this Lease and the estate hereby granted shall terminate as of the thirtieth (30th) day following the giving of such notice. In the event of any such temporary taking, and if this Lease is not terminated, Tenant shall be entitled to receive that portion of any award which represents compensation for the use or occupancy of the Premises during the Term up to the total Base Rent and Additional Rent owing by Tenant for the period of the taking, and Landlord shall be entitled to receive the balance of any award.

19.5     Sale in Lieu of Condemnation. A voluntary sale by Landlord of all or any part of the Premises to any public or quasi-public body, agency or person, corporate or otherwise, having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking under the power of eminent domain for the purposes of this Article.

19.6     Waiver. Except as provided in this Article, Tenant hereby waives and releases any right it may have under any Applicable Law to terminate this Lease as a result of a taking, including without limitation Sections 1265.120 and 1265.130 of the California Code of Civil Procedure, or any similar law, statute or ordinance now or hereafter in effect.

20.    SURRENDER

20.1     Surrender. On or before the ninetieth (90th) day preceding the Expiration Date, Tenant shall notify Landlord in writing of the precise date (the “Move-Out Date”) upon which Tenant plans to surrender the Premises to Landlord. At least sixty (60) days prior to the Move-Out Date, Landlord and Tenant shall walk through the Premises to identify any repair and removal work to be performed by Tenant pursuant to Sections 9.6 or 9.7, or due to Tenant’s failure to perform any other obligation set forth in this Lease; provided that failure by any party to participate in the walk-through shall not relieve Tenant of any of its obligations hereunder. Prior to the Termination Date, Tenant shall repair at Tenant’s sole cost, all damage to the Premises that causes material damage to the Building Structure or Building Systems, impairs access to the Premises, or poses a threat to worker safety, to the extent such damage was caused by removal of Tenant’s Property, the Tenant Improvement Work and any Alterations as required under this Lease. Upon the Termination Date, Tenant shall surrender the Premises to Landlord in as good order and repair as on the Commencement Date, reasonable wear and tear and damage by casualty excepted, free and clear of all letting and occupancies and with Tenant’s Hazardous Materials removed as required pursuant to Article 12. Subject to Article 9, upon any termination of this Lease all improvements, except for Tenant’s Property, shall automatically and without further act by Landlord or Tenant, become the property of Landlord, free and clear of any claim or interest therein by Tenant, and without payment therefore by Landlord. If the Premises are not surrendered as of the end of the Term in the manner and condition described in this Section 20.1, Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all Losses resulting from or caused by Tenant’s delay or failure in so surrendering the Premises, including, without limitation, any lost rents and any claims made by any succeeding tenant due to such delay or failure and any loss or damage incurred by Landlord as a result of any delay in Landlord’s redevelopment plans for the Premises.

20.2    Holding Over. Any holding over after the expiration of the Term with the consent of Landlord shall be construed to automatically extend the Term on a month-to-month basis at a Base Rent equal to the greater of (a) one and one-half times the then-current Base Rent, and (b) prevailing rate at which Landlord is then offering space in buildings reasonably determined by Landlord to be comparable to the Premises, and shall otherwise be on the terms and conditions of this Lease to the extent applicable. Any holding over without Landlord’s consent shall entitle Landlord to exercise any or all of its remedies provided in Article 15, notwithstanding that Landlord may elect to accept one or more payments of Base Rent and Additional Rent from Tenant.

20.3    Quitclaim. At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord, within ten (10) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the Premises.

21.    FINANCIAL STATEMENTS

Tenant shall tender to Landlord within ten (10) Business Days after receipt of a written request any information reasonably requested by Landlord regarding the financial stability, credit worthiness or ability of Tenant to pay the Rent due under this Lease. Landlord shall be entitled to rely upon the information provided in determining whether or not to enter into this Lease or for the purpose of any financing or other transaction subsequently undertaken by Landlord. Tenant hereby represents and warrants to Landlord the following: (a) that all documents provided by Tenant to Landlord in connection with the negotiation of this Lease are true and correct copies of the originals, (b) Tenant has not withheld any information from Landlord that is material to Tenant’s credit worthiness, financial condition or ability to perform its obligations hereunder, (c) all information supplied by Tenant to Landlord is true, correct and accurate, (d) no part of the information supplied by Tenant to Landlord contains any misleading or fraudulent statements, and (e) Tenant has secured a Series E financing commitment of at least $50,000,000. A default under this Article shall be a non-curable default by Tenant and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or available to

Landlord under the laws of the State of California. Landlord shall be entitled to disclose Tenant’s financial information to (i) its agents, employees and consultants, (ii) potential purchasers of an interest in the Premises, and (iii) lenders contemplating making a loan to the Landlord to be secured by the Premises, provided that such recipients are advised of the confidential nature of such information and agree to maintain such confidentiality.

22.    TENANT CERTIFICATES

Tenant, at any time and from time to time within ten (10) Business Days after receipt of written notice from Landlord, shall execute, acknowledge and deliver to Landlord or to any party designated by Landlord (including prospective lenders, purchasers, ground lessees and others similarly situated), a certificate of Tenant stating, to the best of Tenant’s knowledge: (a) that Tenant has accepted the Premises, (b) the Commencement Date and Expiration Date of this Lease, (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications), (d) whether or not there are then known to exist any defenses against the enforcement of any of the obligations of Tenant under this Lease (and, if so, specifying same), (e) whether or not there are then known to exist any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying same), (f) the dates, if any, to which the Base Rent and Additional Rent have been paid, and (g) any other factual information relating to the rights and obligations under this Lease that may reasonably be required by any of such persons. Failure to deliver such certificate when due shall constitute an Event of Default. At the request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a certificate with similar types of information and in the time period set forth above. Failure by either Landlord or Tenant to execute, acknowledge and deliver such certificate shall be conclusive evidence that this Lease is in full force and effect and has not been modified except as may be represented by the requesting party. If any term in any certificate conflicts with the terms of this Lease, the terms of this Lease shall govern.

23.    RULES AND REGULATIONS; SIGNS

23.1    Rules and Regulations. Tenant shall faithfully observe and comply with all reasonable rules and regulations, and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord (the “Rules and Regulations”). Landlord shall not enforce such Rules and Regulations in an unreasonable or discriminatory manner. In the event of any conflict between the terms of this Lease and the terms, covenants, agreements and conditions of the Rules and Regulations, this Lease shall control.

23.2    Signs. Tenant shall have the right, at Tenant’s sole cost and expense, to install Tenant’s name on one existing road-side monument. Tenant shall also have the right to place signage on the Buildings. All signage to be installed by Tenant pursuant to this Section 23.2 shall comply with Applicable Law, the Stanford Research Park Handbook and shall be subject to the prior written consent of Landlord, not to be unreasonably withheld, and, if required, the approval of the City of Palo Alto.

24.    INABILITY TO PERFORM

If Landlord is unable to fulfill or is delayed in fulfilling any of Landlord’s obligations under this Lease, by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Landlord’s reasonable control, then such inability or delay by Landlord shall excuse the performance of Landlord for a period equal to the duration of such prevention, delay or stoppage, and no such inability or delay by Landlord shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s Agents by reason of inconvenience, annoyance, interruption, injury or loss to or interference with Tenant’s business or use and occupancy or quiet enjoyment of the Premises or any loss or damage occasioned thereby. If Tenant is unable to fulfill or is delayed in fulfilling any of Tenant’s obligations under this Lease (other than the payment of Rent), by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Tenant’s reasonable control, then such inability or delay by Tenant shall excuse the performance of Tenant for a period equal to the duration of such prevention, delay or stoppage. Tenant hereby waives and releases any right to terminate this Lease under Section 1932(1) of the California Civil Code, or any similar law, statute or ordinance now or hereafter in effect.

25.    NOTICES

Notices or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail with a return receipt requested, or delivered in person or by reputable overnight courier (e.g., Federal Express, DHL, etc.): (a) to Tenant (i) at Tenant’s address set forth in Article 1, if sent prior to the Commencement Date, or (ii) at the Premises and at the “copy to” address specified in Article 1 if sent subsequent to the Commencement Date, or (iii) at the place where Tenant designates subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises; or (b) to Landlord at Landlord’s address set forth in Article 1; or (c) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article. Any such notice or other communication shall be deemed to have been rendered or given five (5) days after the date mailed, if sent by certified mail, or upon the date of delivery in person or by courier, or when delivery is attempted but refused.

26.    QUIET ENJOYMENT

Landlord covenants that so long as an Event of Default by Tenant is not in existence, upon paying the Base Rent and Additional Rent and performing all of its obligations under this Lease, Tenant shall peaceably and quietly enjoy the Premises, subject to the terms and provisions of this Lease.

27.    AUTHORITY

27.1     Tenant’s Authority. If Tenant is a corporation, limited liability company or a partnership, Tenant represents and warrants as follows: Tenant is an entity as identified in Article 1, duly formed and validly existing and in good standing under the laws of the state of organization specified in Article 1 and qualified to do business in the State of California. Tenant has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof. The execution and performance of Tenant’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Tenant or any agreement or any order or decree of any court or other governmental authority to which Tenant is a party or to which it is subject. Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Tenant. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

27.2     Landlord’s Authority. Landlord represents and warrants as follows: Landlord has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof. The execution and performance of Landlord’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Landlord or any agreement or any order or decree of any court or other governmental authority to which Landlord is a party or to which it is subject. Landlord has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Landlord.

28.     BROKERS

Tenant and Landlord warrant that they have had dealings with only the real estate brokers or agents listed in Article 1 in connection with the negotiation of this Lease and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay for the brokerage commission earned in connection with this transaction by Tenant’s Broker pursuant to the terms of a separate agreement between Landlord and Tenant’s Broker. Tenant and Landlord shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on Tenant’s or Landlord’s, as applicable, dealings or contacts with brokers or agents other than those listed in Article 1.

29.    MISCELLANEOUS

29.1    Entire Agreement. This Lease, including the exhibits which are incorporated herein and made a part of this Lease and that certain letter agreement dated May 22, 2009 from Annette Walton to Craig Harding regarding environmental reports, contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Tenant hereby acknowledges that neither Landlord nor Landlord’s Agents have made any representations or warranties with respect to the Premises or this Lease except as expressly set forth herein, or therein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein or therein.

29.2    No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any obligation of Tenant or Landlord under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach by Landlord, or payment of Base Rent or Additional Rent by Tenant to Landlord, and no acceptance of the keys to or possession of the Premises prior to the expiration of the Term by any employee or agent of Landlord shall constitute a waiver of any such breach or of such term, covenant or condition or operate as a surrender of this Lease. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. The consent of Landlord or Tenant given in any instance under the terms of this Lease shall not relieve Tenant or Landlord, as applicable, of any obligation to secure the consent of the other in any other or future instance under the terms of this Lease.

29.3    Modification. Neither this Lease nor any term or provisions hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

29.4    Successors and Assigns. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided or limited herein, their respective personal representatives and successors and assigns.

29.5    Validity. If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

29.6    Jurisdiction. This Lease shall be construed and enforced in accordance with the laws of the State of California. Any action that in any way involves the rights, duties and obligations of the parties under this Lease may (and if against Landlord, shall) be brought in the courts of the State of California or the United States District Court for the District of California, and the parties hereto hereby submit to the personal jurisdiction of said courts.

29.7    Attorneys’ Fees. In the event that either Landlord or Tenant fails to perform any of its obligations under this Lease or in the event a dispute arises concerning the meaning or interpretation of any provision of this Lease, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs, costs of arbitration and reasonable attorneys’ fees.

29.8    Waiver of Jury Trial. Landlord and Tenant each hereby voluntarily and knowingly waive and relinquish their right to a trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord with Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

29.9    Intentionally Omitted

29.10    Light and Air. Tenant covenants and agrees that no diminution of light, air or view by any structure that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of the Base Rent or Additional Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

29.11    Lease Memorandum. If required to do so in connection with the funding described in Section 5.4(d), Landlord will execute and acknowledge a memorandum of lease for recordation in the Official Records of Santa Clara County in a form reasonably acceptable to Landlord.

29.12    Confidentiality. The parties agree that neither of them shall make public the terms and conditions of this Lease or the fact that they have entered into this Lease to any person other than a party’s accountants, attorneys, brokers, prospective ground lessees, investors, consultants or financial advisors without first obtaining the written permission from the other party, except to the extent otherwise required by Applicable Law. In addition, Landlord agrees that all financial information provided to Landlord by Tenant pursuant to Section 21 shall be subject to the foregoing confidentiality requirements.

29.13    Terms. The term “Premises” includes the space leased hereby and any improvements now or hereafter installed therein or attached thereto. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. If there is more than one Tenant or Landlord, the obligations under this Lease imposed on Tenant or Landlord shall be joint and several. The captions preceding the articles of this

Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease.

29.14    Review and Approval. The review, approval, inspection or examination by Landlord of any item to be reviewed, approved, inspected or examined by Landlord under the terms of this Lease or the exhibits attached hereto shall not constitute the assumption of any responsibility by Landlord for either the accuracy or sufficiency of any such item or the quality of suitability of such item for its intended use. Any such review, approval, inspection or examination by Landlord is for the sole purpose of protecting Landlord’s interests in the Premises and under this Lease, and no third parties, including, without limitation, Tenant or any person or entity claiming through or under Tenant, or the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person or entity, shall have any rights hereunder with respect to such review, approval, inspection or examination by Landlord.

29.15    No Beneficiaries. This Lease shall not confer or be deemed to confer upon any person or entity other than the parties hereto, any right or interest, including without limitation, any third party status or any right to enforce any provision of this Lease.

29.16    Time of the Essence. Time is of the essence in respect of all provisions of this Lease in which a definite time for performance is specified.

29.17    Modification of Lease. In the event of any ruling or threat by the Internal Revenue Service, or opinion of counsel, that all or part of the Rent paid or to be paid to Landlord under this Lease will be subject to the income tax or unrelated business taxable income, Tenant agrees to modify this Lease to avoid such tax; provided that such modifications will not result in any increase in Rent, or any increased obligations of Tenant under this Lease. Landlord will pay all Tenant’s reasonable costs incurred in reviewing and negotiating any such lease modification, including reasonable attorneys’ and accountants’ fees.

29.18    Construction. This Lease has been negotiated extensively by Landlord and Tenant with and upon the advice of their respective legal counsel, all of whom have participated in the drafting hereof. Consequently, Landlord and Tenant agree that no party shall be deemed to be the drafter of this Lease and in the event this Lease is ever construed by a court of law, such court shall not construe this Lease or any provision of this Lease against any party as the drafter of the Lease.

29.19    Use of Name. Tenant acknowledges and agrees that the names “The Leland Stanford Junior University,” “Stanford” and “Stanford University,” and all variations thereof, are proprietary to Landlord. Tenant shall not use any such name or any variation thereof or identify Landlord in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or use any trademark, service mark, trade name or symbol of Landlord or that is associated with it, without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Tenant may use the term “Stanford Research Park” only to identify the location of the Premises.

29.20    Survival. The obligations of this Lease shall survive the expiration of the Term to the extent necessary to implement any requirement for the performance of obligations or forbearance of an act by either party hereto which has not been completed prior to the termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provisions of this Lease.

29.21    Counterparts. This Lease may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one original of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

LANDLORD:		TENANT:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY		TESLA MOTORS, INC. a Delaware corporation

By:	/s/ Tiffany Griego	By:	/s/ JB Straubel

Its:	Associate Director, Real Estate	Its:	CTO

		By:	/s/ Craig W. Harding

		Its:	General Counsel & Secretary

GLOSSARY

DEFINITIONS

As used in this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural form of the terms defined below:

“ADA” is defined in Section 11.1.

“Additional Rent” is defined in Section 5.2.

“Affiliate” is defined in Section 14.1.

“Alterations” are defined in Section 9.3.

“Applicable Laws” are defined in Section 11.1.

“Approved Plan” is defined in Section 12.3.

“Assignment” is defined in Section 14.1.

“Base Rent” means the amount stated in Article 1, payable in accordance with Article 5.

“Buildings” are defined in Section 2.1.

“Building Structure” is defined in Section 8.2.

“Building Systems” are defined in Section 8.2.

“Business Days” means Monday through Friday, excluding federal and state legal holidays.

“Commencement Date” is defined in Section 4.1.

“Conservation Easement” is defined in Section 16.3.

“Conservation Easement Area” is defined in Section 16.3.

“Conservation Rules” are defined in Section 16.3(b).

“Effective Date” is defined in the introductory paragraph.

“Environmental Activity” is defined in Section 12.1(a).

“Environmental Investigation” is defined in Section 12.7.

“Environmental Laws” are defined in Section 12.1(b).

“Event of Default” is defined in Section 15.1.

“Excess Rent” is defined in Section 14.4.

“Exacerbation” is defined in Section 12.1(c).

“Expiration Date” means the date specified in Article 1.

“First Renewal Option” is defined in Section 4.4.

“First Renewal Term” is defined in Section 4.4.

“Hazardous Material” is defined in Section 12.1(d).

“H-P Access Agreement” is defined in Section 16.1.

“Indoor Air Screening Level” is defined in Section 4.4.

“Initial Space” is defined in Section 4.2.

“Insurance Costs” are defined in Section 7.4.

“Interest Rate” is defined in Section 15.2(c).

“Landlord” is defined in the introductory paragraph to this Lease.

“Landlord’s Agents” are defined in Section 12.5(a).

“Landlord’s Environmental Work” is defined in Section 9.1.

“Landlord’s Work” is defined in Section 9.1.

“L-C Bank” is defined in Section 5.4(c).

“Losses” are defined in Section 13.1.

“Main HVAC System Components” are defined in Section 8.1.

“Move-Out Date” is defined in Section 20.1.

“Offer” is defined in Section 14.5.

“Parking Area” is defined in Section 2.2.

“Permitted Transferee” is defined in Section 14.1.

“Pre-Existing Condition” is defined in Section 12.2(a).

“Premises” is defined in Section 2.1.

“Real Property Taxes” are defined in Section 7.2.

“Remaining Materials” are defined in Section 9.1.

“Renewal Options” is defined in Section 4.4.

“Renewal Terms” are defined in Section 4.4.

“Rent” is defined in Section 5.2.

“Rentable Area” means the enclosed areas of the Premises measured to the outside face of the exterior wall or glass line (whichever is greater) and including all second floor vertical shafts and penetrations, but excluding outside balconies, arcades and covered entrances.

“Rules and Regulations” are defined in Section 23.1.

“RWQCB” is defined in Section 4.4.

“Scheduled Commencement Date” is defined in Article 1.

“Second Renewal Option” is specified in Section 4.4.

“Second Renewal Term” is defined in Section 4.4.

“Security Deposit” is defined in Article 1.

“Service Yard” is defined in Section 2.3.

“Sublease” is defined in Section 14.1.

“Successor” is defined in Section 16.4.

“Supplemental Investigation” is defined in Section 12.7.

“Tenant” is defined in the introductory paragraph to this Lease.

“Tenant Improvement Work” is defined in Section 9.2.

“Tenant Obligations” are defined in Section 8.2.

“Tenant’s Agents” means Tenant’s directors, officers, agents, employees, subtenants, licensees and lenders.

“Tenant’s Hazardous Materials” are defined in Section 12.1(e).

“Tenant’s Property” is defined in Section 9.7.

“Term” is defined in Article 1 and Section 4.1.

“Termination Date” is defined in Section 4.1.

“Transfer” is defined in Section 14.5.

“Transfer Costs” are defined in Section 14.4.

“Transfer Notice” is defined in Section 14.2.

“Transferee” is defined in Section 14.2.

“Transit Fees” are defined in Section 7.7.

“Warranty Period” is defined in Section 8.1.

“Wipe Sample Screening Level” is defined in Section 4.5.

EXHIBIT A-1

DESCRIPTION OF PREMISES ATTACHED

Exhibit A-1

Potential Bus Pullout Locations
DEER CREEK RD
Potential Bike Lane
Stanford University
MENLO PARK
WOODSIDE
PALO ALTO
UNINCORPORATED SAN MATEO COUNTY
UNINCORPORATED SANTA CLARA COUNTY
3500 DEER CREEK RD
PORTOLA VALLEY
LOS ALTOS HILLS
DEER CREEK RD
See Detail
See Exhibit A-2
ARASTRADERO RD
Leasehold Boundary
Conservation Easement
Potential Bike Lane and Bus Pullout Location
1 acre
0
150
300
Feet
3500 Deer Creek Road

EXHIBIT A-2

DESCRIPTION OF SERVICE YARD ATTACHED

Exhibit A-2

SERVICE YARD
EXISTING BUILDING
LEGEND

EXHIBIT B

ACCEPTANCE FORM

AND

NOTICE OF COMMENCEMENT DATE

Tenant hereby certifies to Landlord that Tenant has accepted the Initial Spare in its existing condition, subject to the provisions of the Lease as of August 6, 2009 (the “Date of Acceptance”). Tenant further acknowledges that Landlord has delivered to Tenant the results of indoor air quality sampling pursuant to Section 4.4 of the Leases which did not reveal the presence of volatile organic compounds at concentrations exceeding the Indoor Air Screening Level. Tenant hereby waives any right to terminate the Lease pursuant to Section 4.4. Tenant further acknowledges that Landlord has delivered to Tenant the results of wipe sampling for analysis of selected metals pursuant to Section 4.5, which did not reveal the presence of metals at concentrations exceeding the Wipe Sampling Screening Level. Tenant hereby waives any right to terminate the Lease pursuant to Section 4.5.

Tenant further acknowledges and accepts the following Commencement Date for all purposes under the Lease:

Commencement Date	8/20/2009

Free Rent Period is	8/20/09 – 2/19/11

Initial Rent Period is	2/20/11	- 1/31/13

Second Rent Period	2/1/13 - 1/31/15
Third Rent Period	2/1/15 - 1/31/16

The person executing this Acceptance Form and Notice of Commencement Date on behalf of Tenant represents and warrants to Landlord that such person is duly authorized to execute this form and that this form has been duly authorized, executed and delivered on behalf of Tenant.

TENANT:

TESLA MOTORS, INC.

By:	/s/ JB Straubel
Its:	CTO

By:	/s/ Craig Harding
Its:	General Counsel & Secretary

EXHIBIT C

DESCRIPTION OF LANDLORD’S WORK ATTACHED

Exhibit C

3500 Deer Creek Road Demolition Scope to be Completed by Stanford	May 1, 2009

The following descriptions summarize the scope of the interior demolition which will be completed by Stanford. Due to unknown field conditions related to the necessary demolition, the actual scope of Landlord’s Environmental Work may be modified by Landlord as reasonably necessary to accommodate actual field conditions.

Two general categories for demolition are used to characterize the scope: the Green Cross-Hatched Areas; and the Yellow Shaded (Non-Cross-Hatched) Areas.

Green Cross-Hatched Areas:

[Areas only occur in Building 25 Ground Level; Building 25 Upper Level; Building 26 Ground Level]

•	Electrical distribution: be taken back to the panels/sub-panels. Conduits will be left in place where they are not obstructing removal of hazardous materials.

•	Lighting: To be removed and sealed-off back to electrical sub-panels.

•	Walls and Ceilings: To be removed, with the exception of walls labeled red and blue on the exhibits. (Interstitial and mezzanine structure will be left intact.)

•	Utilities: To be capped above the ceiling as necessary to facilitate wall and ceiling demolition.

•	Process Piping to manufacturing and lab areas (e.g. hydrofluoric, acid neutralization, waste solvent system): To be removed.

•

House and process vacuum lines (primarily located in the interstitial and mezzanine spaces): To be removed. Utilities will be removed and capped off or sated-off as necessary to facilitate the removal of this material.

•

Ductwork and blowers associated with the laboratory/process recirculation system (primarily located in the interstitial and mezzanine spaces): To be removed. Utilities will be removed and capped off or sated-off as necessary to facilitate the removal of this material.

•

Main HVAC systems: Air handlers will be cleaned and remain in place; filters will be replaced. Some or all of the primary ductwork and/or lateral ductwork may need to be removed based on field conditions.

•

Concrete: To be sawcut or jack-hammered as required to remove drains which are part of the hydrofluoric, acid neutralization, or solvent waste system; concrete will be patched back locally at these locations.

3500 Deer Creek Road Demolition Scope to be Completed by Stanford	May 1, 2009

Yellow Shaded (Non-Cross-Hatched) Areas:

[Areas only occur in Building 24 Basemen’: Building 24 Ground Level; Building 26 Basement; Building 26 Upper Level]

•

Sheetrock: Selective sheetrock demolition will be performed to expose and remove acid and solvent waste drains buried in the walls. Approximate quantity of 20+ drain lines need to be removed. No patching will be done where sheetrock removal is required.

•

Ceilings: Selective ceiling demolition will be performed to expose and remove ductwork and blowers associated with the laboratory/process recirculation system and house and process vacuum lines. Ceiling will be left in a safe condition but will not be restored.

•

Cabinetry and hoods: To be cleaned and remain ill place, except where it is necessary to move them to gain access for removal of acid waste solvent waste, process vacuum, or other lines and ducts. Exhaust ducts serving laboratory hoods have been or will be disconnected and P-traps under lab sinks have been removed. Asbestos is reported or suspected in several laboratory hoods and chemical storage cabinets on the Upper Level of Building 26; these hoods and cabinets will be removed.

•	Process piping (which was part of the hydrofluoric, acid neutralization, and/or waste solvent system): To be removed.

•	Utility lines that serviced manufacturing areas and labs: To be capped as required.

•	House and process vacuum lines: To be removed. Utilities will be removed and capped off or sated-off as necessary to facilitate the removal of this material.

•

Ductwork and blowers associated with the laboratory/process recirculation system will be removed. Utilities will be removed and capped off or safed-off as necessary to facilitate the removal of this material.

•

Concrete will be sawcut or jack-hammered as required to remove drains which are part of the hydrofluoric, acid neutralization, or solvent waste system: concrete will he patched back locally at these locations,

•

Main HVAC systems: Air handlers will be cleaned and remain in place; filters will be replaced. Some or all of the primary ductwork and/or lateral ductwork may need to be removed based on field conditions. Air handlers may be removed from Building 24,

•	Walls to remain in place are shown on the exhibit.

•

Flooring will be left as-is. In areas where sections of flooring may need to be removed to access drains (e.g. linoleum, sheet vinyl, ceramic tile, all of which are non-asbestos containing), holes will not be patched.

3500 Deer Creek Road Demolition Scope to be Completed by Stanford	May 1, 2009

•	Some additional mastic will be removed from concrete; concrete will be left as-is alter removal of the mastic.

•	Existing trenches will be backfilled and brought up to level with adjacent floor: floor loading capacity will be at least equivalent to adjacent slab.

YELLOW- Area of Work

NORTH

Building 24
BASEMENT

Appendix G-1
Building 24 Lower
Field Pinpoint Sampling Drawing

YELLOW- Area of Work
NORTH
Building 24
GROUND LEVEL
Appendix G-2

NORTH
CONTROL
Appendix G-3
Building 25 Lower
Field Pinpoint Sampling Drawing

RED- Interior Walls to Remain

BLUE- Perimeter Walls to Remain

GREEN- Area of Demo

25L

Building 25
GROUND LEVEL

Building 25
UPPER LEVEL
RED- Interior Walls to Remain
BLUE- Perimeter Walls to Remain
GREEN- Area of Demo
Appendix G-4
Building 25 Upper
Field Pinpoint Sampling Drawing
NORTH

26L

NORTH

YELLOW- Area of Work

Building 26
BASEMENT LEVEL

Appendix G-5
Building 26 Lower
Field Pinpoint Sampling Drawing

NORTH
Building 26
GROUND LEVEL
RED- Interior Walls to Remain
BLUE- Perimeter Walls to Remain
GREEN- Area of Demo
TEST LAB
OFFICE

NORTH

FREIGHT ELEVATOR
COMPUTER
TO B25L

26U

YELLOW- Area of Work

Building 26 UPPER LEVEL

Appendix G-7
Building 26 Upper
Field Pinpoint Sampling Drawing

EXHIBIT D

HAZARDOUS MATERIALS BUSINESS PLAN ATTACHED

Exhibit D

UNIDOCS
FACILITY INFORMATION
BUSINESS ACTIVITIES PAGE

Page 1 of 21

I. FACILITY IDENTIFICATION

FACILITY ID # (Agency Use Only) 1	EPA ID # (Hazardous Waste Only) 2 TBD
BUSINESS NAME (Same as Facility Name or DBA - Doing Business As) 3 TESLA MOTORS, INC	
BUSINESS SITE ADDRESS 3500 DEER CREEK ROAD 103	
BUSINESS SITE CITY PALO ALTO 104	CA ZIP CODE 94304 105

II. ACTIVITIES DECLARATION

NOTE: If you check YES to any part of this list, please submit the Business Owner/Operator Identification page.

Does your facility…		If Yes, please complete these pages of the UPCF…
A. HAZARDOUS MATERIALS Have on site (for any purpose) at any one time, hazardous materials at or above 55 gallons for liquids, 500 pounds for solids, or 200 cubic feet for compressed gases (include liquids in ASTs and USTs); or the applicable Federal threshold quantity for an extremely hazardous substance specified in 40 CFR Part 355, Appendix A or B; or handle radiological materials in quantities for which an emergency plan is required pursuant to 10 CFR Parts 30, 40 or 70?	☒ YES ☐ NO 4	HAZARDOUS MATERIALS INVENTORY – CHEMICAL DESCRIPTION
B. REGULATED SUBSTANCES Have Regulated Substances stored onsite in quantities greater than the threshold quantities established by the California Accidental Release Prevention Program (CalARP)?	☐ YES ☒ NO 4a	Coordinate with your local agency responsible for CalARP.
C. UNDERGROUND STORAGE TANKS (USTs) Own or operate underground storage tanks?	☐ YES ☒ NO 5	UST OPERATING PERMIT APPLICATION – FACILITY INFORMATION UST OPERATING PERMIT APPLICATION – TANK INFORMATION
D. ABOVE GROUND PETROLEUM STORAGE Own or operate ASTs above these thresholds: Store greater than 1,320 gallons of petroleum products (new or used) in aboveground tanks or containers?	☐ YES ☒ NO 8	No form required to CUPAs
E. HAZARDOUS WASTE Generate hazardous waste?	☒ YES ☐ NO 9	EPA ID NUMBER – provide at top of this page
Recycle more than 100 kg/month of excluded or exempted recyclable materials (per HSC §25143.2)?	☐ YES ☒ NO 10	RECYCLABLE MATERIALS REPORT (one per recycler)
Treat hazardous waste onsite?	☐ YES ☒ NO 11	ONSITE HAZARDOUS WASTE TREATMENT NOTIFICATION – FACILITY PAGE ONSITE HAZARDOUS WASTE TREATMENT NOTIFICATION – UNIT PAGE (one page per unit)
Perform treatment subject to financial assurance requirements (for Permit by Rule and Conditional Authorization)?	☐ YES ☒ NO 12	CERTIFICATION OF FINANCIAL ASSURANCE
Consolidate hazardous waste generated at a remote site?	☐ YES ☒ NO 13	REMOTE WASTE CONSOLIDATION SITE ANNUAL NOTIFICATION
Need to report the closure/removal of a tank that was classified as hazardous waste and cleaned onsite?	☐ YES ☒ NO 14	HAZARDOUS WASTE TANK CLOSURE CERTIFICATION
Generate in any single calendar month 1,000 kilograms (kg) (2,200 pounds) or more of federal RCRA hazardous waste, or generate in any single calendar month, or accumulate at any time, 1 kg (2.2 pounds) of RCRA acute hazardous waste; or generate or accumulate at any time more then 100 kg (220 pounds) of spill cleanup materials contaminated with RCRA acute hazardous waste?	☐ YES ☒ NO 14a	Obtain federal EPA ID Number, file Biennial Report (EPA Form 8700-13A/B), and satisfy requirements for RCRA Large Quantity Generator.
Serve as a Household Hazardous Waste (HHW) Collection site?	☐ YES ☒ NO 14b	See CUPA for required forms.

F. LOCAL REQUIREMENTS (You may also be required to provide additional information by your CUPA or local agency.) 15

UN-020 www.unidocs.org 3/17 - Rev. 08/12/08

UNIDOCS
FACILITY INFORMATION

BUSINESS OWNER/OPERATOR IDENTIFICATION PAGE

Page 2 of 21

I. IDENTIFICATION

FACILITY ID # (Agency Use Only)	BEGINNING DATE: 9/1/2009	ENDING DATE: 9/01/2010
BUSINESS NAME (Same as Facility Name or DBA – Doing Business As): TESLA MOTORS, INC.		BUSINESS PHONE: ( )
BUSINESS SITE ADDRESS: 3500 DEER CREEK ROAD		BUSINESS FAX: ( )
BUSINESS SITE CITY: PALO ALTO, CA	ZIP CODE: 94304	COUNTY: SANTA CLARA
DUN & BRADSTREET: NA	PRIMARY SIC: 3711	PRIMARY NAICS: 336111
BUSINESS MAILING ADDRESS: 1050 BING STREET		
BUSINESS MAILING CITY: SAN CARLOS	STATE: CA	ZIP CODE: 94070
BUSINESS OPERATOR NAME: TESLA MOTORS, INC.		BUSINESS OPERATOR PHONE: (650) 413-4000

II. BUSINESS OWNER

OWNER NAME: TESLA MOTORS, INC.		OWNER PHONE: (650) 413-4000
OWNER MAILING ADDRESS: 1050 BING STREET		
OWNER MAILING CITY: SAN CARLOS	STATE: CA	ZIP CODE: 94070

III. ENVIRONMENTAL CONTACT

CONTACT NAME: Sarah Vitale		CONTACT PHONE: (650) 413-6234
CONTACT MAILING ADDRESS: 1050 Bing Street		CONTACT EMAIL: sarah@teslamotors.com
CONTACT MAILING CITY: San Carlos	STATE: CA	ZIP CODE: 94070

IV. EMERGENCY CONTACTS

-PRIMARY-	-SECONDARY-
NAME: Sarah Vitale	NAME: Alan Cherry
TITLE: Facilities Coordinator	TITLE: Director of Human Resources
BUSINESS PHONE: (650) 686-2022	BUSINESS PHONE: (650) 413-6390
24-HOUR PHONE: (408) 887-0685	24-HOUR PHONE: (650) 868-3503
PAGER #: ( )	PAGER #: ( )

ADDITIONAL LOCALLY COLLECTED INFORMATION:

Billing Address: 1050 Bing Street, San Carlos, CA 94070

Property Owner: Stanford Real Estate Office Phone No.: (650) 926-0221

Annete Walton - Envir. Mgr. - 2755 Sand Hill Road, Ste. 100, Menlo Park, CA 94025

Certification: Based on my inquiry of those individuals responsible for obtaining the information, I certify under penalty of law that I have personally examined and am familiar with the information submitted and believe the information is true, accurate, and complete.

SIGNATURE OF OWNER/OPERATOR OR DESIGNATED REPRESENTATIVE	DATE	NAME OF DOCUMENT PREPARER: W.L. Sanborn/CHASE
NAME OF SIGNER (print): MR. CRAIG HARDING	TITLE OF SIGNER: General Counsel	

UN-020 www.unidocs.org 5/17 - Rev. 08/12/08

Non-Waste Hazardous Materials Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Date: 06/30/2009

Business Name: TESLA MOTORS, INC.

Type of Report on This Page: ☒ Add ☐ Delete ☐ Revise

Page 3 of 21

Chemical Location: Manufacturing - Map 2 / 1st Floor

EPCRA Confidential Location? ☐ Yes ☒ No

Trade Secret Information? ☐ Yes ☒ No

Facility ID #

1. Haz. Class	2. Map and Grid or Location Code	3. Common Name	4. Hazardous Components: Chemical Name	% Wt.	EHS	CAS No.	5. Type and Physical State	6. Max. Daily	Average Daily	Largest Cont.	Days On Site	Storage Container	7. Units	8. Storage Pressure	Storage Temp.	9. Hazard Categories
3.1	MFG; J - O; 3 - 12	ACETONE	ACETONE		☐	67-64-1	pure; liquid	20	10	5	365	F	gallons	ambient	ambient	fire; acute health
3.1	MFG; J - O; 3 - 12	LOCTITE ACTIVATOR 3414	METHYL METHACRYLATE	80	☐	79-41-4	mixture; liquid	5	3	1	365	F	gallons	ambient	ambient	fire; acute health
3.1	MFG; J - O; 3 - 12	LOCTITE ADHESIVE 3414	METHYL METHACRYLATE	60	☐	79-41-4	mixture; liquid	20	10	5	365	F	gallons	ambient	ambient	fire; acute health
			POLYMERS	20	☐	---										
8	MFG; J - O; 3 - 12	3M EPOXY POTTING ADHESIVE DP-270 PART A	4-NONYL PHENOL	50	☐	25154-52-3	mixture; liquid	20	10	5	365	F	gallons	ambient	ambient	acute health
			CYCLIC AMINES	50	☐	---										
9	MFG; J - O; 3 - 12	3M EPOXY ADHESIVE DP-270 PART B			☐	---	mixture; liquid	20	10	5	365	F	gallons	ambient	ambient	
3.2	MFG; J - O; 3 - 12	ISOPROPYL ALCOHOL	ISOPROPYL ALCOHOL		☐	67-63-0	pure; liquid	5	5	5	365	F, N	gallons	ambient	ambient	fire

If EPCRA, sign below:

UN-020 www.unidocs.org 7/17 - Rev. 08/12/08

Date: 06/30/2009

Non-Waste Hazardous Materials Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Business Name: TESLA MOTORS, INC.

Type of Report on This Page: ☒ Add ☐ Delete ☐ Revise

Page 4 of 21

Chemical Location: Manufacturing - Map 2 / 1st Floor

EPCRA Confidential Location? ☐ Yes ☒ No

Trade Secret Information? ☐ Yes ☒ No

Facility ID #

1. Haz. Class	2. Map and Grid or Location Code	3. Common Name	4. Chemical Name	% Wt.	EHS	CAS No.	5. Type and Physical State	6. Max. Daily	Average Daily	Largest Cont.	7. Units	8. Storage Pressure	Storage Temp.
8	MFG. J - O 3 - 12	3M - EPOXY ADHESIVE DP 460NS - PART A	DIAMINE	55	☐	-- -- -	mixture; liquid	20	10	5	gallons	ambient	ambient
			EPOXY RESINS	30	☐	-- -- -			Days On Site: 365	Storage Container: F			
9	MFG. J - O 3 - 12	3M - EPOXY ADHESIVE DP 460NS - PART B	EPOXY RESIN	85	☐	-- -- -	mixture; liquid	20	10	5	gallons	ambient	ambient
			ACRYLIC POLYMER	15	☐	-- -- -			Days On Site: 365	Storage Container: F			
8	MFG. J - O 3 - 12	BONDIT B-45 EPOXY RESIN PART A	AMINE COMPOUNDS	75	☐	-- -- -	mixture; liquid	20	10	5	gallons	ambient	ambient
			EPOXY RESIN	25	☐				Days On Site: 365	Storage Container: F			
9	MFG. J - O 3 - 12	BONDIT B-45 EPOXY RESIN PART B	EPOXY RESIN	90	☐	-- -- -	mixture; liquid	20	10	5	gallons	ambient	ambient
									Days On Site: 365	Storage Container: F			
9	MFG. J - O 3 - 12	PROPYLENE GLYCOL COOLANT	PROPYLENE GLYCOL	50	☐	57-55-6	mixture; liquid	55	35	55	gallons	ambient	ambient
			WATER	50	☐	7732-18-5			Days On Site: 365	Storage Container: D			
NR	Ship / Rec L - Q 15 - 23	LITHIUM ION CELLS			☐		mixture; solid	5000	2500	0.125	pounds	ambient	ambient
									Days On Site: 365	Storage Container: K			

Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type
A	Aboveground Tank	D	Steel Drum	G	Carboy	J	Bag	M	Glass Bottle or Jug	P	Tank Wagon
B	Belowground Tank	E	Plastic/Non-metallic Drum	H	Silo	K	Box	N	Plastic Bottle or Jug	Q	Rail Car
C	Tank Inside Building	F	Can	I	Fiber Drum	L	Cylinder	O	Tote Bin	R	Other

If EPCRA, sign below:

UN-020EA - 1/2 http://www.unidocs.org Rev. 04/24/00

Date: 06/30/2009

Non-Waste Hazardous Materials Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Business Name: TESLA MOTORS, INC. (Same as Facility Name or DBA)

Type of Report on This Page: ☒ Add ☐ Delete ☐ Revise

Page 5 of 21 (One page per building or area)

Chemical Location: MANUFACTURING - Map 2/ 1st Floor (Building/Storage Area)

EPCRA Confidential Location? ☐ Yes ☒ No

Trade Secret Information? ☐ Yes ☒ No

Facility ID # (Agency Use Only)

1. Haz. Class	2. Map and Grid or Location Code	3. Common Name	4. Hazardous Components (For mixtures only): Chemical Name	% Wt.	EHS	CAS No.	5. Type and Physical State	6. Quantities: Max. Daily	Average Daily	Largest Cont.	7. Units	8. Storage Codes: Storage Pressure	Storage Temp.	9. Hazard Categories
8	MFG. J - O 3 - 12	CATALYST 23LV; CAS No: ☐ EHS	POLYCYCLIC & DIAMINES		☐	---	☒ mixture; ☒ liquid	20	10	5; Storage Container: F	☒ gallons	☒ ambient	☒ ambient	☒ acute health; ☒ chronic health
9	MFG. J - O 3 - 12	STYCAST 2850KT - BLUE EPOXY RESIN; CAS No: ☐ EHS	EPOXY RESIN	20	☐	---	☒ mixture; ☒ liquid	50	30	5; Storage Container: E	☒ gallons	☒ ambient	☒ ambient	
			BUTYL GLYCIDAL ETHER		☐	---								
9	MFG. J - O 3 - 12	FCS CONNECTOR LUBRICANT; CAS No: ☐ EHS	PETROLEUM HYDROCARBON		☐	---	☒ mixture; ☒ liquid	20	10	1; Storage Container: F	☒ gallons	☒ ambient	☒ ambient	
			POLYPHENYL ETHER		☐	---								
9	MFG. J - O 3 - 12	P-80 RUBBER LUBRICANT EMULSION; CAS No: ☐ EHS	SYNTHETIC ESTERS	25	☐	---	☒ mixture; ☒ liquid	20	10	1; Storage Container: D	☒ gallons	☒ ambient	☒ ambient	
			WATER	75	☐	732-18-5								
9	MFG. J - O 3 - 12	AOS HEAT SINK COMPOUND; CAS No: ☐ EHS	ZINC OXIDE		☐	1314-13-2	☒ mixture; ☒ solid	20	10	1; Storage Container: F	☒ gallons	☒ ambient	☒ ambient	☒ acute health
			ORGANIC CARBONATES		☐	---								
3	Machine Shop V - W 16 - 20	MISC. FLAMMABLE LIQUIDS, LUBES, PAINTS, ADHESIVES; CAS No: ☐ EHS	Acetone		☐		☒ mixture; ☒ liquid	20	10	1; Storage Container: F, N	☒ gallons	☒ ambient	☒ ambient	☒ fire
			Isopropyl Alcohol		☐									
			Methyl Ethyl Ketone		☐									
			Spray Paints		☐									
			Lubes & Adhesives		☐									

Days On Site: 365

Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type
A	Aboveground Tank	D	Steel Drum	G	Carboy	J	Bag	M	Glass Bottle or Jug	P	Tank Wagon
B	Belowground Tank	E	Plastic/Non-metallic Drum	H	Silo	K	Box	N	Plastic Bottle or Jug	Q	Rail Car
C	Tank Inside Building	F	Can	I	Fiber Drum	L	Cylinder	O	Tote Bin	R	Other

If EPCRA, sign below:

____

UN-020EA - 1/2 http://www.unidocs.org Rev. 04/24/00

Date: 06/30/2009

Non-Waste Hazardous Materials Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Business Name: TESLA MOTORS, INC. (Same as Facility Name or DBA)	Type of Report on This Page: ☒ Add: ☐ Delete: ☐ Revise
Page 6 of 21 (One page per building or area)	
Chemical Location: Manufacturing- Map2/1st Floor- Blank (Building/Storage Area)	EPCRA Confidential Location? ☐ Yes ☒ No; Trade Secret Information? ☐ Yes ☒ No
Facility ID # (Agency Use Only)	- -

1. Haz. Class	2. Map and Grid or Location Code	3. Common Name	4. Hazardous Components (For mixtures only): Chemical Name	% Wt.	EHS	CAS No.	5. Type and Physical State	6. Quantities: Max. Daily	Average Daily	Largest Cont.	7. Units	8. Storage Codes: Storage Pressure	Storage Temp.	9. Hazard Categories
		CAS No: ☐ EHS			☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy (# of containers)	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No: ☐ EHS			☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy (# of containers)	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No: ☐ EHS			☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy (# of containers)	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No: ☐ EHS			☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy (# of containers)	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No: ☐ EHS			☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy (# of containers)	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No: ☐ EHS			☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy (# of containers)	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive

* Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type
A	Aboveground Tank	D	Steel Drum	G	Carboy	J	Bag	M	Glass Bottle or Jug	P	Tank Wagon
B	Belowground Tank	E	Plastic/Nonmetallic Drum	H	Silo	K	Box	N	Plastic Bottle or Jug	Q	Rail Car
C	Tank Inside Building	F	Can	I	Fiber Drum	L	Cylinder	O	Tote Bin	R	Other

If EPCRA, sign below:

UN-020EA - 1/2 http://www.unidocs.org Rev. 04/24/00

Date: 06/30/2009

Non-Waste Hazardous Materials Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Business Name: TESLA MOTORS, INC.

Type of Report on This Page: ☒ Add ☐ Delete ☐ Revise

Page 7 of 21

Chemical Location: SHOPS & LABS - Basement MAP 2

EPCRA Confidential Location? ☐ Yes ☒ No

Trade Secret Information? ☐ Yes ☒ No

Facility ID #

1. Haz. Class	2. Map and Grid or Location Code	3. Common Name	4. Chemical Name	% Wt.	CAS No.	6. Max. Daily	Average Daily	Largest Cont.	Days On Site	Storage Container*
3	Vehicle Eng. G-1 3-10	MISC. FLAMMABLE LIQUIDS, LUBES, PAINTS, ADHESIVES	ACETONE; ISOPROPYL ALCOHOL; Methyl Ethyl Ketone; Spray Paints; Lubes & Adhesives			20	10	1	365	F,N
9	Vehicle Eng. G-1 3-10	PETROLEUM LUBRICANTS	MOTOR OILS; ATF			110	55	55	365	D
9	Vehicle Eng. G-1 3-10	COOLANTS	PROPYLENE GLYCOL; WATER	50; 50	57-55-6; 7732-18-5	110	55	55	365	E
9	Vehicle Eng. G-1 3-10	Q-SOL CLEANING SOLVENT	decamethylcyclopentasiloxane			35	25	35	365	A
3	Motor Lab G-1 3-10	MISC. FLAMMABLE LIQUIDS, LUBES, PAINTS, ADHESIVES	FL CABINET CONTENTS			25	15	1	365	F, N
2.2	EQ. PAD H-18	LIQUID NITROGEN	LIQUID NITROGEN		7727-37-9	10,000	5,000	10,000	365	A

If EPCRA, sign below:

UN-020EA - 1/2 http://www.unidocs.org Rev. 04/24/00

Date: 06/30/2009

Non-Waste Hazardous Materials Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Business Name: TESLA MOTORS, INC.

Type of Report on This Page: Add

Page 8 of 21

Chemical Location: LABS & SHOPS - MAP 2 Basement

EPCRA Confidential Location? No

Trade Secret Information? No

Facility ID #

1. Haz. Class	2. Map and Grid or Location Code	3. Common Name	4. Hazardous Components (For mixtures only): Chemical Name	% Wt.	EHS	CAS No.	5. Type and Physical State	6. Quantities: Max. Daily	Average Daily	Largest Cont.	7. Units	8. Storage Codes	9. Hazard Categories
9	Battery Pack & Cell Test J - O 13 - 15	PROPYLENE GLYCOL COOLANT	PROPYLENE GLYCOL	50		57-55-6		55	55	55			
			WATER	50		7732-18-5			365	D			
3	PEM & EE LABS P - R 3 - 11	MISC. FLAMMABLE LIQUIDS, LUBES, PAINTS, ADHESIVES	ACETONE					20	10	1			
			ISOPROPYL ALCOHOL						365	F, N			
			Methyl Ethyl Ketone										
			Spray Paints										
			Lubes & Adhesives										

If EPCRA, sign below:

UN-020EA - 1/2

http://www.unidocs.org

Rev. 04/24/00

Non-Waste Hazardous Materials Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Date: 06/30/2009

Business Name: TESLA MOTORS, INC. (Same as Facility Name or DBA)	Type of Report on This Page: ☒ Add ☐ Delete ☐ Revise	Page 9 of 21 (One page per building or area)
Chemical Location: Labs & Shops - Map2/Basement Blank (Building/Storage Area)	EPCRA Confidential Location? ☐ Yes ☒ No Trade Secret Information? ☐ Yes ☒ No	Facility ID # (Agency Use Only)

1. Haz. Class	2. Map and Grid or Location Code	3. Common Name	4. Hazardous Components (For mixtures only): Chemical Name	% Wt.	EHS	CAS No.	5. Type and Physical State	6. Quantities: Max. Daily	Average Daily	Largest Cont.	7. Units	8. Storage Codes: Storage Pressure	Storage Temp.	9. Hazard Categories
		CAS No. ☐ EHS			☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Codes	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb. ☐ < amb.	☐ ambient ☐ > amb. ☐ < amb. ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No. ☐ EHS			☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Codes	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb. ☐ < amb.	☐ ambient ☐ > amb. ☐ < amb. ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No. ☐ EHS			☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Codes	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb. ☐ < amb.	☐ ambient ☐ > amb. ☐ < amb. ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No. ☐ EHS			☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Codes	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb. ☐ < amb.	☐ ambient ☐ > amb. ☐ < amb. ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No. ☐ EHS			☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Codes	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb. ☐ < amb.	☐ ambient ☐ > amb. ☐ < amb. ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No. ☐ EHS			☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Codes	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb. ☐ < amb.	☐ ambient ☐ > amb. ☐ < amb. ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive

*

Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type
A	Aboveground Tank	D	Steel Drum	G	Carboy	J	Bag	M	Glass Bottle or Jug	P	Tank Wagon
B	Belowground Tank	E	Plastic/Non-metallic Drum	H	Silo	K	Box	N	Plastic Bottle or Jug	Q	Rail Car
C	Tank Inside Building	F	Can	I	Fiber Drum	L	Cylinder	O	Tote Bin	R	Other

If EPCRA, sign below:

UN-020EA - 1/2 http://www.unidocs.org Rev. 04/24/00

Date: 06/30/2009

Non-Waste Hazardous Materials Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Business Name: TESLA MOTORS, INC. (Same as Facility Name or DBA)

Type of Report on This Page: ☒ Add ☐ Delete ☐ Revise

Page 10 of 21 (One page per building or area)

Chemical Location: STORAGE BUNKER - MAP 3 (Building/Storage Area)

EPCRA Confidential Location? ☐ Yes ☒ No

Trade Secret Information? ☐ Yes ☒ No

Facility ID # (Agency Use Only)

1. Haz. Class	2. Map and Grid or Location Code	3. Common Name	4. Hazardous Components (For mixtures only): Chemical Name	% Wt.	EHS	CAS No.	5. Type and Physical State	6. Quantities: Max. Daily	Average Daily	Largest Cont.	Days On Site	Storage Container*	7. Units	8. Storage Codes: Storage Pressure	Storage Temp.	9. Hazard Categories
3	Storage E-J 15-18	MISC. FLAMMABLE LIQUIDS, LUBES, PAINTS, ADHESIVES	VIRGIN STORES - ACETONE; ISOPROPYL ALCOHOL; MISC. SOLVENTS		☐		mixture; liquid	110	55	55	365	D, F, N	gallons	ambient	ambient	
9	Storage E-J 15-18	PETROLEUM OIL	PETROLEUM OIL		☐	8002-05-9	mixture; liquid	220	110	55	365	D	gallons	ambient	ambient	
9	Storage E-J 15-18	PROPYLENE GLYCOL COOLANT	PROPYLENE GLYCOL; WATER	50; 50	☐	57-55-6; 7732-18-5	mixture; liquid	220	110	55	365	D	gallons	ambient	ambient	
9	Storage E-J 15-18	AUTOMATIC TRANSMISSION FLUID - ATF	ATF		☐		mixture; liquid	220	110	55	365	D	gallons	ambient	ambient	
9	Storage E-J 15-18	Q-SOL CLEANING SOLVENT	decamethylcyclopentasiloxane		☐	---	mixture; liquid	55	35	55	365	D	gallons	ambient	ambient	
NR	Cell Storage R-V 6-17	LITHIUM ION CELLS			☐		mixture; solid	30,000	20,000	0.125	365	K	pounds	ambient	ambient	

Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type
A	Aboveground Tank	D	Steel Drum	G	Carboy	J	Bag	M	Glass Bottle or Jug	P	Tank Wagon
B	Belowground Tank	E	Plastic/Nonmetallic Drum	H	Silo	K	Box	N	Plastic Bottle or Jug	Q	Rail Car
C	Tank Inside Building	F	Can	I	Fiber Drum	L	Cylinder	O	Tote Bin	R	Other

If EPCRA, sign below:

UN-020EA - 1/2 http://www.unidocs.org Rev. 04/24/00

Date: 06/30/2009

Non-Waste Hazardous Materials Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Business Name: TESLA MOTORS, INC. (Same as Facility Name or DBA)	Type of Report on This Page: ☒ Add; ☐ Delete; ☐ Revise	Page 11 of 21 (One page per building or area)
Chemical Location: STORAGE BUNKER - MAP 3- Blank (Building/Storage Area)	EPCRA Confidential Location? ☐ Yes ☒ No; Trade Secret Information? ☐ Yes ☒ No	Facility ID # (Agency Use Only) _ _ - _ _ - _ _

1. Haz. Class	2. Map and Grid or Location Code	3. Common Name	4. Hazardous Components (For mixtures only): Chemical Name	4. % Wt.	4. EHS	4. CAS No.	5. Type and Physical State	6. Quantities: Max. Daily	6. Average Daily	6. Largest Cont.	7. Units	8. Storage Codes: Storage Pressure	8. Storage Temp.	9. Hazard Categories
		CAS No: ☐ EHS			☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No: ☐ EHS			☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No: ☐ EHS			☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No: ☐ EHS			☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No: ☐ EHS			☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		CAS No: ☐ EHS			☐		☐ pure ☐ mixture ☐ solid ☐ liquid ☐ gas	Carboy	Days On Site	Storage Container*	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive

* Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type
A	Aboveground Tank	D	Steel Drum	G	Carboy	J	Bag	M	Glass Bottle or Jug	P	Tank Wagon
B	Belowground Tank	E	Plastic/Non-metallic Drum	H	Silo	K	Box	N	Plastic Bottle or Jug	Q	Rail Car
C	Tank Inside Building	F	Can	I	Fiber Drum	L	Cylinder	O	Tote Bin	R	Other

If EPCRA, sign below:

____

UN-020EA - 1/2 http://www.unidocs.org Rev. 04/24/00

Hazardous Waste Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Date: 06/30/2009

Business Name: TESLA MOTORS, INC.

Type of Report on This Page: ☒ Add; ☐ Delete; ☐ Revise — Page 12 of 21

Chemical Location: WASTE STORAGE Area -Map 3

EPCRA Confidential Location? ☐ Yes ☒ No — Trade Secret Information? ☐ Yes ☒ No — Facility ID #

1. Haz. Class	2. Map and Grid or Location Code	3. Waste Stream Name	4. Hazardous Components: Chemical Name	% Wt.	EHS	CAS No.	5. Type and Physical State	6. Max. Daily	Average Daily	Largest Cont.	7. Annual Waste Amount	8. Units	9. Storage Pressure	Storage Temp.	10. Hazard Categories
3	E - J 16 - 18	WASTE SOLVENTS Management Method: ☒ Shipped Offsite	ACETONE		☐		☒ waste ☒ liquid	55	55 Days On Site: 90	55 Storage Container: D	220 State Waste Code: 214	☒ gallons	☒ ambient	☒ ambient	☒ fire ☒ acute health
8	E - J 16 - 18	SCRAP EPOXY PART A - AMINES Management Method: ☒ Shipped Offsite	DIAMINES CYCLIC AMINES		☐		☒ waste ☒ liquid	55	55 Days On Site: 90	55 Storage Container: D	220 State Waste Code: 281	☒ gallons	☒ ambient	☒ ambient	☒ acute health
8	E - J 16 - 18	SCRAP EPOXY PART B Management Method: ☒ Shipped Offsite			☐		☒ waste ☒ liquid	55	55 Days On Site: 90	55 Storage Container: D	220 State Waste Code: 281	☒ gallons	☒ ambient	☒ ambient	
3	E - J 16 - 18	ORGANIC SPILL DEBRIS Management Method: ☒ Shipped Offsite	DEBRIS/WIPES/Q-TIPS SOLVENTS & LUBES ADHESIVES LUBRICANTS MT CONTAINERS	>90 <5 <5 <5 <5	☐		☒ waste ☒ solid	2000	500 Days On Site: 90	2000 Storage Container: K	8000 State Waste Code: 352	☒ pounds	☒ ambient	☒ ambient	☒ fire ☒ acute health
4.1	E - J 16 - 18	SPENT CARBON FILTERS Management Method: ☒ Shipped Offsite	ACTIVATED CARBON		☐	7440-40-0	☒ waste ☒ solid	200	100 Days On Site: 90	200 Storage Container: F	1000 State Waste Code: 352	☒ pounds	☒ ambient	☒ ambient	☒ fire ☒ acute health
		Management Method: ☐ Shipped Offsite ☐ Recycled On-site ☐ Treated On-site			☐		☒ waste								

If EPCRA, sign below:

UN-020 — www.unidocs.org — 9/17 - Rev. 08/12/08

Date: 06/30/2009

Hazardous Waste Inventory Statement

For use by Unidocs Member Agencies or where approved by your Local Jurisdiction

Business Name: TESLA MOTORS, INC. (Same as Facility Name or DBA)

Type of Report on This Page: ☒ Add ☐ Delete ☐ Revise

Page 13 of 21 (One page per building or area)

Chemical Location: WASTE BUNKER - MAP 3 (Building/Storage Area)

EPCRA Confidential Location? ☐ Yes ☒ No

Trade Secret Information? ☐ Yes ☒ No

Facility ID # (Agency Use Only)

1. Haz. Class	2. Map and Grid or Location Code	3. Waste Stream Name	4. Hazardous Components: Chemical Name	% Wt.	EHS	CAS No.	5. Type and Physical State	6. Max. Daily	Average Daily	Largest Cont.	7. Annual Waste Amount	8. Units	9. Storage Pressure	Storage Temp.	10. Hazard Categories
9	BUNKER D - J 16 - 18	WASTE OIL; Management Method: ☒ Shipped Off-site ☐ Recycled On-site ☐ Treated On-site	PETROLEUM OIL		☐		☒ waste; ☐ solid ☒ liquid ☐ gas	220	110; Days On Site: 90	55; Storage Container: D	880; State Waste Code: 221	☒ gallons ☐ pounds ☐ cu. feet ☐ tons	☒ ambient ☐ > amb ☐ < amb	☒ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
9	BUNKER D - J 16 - 18	AUTOMATIC TRANSMISSION Fluid; Management Method: ☒ Shipped Off-site ☐ Recycled On-site ☐ Treated On-site	ATF		☐		☒ waste; ☐ solid ☒ liquid ☐ gas	220	110; Days On Site: 90	55; Storage Container: D	880; State Waste Code: 221	☒ gallons ☐ pounds ☐ cu. feet ☐ tons	☒ ambient ☐ > amb ☐ < amb	☒ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
9	BUNKER D - J 16 - 18	WASTE COOLANT; Management Method: ☒ Shipped Off-site ☐ Recycled On-site ☐ Treated On-site	PROPYLENE GLYCOL; WATER		☐; ☐	57-55-6; 7732-18-5	☒ waste; ☐ solid ☒ liquid ☐ gas	220	110; Days On Site: 90	55; Storage Container: E	880; State Waste Code: 343	☒ gallons ☐ pounds ☐ cu. feet ☐ tons	☒ ambient ☐ > amb ☐ < amb	☒ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☒ acute health ☐ chronic health ☐ radioactive
9	BUNKER D - J 16 - 18	WASTE Q-SOL; Management Method: ☒ Shipped Off-site ☐ Recycled On-site ☐ Treated On-site	decamethyl-cyclopentasiloxane		☐		☒ waste; ☐ solid ☒ liquid ☐ gas	110	55; Days On Site: 90	55; Storage Container: D	220; State Waste Code: 343	☒ gallons ☐ pounds ☐ cu. feet ☐ tons	☒ ambient ☐ > amb ☐ < amb	☒ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		Management Method: ☐ Shipped Off-site ☐ Recycled On-site ☐ Treated On-site			☐		☒ waste; ☐ solid ☐ liquid ☐ gas		Days On Site:	Storage Container:	State Waste Code:	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive
		Management Method: ☐ Shipped Off-site ☐ Recycled On-site ☐ Treated On-site			☐		☒ waste; ☐ solid ☐ liquid ☐ gas		Days On Site:	Storage Container:	State Waste Code:	☐ gallons ☐ pounds ☐ cu. feet ☐ tons	☐ ambient ☐ > amb ☐ < amb	☐ ambient ☐ > amb ☐ < amb ☐ cryogenic	☐ fire ☐ reactive ☐ pressure release ☐ acute health ☐ chronic health ☐ radioactive

* Storage Type codes:

Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type	Code	Storage Type
A	Aboveground Tank	D	Steel Drum	G	Carboy	J	Bag	M	Glass Bottle or Jug	P	Tank Wagon
B	Belowground Tank	E	Plastic/Nonmetallic Drum	H	Silo	K	Box	N	Plastic Bottle or Jug	Q	Rail Car
C	Tank Inside Building	F	Can	I	Fiber Drum	L	Cylinder	O	Tote Bin	R	Other

If EPCRA, sign below:

UN-020EB - 1/2 http://www.unidocs.org Rev. 04/24/00

Emergency Response/Contingency Plan

(Hazardous Materials Business Plan Module)

Authority Cited: HSC §25504(b); 19 CCR §2731; 22 CCR §66262.34(a)(4)

All facilities that handle hazardous materials in HMBP quantities must have a written emergency response plan. In addition, facilities that generate 1,000 kilograms or more of hazardous waste (or more than 1 kilogram of acutely hazardous waste or 100 kilograms of debris resulting from the spill of an acutely hazardous waste) per month, or accumulate more than 6,000 kilograms of hazardous waste on-site at any one time, must prepare a hazardous waste contingency plan. Because the requirements are similar, they have been combined in a single document, provided below, for your convenience. This plan is a required module of the Hazardous Materials Business Plan (HMBP). If you already have a plan that meets these requirements, you should not complete the blank plan, below, but you must include a copy of your existing plan as part of your HMBP.

This site-specific Emergency Response/Contingency Plan is the facilities plan for dealing with emergencies and shall be implemented immediately whenever there is a fire, explosion, or release of hazardous materials that could threaten human health and/or the environment. At least one copy of the plan shall be maintained at the facility for use in the event of an emergency and for inspection by the local agency. A copy of the plan and any revisions must be provided to any contractor, hospital, or agency with whom special (i.e., contractual) emergency services arrangements have been made (see section 3, below).

1.	Evacuation Plan:

	a.	The following alarm signal(s) will be used to begin evacuation of the facility (check all that apply):

☐ Bells; ☒ Horns/Sirens; ☒ Verbal (i.e., shouting); ☐ Other (specify

	b.	☒ Evacuation map is prominently displayed throughout the facility.

	Note:	A properly completed HMBP Site Plan satisfies contingency plan step requirements. This drawing (or any other drawing that shows primary and alternate evacuation routes, emergency exits and primary and alternate staging areas) must be prominently posted throughout the facility in locations where it will be visible to the employees and visitors.

2.	a.	Emergency Contacts*:

		Fire/Police/Ambulance			Phone No.:	911

		State Office of Emergency Services			Phone No.:	(800) 852-7550

	b.	Post-Incident Contacts*:

		City of Santa China Fire Department (CUPA)			Phone No.:	(408) 651-4900

		Local Hazardous Materials Program			Phone No.:	(408) 651-4900

		California EPA Department of Toxic Substances Control			Phone No.:	(916) 324-1826

		Cal-OSHA Division of Occupational Safety and Health			Phone No.:	(800) 963-9424

		Air Quality Management District			Phone No.:	(415) 771-6000

		Regional Water Quality Control Board			Phone No.:	(510) 622-2300

*Phone numbers for agencies in United Member Agency geographic jurisdictions are available at www.unidocs.org.

	c.	Emergency Resources:

		Poison Control Center*			Phone No.:	(800) 876-4766

		Nearest Hospital:	Name:	STANFORD HOSPITAL	Phone No.:	(877) 717 3733

			Address:	300 PASTEUR DRIVE	City:	STANFORD

3.	Arrangements With Emergency Responders:

If you have made special (i.e., contractual) arrangements with any police department, fire department, hospital, contractor, or State or local emergency response team to coordinate emergency services, describe those arrangements below:

Contracted with Veolia Environmental Services for Emergency Response - Contact Greg Hemsworth - 408-421-1303

4.	Emergency Procedures:

Emergency Coordinator Responsibilities:

a.	Whenever there is an imminent or actual emergency situation such as a explosion, fire, or release, the emergency coordinator (or his/her designee when the emergency coordinator is on call) shall:

i.	Identify the character, exact source, amount, and aerial extent of any released hazardous materials:

ii.	Assess possible hazards to human health or the environment that may result from the explosion, fire, or release. This assessment must consider both direct and indirect effects (e.g., the effects of any toxic, irritating, or asphyxiating gases that are generated, the effects of any hazardous surface water run-off from water or chemical agents used to control fire, etc.).

iii.	Activate internal facility alarms, or communications systems, where applicable, to notify all facility personnel.

iv.	Notify appropriate local authorities (i.e., call 911).

v.	Notify the State Office of Emergency Services at 1-800-852-7550.

vi.	Monitor for leaks, pressure build-up, gas, generation, or ruptures in valves, pipes, or other equipment shut down in response to the incident,

vii.	Take all reasonable measures necessary to ensure that fires, explosions, and releases do not occur, recur, or spread to other hazardous materials at the facility.

b.	Before facility operations are resumed hi areas of the facility affected by the incident, the emergency coordinator shall:

i.	Provide for proper storage and disposal of recovered waste, contaminated soil or surface water, or any other material that results from a explosion, tire, or release at the facility.

ii.	Ensure that no material that is incompatible with the released material is transferred, stored, or disposed of in areas of the facility affected by the incident until cleanup procedures are completed.

iii.	Ensure that all emergency equipment is cleaned, fit for its intended use, and available for use.

iv.	Notify the California Environmental Protection Agency’s Department of Toxic Substances Control, the local CUPA, and the local fire department’s hazardous materials program that the facility is in compliance with requirements b-i and b-ii, above.

Responsibilities of Other Personnel:

On a separate page, list any emergency response functions not covered in “Emergency Coordinator Responsibilities” section, above. Next to each function, list the job title or name of each person responsible for perforating the function. Number the page(s) appropriately.

5.	Post Incident Reporting/Recording:

The time, date, and details of any hazardous materials incident that requires implementation of this plan shall be noted in the facility’s operating record.

Within 15 days of any hazardous materials emergency incident or threatened hazardous materials emergency, incident that triggers implementation of this plan, a written Emergency Incident Report, including, but not limited to a description of the incident and the facilities response to the incident, must be submitted to the California Environmental Protection Agency’s Department of Toxic Substances Control, the local CUPA, and the local fire department’s hazardous materials program. The report shall-include:

a.	Name, address, and telephone number of the facilities owner/operator;

b.	Name, address, and telephone number of the facility;

c.	Date, time and type of incident (e.g., fire, explosion, etc);

d.	Name and quantity of material(s) involved;

e.	The extent of injuries, if any;

f.	An assessment of actual or potential hazards to human health or the environment, where this is applicable;

g.	Estimated quantity and disposition of recovered material that resulted from the incident;

h.	Cause(es) of the incident;

i.	Actions taken In response to the incident:

j.	Administrative or engineering controls designed to prevent such incidents in the future.

6.	Earthquake Vulnerability: [19 CCR §2731(e)]

As an attachment to this plan, you must identify any areas of the facility and mechanical or other systems that require immediate inspection or isolation because of their vulnerability to earthquake-related ground motion.

7.	Hazard Mitigation/Prevention/Abatement [19 CCR §2731(e)]

As an attachment to this plan, you must include procedures that provide for mitigation, prevention, or abatement of hazards to persons, property, or the environment. These procedures must be scaled appropriately for the size and nature oldie business, the nature of the damage potential of the hazardous materials handled, and the proximity of the business to residential areas and other populations.

8.	Emergency Equipment:

22 CCR §66265.52(e) [as referenced by 22 CCR §66262.34(a)(4)] requires that emergency equipment at the facility be listed. Completion or the following Emergency Equipment Inventory Table meets this requirement.

EMERGENCY EQUIPMENT INVENTORY TABLE

1. Equipment Category	2. Equipment Type	3. Locations*	4. Description**
Personal Protective Equipment, Safety Equipment, and First Aid Equipment	☐ Cartridge Respirators
☐ Chemical Monitoring Equipment (describe)
☐ Chemical Protective Aprons/Coats
☐ Chemical Protective Boots
☐ Chemical Protective Glasses
☐ Chemical Protective Suits (describe)
	☒ Face Shields	Stock Cabinet
	☒ First Aid Kits/Stations (describe)		Lobby/Supervisors
	☒ Hard Hats		In “Lift” & Construction Areas
☐ Plumbed Eye Wash Stations
	☒ Portable Eye Wash Kits (i.e., bottle type)		Near FL Safety Cabinet
☐ Respirator Cartridges (describe)
	☒ Safety Glasses/Splash Goggle		Issued to Persons & Visitors
☐ Safety Showers
☐ Self-Contained Breathing Apparatus (SCBA)
	☒ Other (describe)		AED – Defibrillator
Fire Extinguishing Systems	☒ Automatic Fire Sprinkler Systems		Building to Code
☐ Fire Alarm Boxes/Stations
☐ Fire Extinguisher System (describe)
	☒ Fire Extinguisher (describe)		Building to Code + Type D fires
☐ Other (describe)
Spill Control Equipment and Decontamination Equipment	☒ Absorbents (describe)		Kitty Litter/Pigs
☐ Berms/Dikes (describe)
☐ Decontamination Equipment (describe)
☐ Emergency Tanks (describe)
☐ Exhaust Hoods
☐ Gas Cylinder Leak Repair Kits (describe)
☐ Neutralizers (describe)
☐ Overpack Drums
☐ Sumps (describe)
☐ Other (describe)
Communications and Alarms Systems	☐ Chemical Alarms (describe)
	☒ Intercoms/PA Systems		Building PA
☐ Portable Radios
	☒ Telephones		Cell Phone
☐ Tank Leak Detection Systems
☐ Other (describe)
Additional Equipment (Use Additional Pages if Needed)	☐
☐
☐
☐
☐
☐

*	Use the map and grid numbers from the Storage Map prepared earlier for your HMBP.
**	Describe the equipment and its capabilities. If applicable specify any testing/maintenance procedures/intervals. Attach additional pages, numbered appropriately, if needed.

Employee Training Plan

(Hazardous Materials Business Plan Module)

Authority Cited: HSC Section 25504(c); 22 CCR §66262.34(a)(4)

All facilities that handle hazardous materials in HMBP quantities must have a written employee training plan. This plan is a required module of the Hazardous Materials Business Plan (HMBP). A blank plan has been provided below for you to complete and submit if you do not already have such a plan. If you already have a brief written description of you training program that addresses all subjects covered below, you are not required to complete the blank plan, below, but you must include a copy of your existing document as part of your HMBP.

Check all boxes that apply. [Note: Items marked with an asterisk (*) are required.]:

1.	Personnel are trained in the following procedures:

☒	Internal alarm/notification*
☒	Evacuation/re-entry procedures & assembly point locations*
☐	Emergency incident reporting
☐	External emergency response organization notification
☐	Location(s) and contents of Emergency Response/Contingency Plan
☒	Facility Evacuation drills, that are conducted at least (specify) Quarterly	(e.g., “Quarterly,” etc.)

2.	Chemical Handlers are additionally trained in the following:

☒	Safe methods for handling and storage of hazardous materials*
☐	Location(s) and proper use of fire and spill control equipment
☐	Spill procedures/emergency procedures
☒	Proper use of personal protective equipment*
☒	Specific hazard(s) of each chemical to which they may be exposed, including routes of exposure (i.e., inhalation, ingestion, absorption)*
☒

Hazardous Waste Handlers/Managers are trained in all aspects of hazardous waste management specific to their job duties

(e.g., container accumulation time requirements, labeling requirements, storage area requirements, manifesting requirements, etc.)

3.	Emergency Response Team Members are capable of and engaged in the Following:

☐	Personnel rescue procedures
☐	Shutdown of operations
☐	Liaison with responding agencies
☐	Use, maintenance, and replacement of emergency response equipment
☐	Refresher training, which is provided at least annually*
☐	Emergency response drills, which are conducted at least (specify):	(e.g., “Quarterly,” etc.)

Record Keeping

(Hazardous Materials Business Plan Module)

All facilities that handle hazardous materials in HMBP must maintain records associated with their management. A summary of your record keeping procedures is a required module of the Unidocs Hazardous Materials Business Plan (HMBP). A blank summary has been provided below for you to complete and submit if you do not already have such a document. If you already have a brief written description of your hazardous materials record keeping systems that addresses all subjects covered below, you are not required to complete this page, but you must include a copy of your existing document as part of your HMP.

Check all boxes that apply. The following records are maintained at the facility.

[Note: Items marked with an asterisk (*) are required.]:

☒	Current employees’ training records (to be retained until closure of the facility)*

☒	Former employees’ training records (to be retained at least three years after termination of employment)*

☒	Training Program(s) (i.e., written description o introductory and continuing training)*

☒	Current copy of this Emergency Response/Contingency Plan*

☒	Record of recordable/reportable hazardous material/waste releases*

☒	Record of hazardous material/waste storage area inspections*

☐	Record of hazardous waste tank daily inspections*

☐	Description and documentation of facility emergency response drills

Note: The above list of records does not necessarily identify every type of record required to be maintained by the facility.

Note:	The following section applies where local agencies require facility owners/operators to perform and document routine facility self-inspections:

A copy of the Inspection Cheek Sheet(s) or Log(s) used in conjunction with required routine self-inspections of your facility must be submitted with your HMBP. [Exception: Unidocs provides a Hazardous Materials/Waste Storage Area Inspection Form that you may use if you do not already have your own form. If you use the Unidocs form (available at www.unidocs.org) you do not need to attach a copy.]

Check the appropriate box:

☒	We will use the Unidocs “Hazardous Material/Waste Storage Area Inspection Form” to document inspections.

☐	We will use our own documents to record inspections. (A blank copy of each document used must be attached to this HMBP.)

Facility Area Map - 1

(Hazardous Materials Business Plan Module)

Site Address:	TESLA MOTORS, INC. 3500 DEER CREEK ROAD, PALO ALTO

Date Map Drawn:	6/15/2009	Map Scale:	Page of

Facility Site Plan/Storage Map - Map #2

(Hazardous Materials Business Module)

Site Address:	TESLA MOTORS, INC. 3500 DEER CREEK ROAD, PALO ALTO

Date Map Drawn:	6/15/2009	Map Scale:	Page of

Facility Site Plan/Storage Map - Map #3

(Hazardous Materials Business Module)

Site Address:	TESLA MOTORS, INC. 3500 DEER CREEK ROAD, PALO ALTO

Date Map Drawn:	6/15/2009	Map Scale:	Page of

Hazardous Material/Waste Aboveground Storage Area Inspection Form

Area Inspected: ______________________________

Date	Inspector's Initials	Storage area free of spills and leaks	Containers and storage area properly labeled	Containers within secondary containment	Fire extinguishers serviced and tagged	Hazardous waste labels complete and visible	Eye wash, safety showers, ER equipment functional	Containers sealed with tight-fitting lids/bungs	Incompatibles properly separated	Waste not stored over allowable time	Comments

Explain any problems found and corrective actions taken in the "Comments" section.

THIS FORM DOES NOT APPLY TO UNDERGROUND TANKS - Maintain completed form at Safety Station.

EXHIBIT E

H-P ACCESS AGREEMENT ATTACHED

Exhibit E

ACCESS AGREEMENT

THIS AGREEMENT is made as of the 15 of November, 2007 by and between Hewlett-Packard Company (“HP”), a California corporation with its principal offices at 3000 Hanover Street, Palo Alto, California 94304 and the Board of Trustees of Leland Stanford Junior University (“Stanford”), a body having corporate powers under the laws of the State of California and with its principal offices at Stanford University, Stanford, California 94305 (“Agreement”).

RECITALS

A. Stanford owns the real property located at 3500 Deer Creek Road, Palo Alto, California (the “Property”).

B. HP and Stanford are named as dischargers under Site Cleanup Requirements Order No 89-028 issued by the California Regional Water Quality Control Board, San Francisco Bay Region (“RWQCB”) on February 15, 1989, and amended by Order No 95-160 dated July 19, 1995 (the “Order”), establishing requirements to investigate and remediate soil and groundwater contamination at the Property.

C. HP has requested Stanford’s permission to enter the Property to access existing remedial equipment installed by or on behalf of HP and to conduct various activities associated with soil and/or groundwater investigation or remediation as required or requested by the RWQCB or as otherwise determined by HP to be necessary or appropriate.

D. The investigation, monitoring and/or remedial activities conducted or to be conducted by HP on the Property are defied in Section 1(a) below as the “Activities.” Stanford hereby grants HP access to the Property to perform the Activities upon the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual undertakings and covenants of the parties as set forth herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below.

(a) Activities. Shall mean the (i) maintenance, repair, replacement, abandonment and removal of existing groundwater monitoring and extraction wells, treatment systems, and related piping and other systems; (ii) installation and operation of pipelines, groundwater monitoring wells and groundwater extraction wells, and excavation associated therewith; and (iii) other investigatory, monitoring, sampling, and remediation work and related activities that are undertaken by or on behalf of HP at, in, on, or under the. Property, and which are required by or are consistent with the Order (collectively, the “Remedial Work”), and the repair to Property and improvements and removal and closure of wells as specified in Exhibit A of this Agreement Activities include, but are not limited to, an in situ bio-remediation program involving periodic injection of carbon substrate and associated monitoring. Activities may also include additional excavation, pipeline installation, groundwater extraction well and groundwater monitoring well installation and operation, investigatory, monitoring or remediation work or activities undertaken by or on behalf of HP on the Property that may be required by the RWQCB to be implemented at the Property under any amendment or modification of the Order.

(b) Hazardous Substance. Any substance which is designated as a “hazardous substance” under Section 101(14) of CERCLA or Section 25316 or 25317 of the California Health & Safety Code, or is a “hazardous waste” under Section 25117 of the California Health & Safety Code or under Title 22, Division 4.5 of the California Code of Regulations.

(c) Release. With respect to hazardous substance[s] (as defined in paragraph 1(h)), any occurrence defined as a “release” under Section 101(22) of CERCLA.

(d) Hazardous Substance Releases. Any Release (as defined in paragraph 1(c)) of Hazardous Substance (as defined in paragraph 1(b)) as to which investigation or remediation has been, is or will be undertaken pursuant to the Order.

2. Access. As fee owner of the Property, Stanford hereby grants HP, its employees, contractors, subcontractors and agents, access to the Property for the purpose of performing Activities. Such access is granted subject to the further terms set forth in Exhibit A annexed hereto.

If HP so requests, Stanford shall also use its best efforts to assist. HP in obtaining access for HP to the Property on the terms set forth above from any tenant, master tenant, or ground lessee of the Property, or any portion thereof, whose permission may also be required under the terms of any lease, master lease or ground lease entered into by Stanford prior to the date of this Agreement, in order for HP to perform Activities.

With respect to any lease, master lease or ground lease entered into: by Stanford on and after the date of this Agreement with respect to the Property, or any, portion thereof, Stanford agrees that it shall require such lessee, master lessee or ground lessee to grant access to HP in accordance with the terms of this Agreement

3. No Admissions. This Agreement shall not constitute, and no action taken pursuant to this Agreement shall constitute, any admission of fact, liability, causation, responsibility or fault, or proportionate share thereof, by either party with respect to any matter referred to herein. This Agreement shall not be used by either party in any administrative or judicial action or proceeding or in any arbitration or alternative dispute resolution proceeding for any purpose; provided, however, that either party may introduce this Agreement to establish the terms hereof in any dispute under this Agreement

4. No Waiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be deemed a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party granting the waiver.

5. Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to be given when served personally or on the third day after mailing if mailed by United States mail, postage prepaid, addressed to the address for each party set forth below:

If to HP:

Hewlett-Packard Company
1501 Page Mill Road
Palo Alto, CA 94304

Attention: Mr. Jonathan Bauer

With a copy to:

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304

Attention: Environmental Attorney

If to Stanford:

Stanford University Real Estate Office
2755 Sand Hill Road, Suite 100
Menlo Park, California 94025

Attention: Environmental Manager

With a copy to:

Stanford University Real Estate Office
2755 Sand Hill Road, Suite 100
Menlo Park, California 94025

Attention: Stanford Research Park Director.

6. Effective Date. The effective date of this Agreement shall November 15, 2007.

7. Term. This Agreement shall extend until receipt of final RWQCB approvals of completion of all remedial action for the Property under the Order, Paragraphs 3 and 4 and 9 shall survive expiration of this Agreement.

8. Successors and Assigns. The Agreement shall be binding on, and inure to the benefit of, the successors of each party hereto. Neither party may assign its rights or obligations under this Agreement to any other party without the prior written consent of the other party, which consent may be withheld for any reason. Any attempted or purported assignment without such prior written consent shall be null, void and of no force or effect.

9. No Third Party Benefit. This Agreement shall inure only to the benefit of each party hereto and their respective successors and assigns. No right of action shall accrue, by reason of this Agreement, to or for the benefit of anyone, including any governmental entity, other than the parties hereto.

10. Modification. Each party warrants and agrees that this Agreement may not be altered, amended, modified or otherwise changed except by a writing which expressly states that it is a modification of this Agreement and which is duly executed by an authorized representative of each party.

11. Severability and Savings Provision. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

12. Headings. The headings in this Agreement are for convenience only and shall be given no effect in the construction or interpretation of this Agreement.

13. Governing Law. The validity, interpretation and performance of this Agreement shall be, governed by and construed in accordance with the laws of the State of California applicable to agreements made to be performed in California

14. Recordation of Memorandum. This Agreement shall not be recorded, however, a short form of this Agreement in the form attached hereto as Exhibit B shall be recorded by HP. Upon termination of this Agreement, HP shall execute and record a termination notice in the form attached hereto as Exhibit C, canceling and removing the effect of said short form and this Agreement.

IN WITNESS HEREOF, each of the parties hereto has executed this Agreement as of November 11, 2007.

By:	HEWLETT-PACKARD COMPANY

Name:	/s/ Jonathan Bauer

Title:	Manager, Environmental Affairs

Date:	11/7/07

By:	THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Name:	/s/ Jean Snider

Title:	Managing Director, RE

Date:	11/13/07

EXHIBIT A

1. At its sole expense, HP shall repair any damage to the real Property or improvements thereon to the extent that such damage is caused by the activities of HP herein permitted.

2. HP shall provide Stanford with the results of any tests HP conducts on the Property.

3. HP shall take all reasonable and necessary safety and security precautions in connection with its activities hereunder.

4. HP shall allow a Stanford archeologist (or suitable representative) to inspect any excavation for the presence of significant archeological artifacts. The Property is not an archaeologically sensitive Property; therefore, Stanford agrees that in no case shall such inspection take the form of job stoppage unless required by law.

5. Where excavation is necessary and the possibility exists of encountering existing underground utility lines, HP shall call the Underground Service Alert organization (800-642-2444) two working days prior to commencing excavation.

6. HP shall indemnify, defend, save and hold harmless Stanford from and against (and hereby waives any and all claims against Stanford for) any and all claims, suits and demands of liability, loss or damage on account of any loss, injury, death or damage to the extent such loss, injury, death or damage is caused by the activities of HP herein permitted. Such loss, injury, death or damage shall include, but not be, limited to, reasonable attorneys’ fees.

7. HP shall take all reasonable precautions to safeguard existing trees during any construction or other Activities. HP is required to receive written approval from Stanford prior to any removal or pruning of trees on the Property.

8. Upon completion of any groundwater well installed by HP on the Property, HP, at its sole expense, promptly shall secure such well in an appropriate manner consistent with applicable environmental laws and regulations. Each such well shall be removed or closed in accordance with applicable government regulations upon receipt of approval for closure of such well from the RWQCB.

9. Stanford reserves the right to require HP, at HP’s sole expense, to move and, relocate to another location on the Property any conveyance pipeline installed on the Property by HP at any time upon 90 days’ prior written notice to HP, if the location of such pipeline is interfering with the use or development of the Property; provided, however, that any such relocation shall be required only upon obtaining prior approval of the RWQCB of an alternate location on the Property.

10. HP shall provide double containment and a leak monitoring plan for conveyance pipelines between any extraction wells and groundwater treatment facilities and shall comply with any and all applicable standards to prevent leakage or release of Hazardous Substances from the pipeline on, in, under or about the Property.

12. HP shall obtain separate written architectural approval from Stanford prior to installing any above-ground remediation equipment or systems on the Property.

EXHIBIT A

RECORDING REQUESTED BY:

The Board of Trustees of

Leland Stanford Junior University

WHEN RECORDED RETURN TO:

The Board of Trustees of the

Leland Stanford Junior University

c/o Stanford University Real Estate Office

2755 Sand Hill Road

Menlo Park, CA 94025

Attention: Environmental Manager

SHORT FORM OF ACCESS AGREEMENT

(    )

3500 Deer Creek Road, Palo Alto, CA

By this Short Form of Access Agreement effective as of                     , the undersigned party designated as “Stanford” on the signature block of this Short Form of Access Agreement (“Stanford”) hereby grants to Hewlett-Packard Company (“HP”) the right to perform investigatory, design, construction, monitoring, testing, operating, repairing, removal, or remediation work or action on that certain Property located at 3500 Deer Creek Road, Palo Alto, California, as further described on Exhibit A attached hereto and incorporated herein by reference, and on the terms and conditions of that certain Agreement between Stanford and HP dated

IN WITNESS WHEREOF, the parties hereto have executed this Short Form of Access Agreement on the day and year first above written.

STANFORD:		HP:
The Board of Trustees of the		Hewlett-Packard Company
Leland Stanford Junior University
By:	Stanford Management Company
By		By:
Its:	Managing Director,	Its:
Real Estate

EXHIBIT B

Exhibit “B”

Legal Description

Real property In the City of Palo Alto, County of Santa Clara, State of California, described as follows:

PARCEL ONE:

ALL THAT CERTAIN REAL PROPERTY SITUATE IN THE CITY OF PALO ALTO, COUNTY OF SANTA CLARA, BEING A PORTION OF PARCEL A AS SAID PARCEL IS SHOWN ON THAT CERTAIN PARCEL MAP RECORDED MAY 22, 1969, IN BOOK 254 OF PARCEL MAPS AT PAGE 1, OFFICIAL RECORDS OF SANTA CLARA COUNTY, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHWESTERLY LINE OF ROAD “B” (70 FEET IN WIDTH) AS SAID ROAD IS SHOWN ON THE AFOREMENTIONED PARCEL MAP, SAID POINT OF BEGINNING BEARING SOUTH 65 DEG. 06’ 26” EAST 347.24 FEET FROM THE WESTERLY TERMINUS OF THE COURSE NORTH 65 DEG. 06’ 26” WEST 659.31 FEET AS SAID COURSE IS SHOWN ON THE AFOREMENTIONED PARCEL MAP; THENCE FROM SAID POINT OF BEGINNING ALONG THE SOUTHWESTERLY LINE OF THE AFOREMENTIONED ROAD “B” SOUTH 65 DEG. 06’ 26” EAST 312.07 FEET; THENCE ALONG THE ARC OF A CURVE TO THE RIGHT, HAVING A RADIUS OF 965 FEET, THROUGH A CENTRAL ANGLE OF 41 DEG. 46’ 06”, A DISTANCE OF 703.48 FEET; THENCE SOUTH 23 DEG. 20’ 20” EAST 148.15 FEET; THENCE LEAVING THE SOUTHWESTERLY LINE OF THE AFOREMENTIONED ROAD “B” SOUTH 66 DEG. 39’ 40” WEST 581.37 FEET; THENCE NORTH 23 DEG. 20’ 20” WEST 648.61 FEET; THENCE NORM 65 DEG. 06’ 26” WEST 236.00 FEET; THENCE NORTH 24 DEG. 53’ 34” EAST 14.76 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE LEFT, HAVING A RADIUS OF 20 FEET, THROUGH A CENTRAL ANGLE OF 21 DEG. 40’ 04”, A DISTANCE OF 7.56 FEET; THENCE ALONG THE ARC OF A REVERSE CURVE TO THE RIGHT, HAVING A RADIUS OF 110 FEET, THROUGH A CENTRAL ANGLE OF 22 DEG. 50’ 07” A DISTANCE OF 43.84 FEET; THENCE ALONG THE ARC OF A COMPOUND CURVE TO THE RIGHT, HAVING A RADIUS OF 305 FEET, THROUGH A CENTRAL ANGLE OF 31 DEG. 51’ 09”, A DISTANCE OF 169.56 FEET; THENCE ALONG THE ARC OF A REVERSE CURVE TO THE LEFT, HAVING A RADIUS OF 10 FEET, THROUGH A CENTRAL ANGLE OF 31 DEG. 01’ 12”, A DISTANCE OF 5.41 FEET; THENCE NORTH 24 DEG. 53’ 34” EAST 115.06 FEET TO THE POINT OF BEGINNING.

PARCEL TWO:

ALL THAT CERTAIN REAL PROPERTY SITUATE IN THE CITY OP PALO ALTO, COUNTY OF SANTA CLARA, BEING A PORTION OF PARCEL A AS SAID PARCEL IS SHOWN ON THAT CERTAIN PARCEL MAP RECORDED MAY 22, 1969, IN BOOK 254 OF PARCEL MAPS AT PAGE 1, OFFICIAL RECORDS OF SANTA CLARA COUNTY, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHWESTERLY LINE OF ROAD “B” (70 FEET IN WIDTH) AS SAID ROAD “B” IS SHOWN ON THE AFORESAID PARCEL MAP, SAID POINT BEARING SOUTH 23 DEG. 20’ 20” EAST 148.15 FEET FROM THE NORTHERLY TERMINUS OF THE COURSE NORTH 23 DEG. 20’ 20” WEST 440.00 FEET AS SAID COURSE IS SHOWN ON THE AFOREMENTIONED PARCEL MAP; THENCE FROM SAID POINT OF BEGINNING ALONG THE SOUTHWESTERLY LINE OF ROAD “B” SOUTH 23 DEG. 20’ 20” EAST 291.85 FEET; THENCE SOUTH 14 DEG. 36’ 34” EAST 79.07 FEET; THENCE SOUTH 23 DEG. 20’ 20” EAST 85.00 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE RIGHT, HAVING A RADIUS OF 20 FEET, THROUGH A CENTRAL ANGLE OF 90 DEG. 00, A DISTANCE OF 31.42 FEET TO A POINT ON ‘THE NORTHERLY LINE OF ARASTRADERO ROAD AS SAID ARASTRADERO ROAD IS SHOWN ON THE AFOREMENTIONED PARCEL MAP; THENCE SOUTH 66 DEG. 39’ 40” WEST 488.00 FEET; THENCE NORTH 23 DEG. 20’ 20” WEST 475.00 FEET; THENCE NORTH 66 DEG. 39’ 40” EAST 520.00 FEET TO THE POINT OF BEGINNING.

PARCEL THREE:

ALL THAT CERTAIN REAL PROPERTY SITUATE IN THE CITY OF PALO ALTO, COUNTY OF SANTA CLARA, BEING A PORTION OF PARCEL A AS SAID PARCEL IS SHOWN ON THAT CERTAIN PARCEL MAP RECORDED MAY 22, 1969, IN BOOK 254 OF PARCEL MAPS AT PAGE 1, OFFICIAL RECORDS OF SANTA CLARA COUNTY, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST NORTHERLY CORNER OF THE AFOREMENTIONED PARCEL A, SAID POINT OF BEGINNING ALSO LYING ON THE SOUTHWESTERLY LINE OF ROAD “B” (70 FEET IN WIDTH) AS SAID ROAD “B” IS SHOWN ON THE AFOREMENTIONED PARCEL MAP; THENCE FROM SAID POINT OF BEGINNING SOUTH 12 DEG. 46’ 51” EAST 522.61 FEET; THENCE SOUTH 30 DEG. 41’ 41’ EAST 1330.33 FEET; THENCE NORTH 66 DEG. 39’ 40” EAST 167.44 FEET; THENCE NORTH 23 DEG. 20’ 20” WEST 475.00 FEET; THENCE SOUTH 66 DEG. 39’ 40” 61.37 FEET; THENCE NORTH 23 DEG. 20’ 20” WEST 648.61 FEET; THENCE NORTH 65 DEG. 06’ 26” WEST 236.00 FEET; THENCE NORTH 24 DEG. 53’ 34” EAST 14.76 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE LEFT, HAVING A RADIUS OF 20 FEET, THROUGH A CENTRAL ANGLE OF 21 DEG. 40’ 04”, A DISTANCE OF 7.56 FEET; THENCE ALONG THE ARC OF A REVERSE CURVE TO THE RIGHT, HAVING A RADIUS OF 110 FEET, THROUGH A CENTRAL ANGLE OF 22 DEG. 50’ 07”, A DISTANCE OF 43.84, FEET; THENCE ALONG THE ARC OF A COMPOUND CURVE TO THE RIGHT, HAVING A RADIUS OF 305 FEET, TROUGH A CENTRAL ANGLE OF 31 DEG 51’ 09”, A DISTANCE OF 169.56 FEET; THENCE ALONG THE ARC OF A REVERE CURVE TO THE LEFT, HAVING A RADIUS OF 10 FEET, THROUGH A CENTRAL ANGLE OF 31 DEG. 01’ 12”, A DISTANCE OF 5.41 FEET; THENCE NORTH 24 DEG. 53’ 34” EAST 115.06 FEET TO A POINT ON THE SOUTHWESTERLY LINE OF THE AFOREMENTIONED ROAD “B”; THENCE ALONG THE SOUTHWESTERLY LINE OF THE AFOREMENTIONED ROAD “B” NORTH 65 DEG. 06’ 26” WEST 347.24 FEET, THENCE ALONG THE ARC OF A TANGENT CURVE TO THE LEFT, HAVING A RADIUS OF 765 FEET, THROUGH A CENTRAL ANGLE OF 8 DEG. 06’ 51”, A DISTANCE OF 108.34 FEET TO THE POINT OF BEGINNING.

PARCEL FOUR:

AN EASEMENT FOR COMMUNICATIONS FACILITIES AS CONVEYED IN THAT CERTAIN INSTRUMENT EXECUTED BY THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, IN FAVOR OF HEWLETT-PACKARD COMPANY, A CALIFORNIA CORPORATION, AND RECORDED NOVEMBER 8, 1985 IN BOOK J515, PAGE 273, OFFICIAL RECORDS OF SANTA CLARA COUNTY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A STRIP OF LAND EIGHTEEN INCHES WIDE LYING NINE INCHES ON EACH SIDE OF THE FOLLOWING DESCRIBED CENTERLINE:

BEGINNING AT A POINT ON THE WESTERLY LINE OF LOT 9 AS SAID LOT AND LINE ARE SHOWN ON “TRACT NO 4781, STANFORD INDUSTRIAL PARK” FILED IN BOOK 261 OF MAPS, AT PAGE 41, RECORDS OF SANTA CLARA COUNTY, CALIFORNIA DISTANT THEREON SOUTH 23 DEG. 20’ 20” EAST 4.69 FEET FROM THE SOUTHERLY END OF A CURVE HAVING A RADIUS OF 1035.00 FEET; RUNNING THENCE NORTH 71 DEG. 14’ 05” EAST 87.63 FEET; THENCE SOUTH 84 DEG. 59’ 46” EAST 19.99 FEET; THENCE SOUTH 89 DEG. 29’ 28” EAST 26.44 FEET.

PARCEL FIVE:

AN EASEMENT FOR COMMUNICATIONS FACILITIES AS CONVEYED IN THAT CERTAIN INSTRUMENT EXECUTED BY THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, IN FAVOR OF HEWLETT-PACKARD COMPANY, A CALIFORNIA CORPORATION, AND RECORDED NOVEMBER 8, 1985 IN BOOK J515, PAGE 291, OFFICIAL RECORDS OF SANTA CLARA COUNTY, BEING, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A STRIP OF LAND 2.00 FEET WIDE LYING SOUTHEASTERLY OF, ADJACENT TO AND CONTIGUOUS WITH THE FOLLOWING DESCRIBED LINE:

BEGINNING AT THE MOST WESTERLY CORNER OF ASSESSOR’S PARCEL 142-18-9 BEING THAT CERTAIN PARCEL DESCRIBED IN LEASE FROM LELAND STANFORD JUNIOR UNIVERSITY TO DOW JONES AND COMPANY, INC., AND RUNNING THENCE ALONG THE NORTHWESTERLY LINE OF SAID PARCEL NORTH 33 DEG. 05’ 37” EAST, 76.35 FEET; THENCE NORTH 33 DEG. 18’ 37” EAST, 481.26 FEET; THENCE 31.42 FEET ALONG THE ARC OF A TANGENT CURVE TO THE RIGHT HAVING A RADIUS OF 20.00 FEET THROUGH A CENTRAL ANGLE OF 90 DEG. 00’ 00”.

PARCEL SIX:

AN EASEMENT FOR COMMUNICATIONS FACILITIES AS CONVEYED IN THAT CERTAIN INSTRUMENT EXECUTED BY THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, IN FAVOR OF HEWLETT-PACKARD COMPANY, A CALIFORNIA CORPORATION, AND RECORDED NOVEMBER 14, 1905 IN BOOK J519, PAGE 1392, OFFICIAL RECORDS OF SANTA CLARA COUNTY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A STRIP OF LAND 2.00 FEET WIDE LYING WESTERLY OF, ADJACENT TO AND CONTIGUOUS WITH THE FOLLOWING DESCRIBED LINE:

BEGINNING AT THE INTERSECTION OF THE NORTHERLY LINE OF COYOTE HILL TRAIL, 70.00 FEET WIDE, WITH THE WESTERLY LINE OF 10 FOOT SANITARY EASEMENT, RECORDED IN VOLUME 8529, OFFICIAL RECORDS OF SANTA CLARA COUNTY AT PAGE 213; AND RUNNING THENCE ALONG THE SAID WESTERLY LINE OF SAID EASEMENT NORTH 14 DEG. 57’ 41” EAST, 423.68 FEET; THENCE NORTH 55 DEG. 02’ 13” WEST, 162.54 FEET; THENCE NORTH 33 DEG. 01’ 54” EAST, 311.96 FEET; THENCE NORTH 33 DEG. 30’ 00” WEST, 210.60 FEET TO THE NORTHERLY LINE OF A 20 FOOT SANITARY SEWER EASEMENT DESCRIBED IN DEED RECORDED IN BOOK 5324, OFFICIAL RECORDS OF SANTA CLARA COUNTY AT PAGE 246; THENCE ALONG SAID LINE NORTH 72 DEG. 44’07” EAST, 76.20 FEET; THENCE NORTH 55 DEG. 44’ 07” EAST, 188.09 FEET TO THE EASTERLY BOUNDARY OF ASSESSORS PARCEL 148-16-72; THENCE ALONG SAID LINE NORTH 5 DEG. 27’ 07’ EAST, 12.69 FEET TO THE SOUTHERLY LINE OF FOOTHILL BOULEVARD.

PARCEL SEVEN:

AN EASEMENT FOR COMMUNICATIONS FACILITIES AS CONVEYED IN THAT CERTAIN INSTRUMENT EXECUTED BY THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, IN FAVOR OF HEWLETT-PACKARD COMPANY, A CALIFORNIA CORPORATION, AND RECORDED NOVEMBER 14, 1985 IN BOOK J519, PAGE 1409, OFFICIAL RECORDS OF SANTA CLARA COUNTY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A STRIP OF LAND 2.00 FEET WIDE LYING SOUTHEASTERLY OF, ADJACENT TO AND CONTIGUOUS WITH THE FOLLOWING DESCRIBED LINE:

BEGINNING AT THE MOST NORTHERLY CORNER OF ASSESSOR’S PARCEL 142-18-30 BEING THAT CERTAIN PARCEL DESCRIBED IN LEASE FROM LELAND STANFORD JUNIOR UNIVERSITY TO KAISER AEROSPACE AND ELECTRONICS CORPORATION, AND RUNNING THENCE ALONG THE NORTHWESTERLY LINE OF SAID PARCEL SOUTH 33 DEG. 18’ 37” WEST, 400.86 FEET TO THE MOST WESTERLY CORNER OF SAID PARCEL.

PARCEL EIGHT:

AN EASEMENT FOR COMMUNICATIONS FACILITIES AS CONVEYED IN THAT CERTAIN INSTRUMENT EXECUTED BY THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, IN FAVOR OF HEWLETT-PACKARD COMPANY, A CALIFORNIA CORPORATION, AND RECORDED NOVEMBER 26, 1985 IN BOOK J531, PAGE 1708, OFFICIAL RECORDS OF SANTA CLARA COUNTY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A STRIP OF LAND 2.00 FEET WIDE LYING EASTERLY OF, ADJACENT TO AND CONTIGUOUS WITH THE FOLLOWING DESCRIBED LINE:

BEGINNING AT THE MOST NORTHERLY CORNER OF ASSESSOR’S PARCEL 142-18-22 BEING THAT CERTAIN PARCEL DESCRIBED IN THE LEASE FROM LELAND STANFORD JUNIOR UNIVERSITY TO W.S.J. PROPERTIES; AND RUNNING THENCE ALONG THE NORTHEASTERLY LINE OF SAID PARCEL SOUTH 33 DEG. 03’ 37” WEST, 596.45 FEET; THENCE 58.81 FEET ALONG THE ARC OF A TANGENT CURVE TO THE LEFT HAVING A RADIUS OF 607.07 FEET THROUGH A CENTRAL ANGLE OF 5 DEG. 33’ 03” TO THE MOST WESTERLY CORNER OF SAID PARCEL, BEING A POINT ON THE NORTHERLY LINE OF THE HETCH HETCHY RIGHT-OF-WAY OF THE CITY AND COUNTY OF SAN FRANCISCO, THENCE ALONG SAID LINE SOUTH 47 DEG. 20’ 23” EAST, 31.20 FEET; THENCE 652.32 FEET ALONG THE ARC OF A TANGENT CURVE TO THE LEFT, HAVING A RADIUS OF 1075.00 FEET THROUGH A CENTRAL ANGLE OF 34 DEG. 46’ 03” TO THE MOST SOUTHERLY CORNER OF SAID PARCEL.

PARCEL NINE:

AN EASEMENT FOR COMMUNICATIONS FACILITIES AS CONVEYED IN THAT CERTAIN INSTRUMENT EXECUTED BY THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, IN FAVOR OF HEWLETT-PACKARD COMPANY, A CALIFORNIA CORPORATION, AND RECORDED NOVEMBER 26, 1985 IN BOOK J531, PAGE 1725, OFFICIAL RECORDS OF SANTA CLARA COUNTY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A STRIP OF LAND 2.00 FEET WIDE LYING SOUTHEASTERLY OF, ADJACENT TO AND CONTIGUOUS WITH THE FOLLOWING DESCRIBED LINE:

BEGINNING AT THE MOST NORTHERLY CORNER OF ASSESSOR’S PARCEL 142-18-29 BEING THAT CERTAIN PARCEL DESCRIBED IN LEASE FROM LELAND STANFORD JUNIOR UNIVERSITY TO KAISER AEROSPACE AND ELECTRONICS, AND RUNNING THENCE ALONG THE NORTHWESTERLY LINE OF SAID PARCEL SOUTH 33 DEG. 18’ 37” WEST, 380.00 FEET; THENCE 31.42 FEET ALONG THE ARC OF A TANGENT CURVE TO THE LEFT HAVING A RADIUS OF 20.00 FEET THROUGH A CENTRAL ANGLE OF 90 DEG. 00’ 00”.

PARCEL TEN:

AN EASEMENT FOR COMMUNICATIONS FACILITIES AS CONVEYED IN THAT CERTAIN INSTRUMENT EXECUTED BY THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, IN FAVOR OF HEWLETT-PACKARD COMPANY, A CALIFORNIA CORPORATION, AND RECORDED NOVEMBER 26, 1985 IN BOOK J531, PAGE 1742, OFFICIAL RECORDS OF SANTA CLARA COUNTY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A STRIP OF LAND 2.00 FEET WIDE LYING WESTERLY OF ADJACENT TO AND CONTIGUOUS WITH THE FOLLOWING DESCRIBED LINE:

BEGINNING AT THE INTERSECTION OF THE NORTHERLY LINE OF LOT 2 WITH THE WESTERLY LINE OF 10 FOOT SANITARY EASEMENT RECORDED IN VOLUME 8529, OFFICIAL RECORDS OF SANTA CLARA COUNTY AT PAGE 213 AS SAID LINES, LOT AND EASEMENT ARE SHOWN ON “TRACT NO. 4781, STANFORD INDUSTRIAL PARK” FILED NOVEMBER 13, 1969 IN BOOK 261 OF MAPS AT PAGES 40 AND 41; AND RUNNING THENCE ALONG THE WESTERLY LINE OF SAID EASEMENT NORTH 00 DEG. 12’ 58” EAST 468.11 FEET; THENCE NORTH 19 DEG. 36’ 51” EAST, 289.36 FEET; THENCE NORTH 49 DEG. 18’ 16” WEST, 262.06 FEET; THENCE NORTH 11 DEG. 45’ 29” WEST, 228.33 FEET; THENCE NORTH 8 DEG 22’ 12” EAST, 252.23 FEET TO THE SOUTHERLY LINE OF COYOTE HILL TRAIL, 70.00 FEET WIDE.

PARCEL ELEVEN:

AN EASEMENT FOR COMMUNICATIONS FACILITIES AS CONVEYED IN THAT CERTAIN INSTRUMENT EXECUTED BY THE BOARD OP TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, IN FAVOR OF HEWLETT-PACKARD COMPANY, A CALIFORNIA. CORPORATION, AND RECORDED AUGUST 21, 1986 IN BOOK J815, PAGE 705, OFFICIAL RECORDS OF SANTA CLARA COUNTY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A STRIP OF LAND 2.00 FEET WIDE LYING NORTHWESTERLY OF, ADJACENT TO AND CONTIGUOUS WITH THE FOLLOWING DESCRIBED LINE:

BEGINNING AT THE SOUTHEAST CORNER OF ASSESSOR’S PARCEL 142-18-33 BEING THAT CERTAIN PARCEL DESCRIBED IN LEASE FROM LELAND STANFORD JUNIOR UNIVERSITY TO LOCKHEED MISSILES AND SPACE COMPANY, INC., AND RUNNING THENCE ALONG THE SOUTHEASTERLY LINE OF SAID PARCEL NORTH 33 DEG. 05’ 37” EAST, 68.53 FEET TO THE INTERSECTION THEREOF WITH THE SOUTHERLY LINE OF HETCH HETCHY RIGHT-OF-WAY OF THE CITY AND COUNTY OF SAN FRANCISCO.

APN: 142-16-066

RECORDING REQUESTED BY:

The Board of Trustees of

Leland Stanford Junior University

WHEN RECORDED RETURN TO:

The Board of Trustees of the

Leland Stanford Junior University

c/o Stanford University Real Estate Office

2755 Sand Hill Road

Menlo Park, CA 94025

Attention: Environmental Manager

TERMINATION OF ACCESS AGREEMENT

(    )

3500 Deer Creek Road, Palo Alto, CA

By this Termination of Access Agreement effective as of                     , the undersigned hereby acknowledges the termination of all rights of access to the Property described on Exhibit A attached hereto and incorporated herein by reference, that were granted to HP pursuant to that certain Access Agreement dated                     , a short form of which was recorded on                      at Book No            , Page              of the records of Santa Clara County.

IN WITNESS WHEREOF, the parties hereto have executed this Termination off Access Agreement on the day and year first above written.

HP:
Hewlett-Packard Company
By
Its:

EXHIBIT C

EXHIBIT F

CONSERVATION RULES

The following uses and actions will be prohibited in the Conservation Easement Area:

1.	Erecting new structures of any kind, including but not limited to light fixtures, poles, recreational equipment, landscape planters, fences, and buildings or sheds, whether permanent or temporary;

2.	Removing any debris or vegetation existing upon the Commencement Date of this Lease;

3.	Installing any new landscaping, plants, irrigation systems, trees, vegetation;

4.	Vehicular use of any kind (other than access to monitoring wells by Hewlett-Packard Company pursuant to the H-P Access Agreement);

5.	Use of bicycles, skateboards, rollerblades or any other such recreational equipment;

6.	Installing or storing any materials of any kind, including but not limited to chemicals, dirt, gravel, wood chippings, debris, garbage, landscape compost, etc.;

7.	Establishing-any feral cat or other animal (domestic or feral such as rabbits, dogs) feeding stations;

8.	Pedestrian use of any paths or trails; and

9.	Use of the volleyball or basketball court.

SCHEDULE 9.1

REMAINING MATERIALS

1.	Building components that would be considered Universal Waste if disposed of or recycled: e.g. fluorescent light tubes, light ballast; mercury vapor bulbs, hydraulic fluids associated with elevators and loading docks, etc.

2.	Trace amount of asbestos in remaining sheetrock, joint tape and mud in Building 25.

3.	Possibility of piping remnants of former acid neutralization and industrial waste lines beneath the slab.

SCHEDULE 12.2(a)

PRE-EXISTING CONDITION

Order: Regional Water Quality Control Board, #89-028 F dated 2/15/89, and amended Order #95-160 dated 7/19/95.

Reports regarding facility closure

1.	“Building Decommissioning Survey and Investigation”, Geomatrix Consultants, Inc., June 2007,

2.	“Final Closure Report”, ERM, July 30, 2007.

3.	“Phase I Process. Equipment Decommissioning Report,” Decon, November 16, 2006.

4.	“Hazardous Materials Facility Closure Plan”, Decon, March 8, 2006.

5.	“Hazardous Material Facility and Tiered Permit-By-Rule Final Closure”, Decon, March 7, 2007.

6.	“Lead Survey and Evaluation”, Protech Consulting, May 7, 2007.

7.	City of Palo Alto Facility Closure Letter, 3500 Deer Creek, dated 8/1/07.

8.	Santa Clara County Department of Environmental Health Permit-by-Rule closure letter for 3500 Deer Creek, dated 8/23/07.

Reports regarding the site’s environmental investigation

9.	Recommendation for Source Area Soil Cleanup, McLaren Hart, dated May 1987.

10.	Evaluation of Final Cleanup Alternatives, McLaren Hart, April 1988.

11.	Hazard Index Evaluation Report, McLaren Hart, dated November 1, 1988.

12.	Source Area Excavation Report, McLaren Hart, dated March 20, 1989.

13.	Ten Year Status Report and Effectiveness Evaluation, Secor International, dated July 8, 2000.

14.	Enhanced In-situ Bioremediation Pilot Study Work Plan, Secor international, dated January 10, 2003.

15.	“Phase 1 Environmental Site Assessment”, ERM, July 2006.

16.	Phase I Environmental Site Assessment by Geomatrix, dated July 2007.

17.	Phase II Subsurface Investigation Report by Geomatrix, dated July 2007.

18.	3500 Deer Creek Semi-Annual Groundwater Report for the 3rd and 4th Quarter 2008 by Stantec Environmental, dated 2/13/2009.

Environmental Access Agreement

Between the Board of Trustees of the Leland Stanford Junior University and Hewlett Packard, dated November 15, 2007.